Exhibit 10.2

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION HOLDCO CREDIT AGREEMENT

Dated as of May 28, 2026

among

TRINSEO PLC,

as Parent and as Debtor and Debtor-in-Possession,

Trinseo NA Finance LLC,
as Holdings and as Debtor and Debtor-in-Possession,

TRINSEO LUXCO FINANCE SPV S.À R.L.,
as the Lead Borrower and as Debtor and Debtor-in-Possession,

Trinseo NA Finance SPV LLC,
as the Co-Borrower and as Debtor and Debtor-in-Possession,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME

if a Debtor, as Debtor and Debtor-in-Possession,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

ALTER DOMUS (US) LLC,
as Administrative Agent and Collateral Agent

Table of Contents

 (i)

 (ii)

 (iii)

 (iv)

 (v)

SCHEDULES

Schedule 1.01A	--	New Money Commitments
Schedule 1.01B	--	Milestones
Schedule 1.01C	--	[Reserved]
Schedule 1.01D	--	Loan Parties
Schedule 1.01E	--	Investments
Schedule 5.08(a)	--	Environmental Matters
Schedule 5.15	--	[Reserved]
Schedule 6.18	--	Post-Closing Actions
Schedule 7.01(k)	--	Liens
Schedule 7.03(j)	--	Indebtedness
Schedule 7.07(o)	--	Independent Managers
Schedule 7.08	--	Affiliate Transactions
Schedule 10.02	--	Notices and Other Communications

EXHIBITS

Form of

Exhibit A	--	Committed Loan Notice
Exhibit B	--	Term Note
Exhibit C	--	Assignment and Assumption
Exhibit D	--	Pledge and Security Agreement
Exhibit E	--	Guarantor Joinder

Annex I		Initial Budget

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION HOLDCO CREDIT AGREEMENT

This SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION HOLDCO CREDIT AGREEMENT is entered into as of May 28, 2026 (as may be amended, supplemented and/or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), among TRINSEO PLC, an Irish a public limited company (“Parent”) as a debtor and debtor-in-possession in the Chapter 11 Cases, Trinseo NA Finance LLC, a Texas limited liability company (“Holdings”) as a debtor and debtor-in possession in the Chapter 11 Cases , TRINSEO LUXCO FINANCE SPV S.À R.L., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 130, boulevard de la Pétrusse, L-2330 Luxembourg, registered with the R.C.S. Luxembourg under number B279526 (the “Lead Borrower”), as a debtor and debtor-in possession in the Chapter 11 Cases, Trinseo NA Finance SPV LLC, a Delaware limited liability company (the “Co-Borrower”, together with the Lead Borrower, the “Borrowers” and each, a “Borrower”) as a debtor and debtor-in possession in the Chapter 11 Cases, the Guarantors party hereto from time to time, if an SHC Debtor, as a debtor and debtor-in possession in the Chapter 11 Cases, the Lenders party hereto from time to time (collectively, the “Lenders” and individually, a “Lender”) and ALTER DOMUS (US) LLC, as Administrative Agent and Collateral Agent.

PRELIMINARY STATEMENTS

On May 26, 2026 (the “Petition Date”), Holdings and certain of its Affiliates, in their capacities as debtors and debtors in possession (Holdings and such Affiliates, each as set forth under the heading “SHC Debtors” on Schedule 1.01D, collectively, the “SHC Debtors”, and, each, an “SHC Debtor”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) initiating their respective jointly administered cases under Chapter 11 of the Bankruptcy Code (Case No. 26-90545) (collectively, the “Chapter 11 Cases”), and each SHC Debtor has continued and is continuing in the possession of its assets and management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

The Borrowers have requested that the Lenders provide the Borrowers with a senior secured super-priority priming term loan debtor-in-possession credit facility (the “DIP Facility”), consisting of (a) (i) New Money Commitments funded by the Lenders on the Closing Date and (ii) the New Money Commitments funded by the Lenders after the Closing Date in accordance with the terms and conditions of this Agreement and the DIP Orders, and (b) Prepetition Super HoldCo Secured Obligations that will be deemed “rolled up” as term loans hereunder on a dollar-for-dollar basis, in each case, pursuant to the terms, and subject to the conditions set forth, in this Agreement and the DIP Orders;

The Lenders are willing to make term loans to the Borrowers, subject to the terms and conditions set forth in this Agreement and the DIP Orders; and

The Obligations of the Borrowers are guaranteed by the Guarantors and, secured by Liens on the Collateral, in each case, as set forth in, and subject to, the Loan Documents and the DIP Orders.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

Definitions and Accounting Terms

Section 1.01        Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Ad Hoc Group” means that certain ad hoc group of Prepetition Super HoldCo Lenders represented by Paul Hastings LLP and PJT Partners LP.

“Ad Hoc Group’s Advisors” means, collectively, (i) Paul Hastings, LLP, as counsel to the Ad Hoc Group, (ii) PJT Partners LP, as financial advisor to the Ad Hoc Group, in accordance with the terms of that certain fee letter effective as of April 20, 2026, and (iii) subject to prior written consent of the Lead Borrower (such consent not to be unreasonably withheld, conditioned or delayed), such other attorneys, financial advisors or professionals retained by or on behalf of the Ad Hoc Group (including the retention of any such professionals made by Paul Hastings).

“Adequate Protection Provisions” means the provisions in the Interim DIP Order or, once entered, in the Final DIP Order, granting adequate protection to the Prepetition SHC Secured Parties.

“Administrative Agent” means Alter Domus (US) LLC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agent Fee Letter” means that certain fee letter, dated as of May 28, 2026, by and between the Borrowers and the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).

“Aggregate Commitments” means the New Money Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Altuglas” means Altuglas LLC, a Delaware limited liability company.

“Altuglas IP License Agreement” has the meaning set forth in the definition of Specified IP License agreements.

“Amended and Restated Specified IP License Agreements” means, collectively, (i) the Amended and Restated Technology License Agreement dated January 17, 2025 entered into between Trinseo Europe, as licensor, and Altuglas, as licensee, which amends and replaces the Altuglas IP License Agreement and (ii) the Amended and Restated Technology License Agreement dated January 17, 2025, entered into between Trinseo Europe, as licensor, and Aristech, as licensee, which amends and replaces the Aristech IP License Agreement.

“Amendment and Restatement Agreement to the Security Trust Agreement” means the German law governed amendment and restatement agreement to the security trust agreement originally dated 4 February 2024 (as amended and restated pursuant to an amendment and restatement agreement 17 January 2025, the “Security Trust Agreement”) between, inter alia, the Collateral Agent, the Prepetition Second Lien Trustee, the Loan Parties and the Original Debtors (as defined in the Security Trust Agreement).

“Americas Styrenics” means Americas Styrenics LLC, a Delaware limited liability company.

“Annual Financial Statements” means the audited consolidated balance sheets and related statements of comprehensive income, shareholders’ equity and cash flows of Americas Styrenics for the fiscal year ended December 31, 2025.

“Annual Threshold” has the meaning set forth in Section 2.05(b)(iii).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption applicable to Holdings or its Subsidiaries by virtue of such Person being organized or operating in such jurisdiction.

“Applicable Margin” means a percentage per annum equal to:

(a) with respect to the New Money Term Loans maintained as: (i) Base Rate Loans, 8.00% and (ii) SOFR Rate Loans, 9.00%; and

(b) with Roll Up Term Loans maintained as: (i) Base Rate Loans, 7.50% and (ii) SOFR Rate Loans, 8.50%.

“Applicable Period” means, with respect to any Variance Report Deadline occurring on a Variance Covenant Test Date, the two-week period consisting of (i) the calendar week ending on the Sunday immediately preceding such Variance Report Deadline and (ii) the calendar week immediately preceding such week, in each case as set forth in the then-current Approved Budget.

“Approved Bank” has the meaning set forth in clause 3 of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Aristech” means Aristech Surfaces LLC, a Kentucky limited liability company.

“Aristech IP License Agreement” has the meaning set forth in the definition of Specified IP License agreements.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.07), in the form of Exhibit C or any other form approved by the Administrative Agent and the Lead Borrower.

“Attorney Costs” means and includes all reasonable, documented fees, expenses and disbursements of any law firm or other external legal counsel required to be reimbursed by any Loan Party pursuant to the terms of any Loan Document.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.20(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Basel III” means:

(i)            the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)            the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)            any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00% per annum; provided that in no event shall the Base Rate be less than the Floor. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.20(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (at the written direction of the Required Lenders) and the Lead Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (at the written direction of the Required Lenders) and the Lead Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

1.            in the case of clause 1 or 2 of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

2.            in the case of clause 3 of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause 3 and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause 1 or 2 with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

1.            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

2.            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

3.            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Directors” means, for any Person, the board of directors, the general partner or other governing body of such Person or, if such Person does not have such a board of directors, general partner or other governing body and is owned or managed by a single entity, the Board of Directors or board of managers (conseil de gérance) of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Lead Borrower.

“Borrower” has the meaning provided in the introductory paragraph hereof.

“Borrower Retained Prepayment Amounts” has the meaning set forth in Section 2.05(b)(viii).

“Borrowing” means a Term Borrowing.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York, Luxembourg or Ireland or is a day on which banking institutions in such jurisdictions are authorized or required by Law to close, and in the case of a Business Day which relates to a SOFR Loan, a U.S. Government Securities Business Day.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Carve-Out” has the meaning assigned to such term in the Interim DIP Order (with respect to the period prior to the entry of the Final DIP Order) or the Final DIP Order (from and after the date on which the Final DIP Order is entered).

“Cash Equivalents” means any of the following types of Investments:

1.            Dollars held by the Loan Parties from time to time in the ordinary course of business;

2.            readily marketable obligations issued or directly and fully Guaranteed or insured by the United States government or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than 24 months from the date of acquisition;

3.            certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances issued by any commercial bank or trust company bank that is organized under the Laws of the United States, any state thereof or the District of Columbia or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof or the District of Columbia and is a member of the Federal Reserve System, and (b) has combined capital and surplus in excess of $100,000,000 (any such Persons being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

4.            repurchase obligations for underlying securities of the types described in clauses 2 and 3 entered into with any Approved Bank;

5.            commercial paper and variable or fixed rate notes rated at the time of acquisition thereof at least “A-2” (or the equivalent thereof by S&P) or “P-2” (or the equivalent thereof by Moody’s) or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization (if both of the two named rating agencies cease publishing ratings of investments) or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within 24 months after the date of acquisition thereof;

6.            readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America having an investment grade rating from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than 24 months from the date of acquisition;

7.            bills of exchange issued in the United States eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

8.            Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA– (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

“Cash Management Practices” means (a) the ordinary course cash management practices of Trinseo LuxCo and its Subsidiaries as in effect prior to the Closing Date, including with respect to the ordinary course cash management practices related to the funding, sweeping or transferring of cash in accordance with that certain Amended and Restated Cash Pooling Agreement, dated as of May 22, 2023 and effective as of December 31, 2022 and (b) capital contributions made by or to Trinseo LuxCo and its Subsidiaries to satisfy minimum capitalization or solvency requirements under local law, provided that such contribution must be made for legitimate business purposes and not made for the purposes of adversely affecting the credit position of the Lenders.

“Casualty Event” means any event that gives rise to the receipt by a Person of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Centre of Main Interests“ means the "centre of main interests" as such term is used in Article 3(1) of the EU Insolvency Regulation.

“Chapter 11 Plan” means any plan of reorganization or liquidation (as the case may be).

“Chapter 11 Plan Effective Date” means, with respect to any Chapter 11 Plan, the effective date of such Chapter 11 Plan, which has been confirmed by an order entered by the Bankruptcy Court.

“Class”, when used with respect to Term Loans, refers to those of such Term Loans that have the same terms and conditions (without regard to differences in the Type of Term Loan, Interest Period, upfront fees, OID or similar fees paid or payable in connection with such Term Loan, or differences in tax treatment (e.g. “fungibility”)).

“Closing Date” means May 28, 2026.

“Closing Date Guarantors” means Parent, Holdings, and each other Subsidiary of Parent (other than the Borrowers) listed on Schedule 1.01D that is party to this Agreement on the Closing Date.

“Co-Borrower” has the meaning provided in the introductory paragraph hereof.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations related thereto.

“Collateral” means the “Collateral” as defined in the Pledge and Security Agreement, the “Super Holdco DIP Collateral” as defined in the DIP Orders, and all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and any other assets pledged pursuant to any Collateral Document and the DIP Orders; provided that in no event shall any Excluded Asset constitute Collateral.

“Collateral Agent” means Alter Domus (US) LLC, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)            on the Closing Date, the Administrative Agent shall have received each Collateral Document to the extent required to be delivered on the Closing Date pursuant to Section 4.01, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party thereto; and

(b)            after the Closing Date, each Subsidiary of Parent listed on Schedule 1.01D (other than any Excluded Subsidiary) shall become a Guarantor and signatory to this Agreement pursuant to a Guarantor Joinder in accordance with Section 6.11 or 6.18 and a party to the respective Collateral Documents in accordance with Section 6.11 or 6.18.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(i)            The foregoing definition shall not require and the Loan Documents shall not contain any requirements as to the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to, Excluded Assets;

(ii)            The Required Lenders in their discretion (including via email from counsel) may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Lead Borrower, that the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; and

(iii)            Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

“Collateral Documents” means, collectively, the Pledge and Security Agreement, the U.S. Security Agreement for Foreign Guarantors, the DIP Orders, the Luxembourg Collateral Documents, each of the other local law security and pledge agreements entered into by the Foreign Guarantors from time to time, collateral assignments, security agreements, pledge agreements, bonds, bond pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Sections 6.11 or 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent and/or the Collateral Agent (as relevant), in each case for the benefit of the Secured Parties.

“Commitment Letter” means that certain Commitment Letter – SHC Debtor-in-Possession Facility, dated as of May 13, 2026, by and among Holdings, the Borrowers and the Commitment Parties (as defined therein) party thereto, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Commitments” means, with respect to each Lender, such Lender’s New Money Commitments.

“Committed Loan Notice” means a written notice of (a) a Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent (at the written direction of the Required Lenders) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Party” means the Lead Borrower, the Co-Borrower, Parent, Holdings, Aristech, and Altuglas and the Specified Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Debt” has the meaning specified in Section 9.15(b).

“Credit Extension” means each Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, dissolution, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, appointment of a business conciliator (conciliateur enterprises), insolvency, winding up, reorganization, or similar debtor relief Laws of the United States, Germany, Luxembourg, Ireland or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including, without limitation the German Act on the Stabilisation and Restructuring Framework for Businesses (Gesetz über den Stabilisierungs- und Restrukturierungsrahmen für Unternehmen (Unternehmensstabilisierungs- und -restrukturierungsgesetz - StaRUG).

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(viii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default; provided that the Borrowers shall not be in deemed to be in Default during the first day of any grace period set forth in Section 8.01(a).

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans plus (c) 2.00% per annum; provided that, with respect to a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Term Loan plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that, as reasonably determined by the Administrative Agent and the Lead Borrower (a) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder, including in respect of its Term Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) has notified the Lead Borrower or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, after the date of this Agreement, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) become the subject of a Bail-In Action or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent and the Lead Borrower that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Lead Borrower and each Lender.

“Delayed Draw New Money Closing Date” means the date of any Borrowing of Delayed Draw New Money Term Loans in accordance with Sections 2.01(a) and 4.03.

“Delayed Draw New Money Term Loans” has the meaning set forth in Section 2.01(a).

“Designated Lenders” means, collectively, (a) certain funds and accounts managed by Angelo, Gordon & Co. or one or more entities owned by such funds or accounts, (b) certain funds or accounts managed by Oaktree Capital Management, L.P. or one or more entities owned by such funds or accounts and (c) certain funds or accounts managed by Apollo Capital Management, L.P. or one or more entities owned by such funds or accounts.

“DIP Orders” means, collectively, the Interim DIP Order and the Final Order and separately, the Interim DIP Order or the Final DIP Order, as the context requires.

“DIP Superpriority Claims” means the superpriority administrative expense claims under section 364(c) of the Bankruptcy Code against each of the SHC Debtors, on a joint and several basis, which claims, subject to the Carve-Out, shall have priority over any and all other administrative expense claims against the SHC Debtors and their estates, now existing or hereafter arising, including, without limitation, administrative expenses of the kind specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 552(b), 726, 1113 and 1114 of the Bankruptcy Code or otherwise, with recourse against all Collateral.

“Disbursements Variance” has the meaning set forth in Section 6.22(ii).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests of a Loan Party) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the issuance of Equity Interests by Parent shall not constitute a Disposition by Parent.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests or solely at the direction of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time, with respect to any Term Loan, the principal amount thereof then outstanding (or in which such participation is held).

“Domestic Loan Party” means any Loan Party that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law, including common law, relating to the prevention of pollution or the protection of the environment and natural resources, or to the protection of human health and safety as it relates to the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law or any Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required by any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock or share capital of (or other ownership or profit interests or units in) share premium such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan, the insolvency under Title IV of ERISA of any Multiemployer Plan, or the receipt of any Loan Party or any ERISA Affiliate, of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (d) the filing of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance on a Loan Party or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA by a Loan Party, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived, the failure to satisfy the minimum funding standard of Section 412 of the Code, whether or not waived, or a determination that any Pension Plan is, or is reasonably expected to be, in at-risk status under Title IV of ERISA; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Pension Plan which could reasonably be expected to result in liability to a Loan Party; or (h) the incurring of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, by a Loan Party or any ERISA Affiliate.

“Erroneous Payment” has the meaning specified in Section 9.04.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Insolvency Regulation” means the Regulation (EU) No. 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Asset” means (i) any security deposits in respect of non-residential real property leases of the Loan Parties, (ii) governmental licenses or state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under applicable laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than (A) to the extent such limitation is rendered ineffective under the UCC, other applicable law, including the Bankruptcy Code, or the DIP Order, notwithstanding such limitation, (B) with respect to any SHC Debtor, to the extent such limitation is rendered ineffective as a result of the commencement of the Chapter 11 Cases or pursuant to the DIP Order notwithstanding such limitation, and (C) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC, other applicable law, including the Bankruptcy Code, or the DIP Order, notwithstanding such limitation, (iii) any particular asset or right under contract, if the pledge thereof or the security interest therein is prohibited or restricted by applicable law, rule or regulation (including any requirement thereunder to obtain the consent of any governmental or regulatory authority), or third party (i.e., other than the Parent, the Borrowers or any of their respective Subsidiaries), so long as any agreement with such third party that provides for such prohibition or restriction was not entered into in contemplation of the acquisition of such assets or entering into of such contract or for the purpose of creating such prohibition or restriction, other than (A) to the extent such prohibition or restriction is rendered ineffective under the UCC, other applicable law, including the Bankruptcy Code, or the DIP Order, notwithstanding such prohibition or restriction and (B) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC, other applicable law, including the Bankruptcy Code, or the DIP Order, notwithstanding such prohibition or restriction, (iv) (A) margin stock, (B) a direct pledge of the JV Interests so long as such direct pledge would require consent of Chevron Phillips Chemical Company LP and only to the extent and for so long as consent requirement is in effect; provided that proceeds and products of the JV Interests do not constitute Excluded Assets and shall constitute Collateral, and (C) Equity Interests in any non-wholly owned Restricted Subsidiaries and any entities which do not constitute Subsidiaries, other than to the extent such prohibition or restriction is rendered ineffective under the UCC or, other applicable law, including the Bankruptcy Code, or the DIP Order, but only to the extent that (x) the organizational documents or other agreements with other equity holders of such non-wholly owned Restricted Subsidiary or other entity do not permit or restrict the pledge of such Equity Interests (to the extent such restriction exists on the Closing Date or on the date of acquisition of such non-wholly owned Restricted Subsidiary or the Equity Interests in such entity so long as such restriction was not entered into in contemplation of the acquisition of such Equity Interests), or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Loan Parties or such non-wholly owned Restricted Subsidiary or other entity, (v) any lease, license or agreement or any property subject to a purchase money security interest, capital lease obligations or similar arrangement, in each case, to the extent the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than Parent, any Loan Party or any Subsidiary of a Loan Party), other than (A) to the extent such provision is rendered ineffective under the UCC, other applicable law, including the Bankruptcy Code, or the DIP Order, notwithstanding such provision, (B) with respect to any SHC Debtor, to the extent such provision is rendered ineffective as a result of the commencement of the Chapter 11 Cases or pursuant to the DIP Order notwithstanding such provision, and (C) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC, other applicable law, including the Bankruptcy Code, or the DIP Order, notwithstanding such provisions, (vi) any property or assets for which the creation or perfection of pledges of, or security interests in such property or assets pursuant to the Loan Documents would result in material adverse tax consequences to the Parent, the Lead Borrower or any of their Subsidiaries, as reasonably determined by the Lead Borrower and the Required Lenders, (vii) [reserved], (viii) any funds held in (A) the Reserve Account (as defined in the DIP Orders) or (B) the Adequate Assurance Account (as defined in the DIP Orders) (the accounts in subclauses (A) and (B), collectively, the “Excluded Accounts”); provided that any reversionary interests in any funds held in the Excluded Accounts shall constitute Collateral, (ix) for any Loan Party that is not an SHC Debtor, all assets of such Loan Party that would not constitute “Collateral” as defined in the Prepetition Super Holdco Loan Documents and Prepetition Second Lien Notes Document, as applicable, (x) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (xi) assets in circumstances where the cost, consequences or burden of obtaining a security interest in such assets, including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary) would outweigh the practical benefit to the Lenders afforded thereby as reasonably determined by the Lead Borrower and the Required Lenders, (xii) any particular assets if it would result in a significant risk to the officers of the relevant grantor of Collateral of contravention with their fiduciary duties and/or of civil or criminal liability (unless there is customary limitation language agreed between the Lead Borrower and the Administrative Agent) for the German Loan Parties in relation to the German Security, including but not limited to, customary limitation language in respect of sections 30 and 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) (“GmbHG”), and (xiii) the Securitization Assets, including, for the avoidance of doubt, any bank accounts pledged pursuant to a Permitted Securitization, including, for the avoidance of doubt, any bank accounts pledged pursuant to a Permitted Securitization; provided, that all proceeds and products of Excluded Assets shall not constitute Excluded Assets and shall constitute Collateral unless such proceeds are specifically excluded as one of the foregoing items.

“Excluded Subsidiary” means any Subsidiary where the Required Lenders and the Lead Borrower agree that the cost of obtaining a Guarantee by such Subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby.

“Excluded Taxes” has the meaning set forth in Section 3.01(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreement pursuant to the implementation of the above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in the United States, including the Agreement between the Government of the United States of America and the Government of Luxembourg to Improve International Tax Compliance and with respect to The United States information reporting provisions commonly known as the Foreign Account Tax Compliance Act, and any rules, regulations or guidance enacted thereunder or official interpretations thereof.

“FCPA” has the meaning set forth in Section 5.22.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.“Final DIP Order” means an order of the Bankruptcy Court in the Chapter 11 Cases, which order (a) shall be in form and substance, and on terms and conditions, reasonably satisfactory to the Loan Parties, Required Lenders and, with respect to those provisions thereof that affect the rights, obligations, liabilities and duties of the Administrative Agent, to the Administrative Agent, and (b) shall, subject to the foregoing, authorize and approve, on a final basis, among other matters, (i) the Loan Parties’ entry into the Loan Documents, (ii) the making of the Loans, (iii) the granting of the DIP Superpriority Claims against the SHC Debtors and the granting of Liens on the Collateral in accordance with the Loan Documents, (iv) the use of Super Holdco Cash Collateral (as defined in the Final DIP Order), and (v) the granting of adequate protection to the Prepetition SHC Secured Parties.

“Final Roll-Up Term Loans” has the meaning set forth in Section 2.01(b).

“First Day Orders” shall mean all material orders entered by the Bankruptcy Court pursuant to motions filed on or about the Petition Date by the SHC Debtors. The First Day Orders must be reasonably acceptable to the Required Lenders.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Flood Laws” means collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means a rate of interest equal to 3.00%.

“Foreign Guarantors” means each Guarantor that is not a Domestic Loan Party.

“Foreign Loan Party” means any Loan Party that is not a Domestic Loan Party.

“Foreign Pension Plan” means any occupational pension plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to or maintained outside the United States on a voluntary basis by any Loan Party (other than a Luxembourg Loan Party), as a single employer or as part of a group of employers, primarily for the benefit of employees of any Loan Party residing outside the United States, which plan, fund or other similar program provides, retirement income, and which plan is not subject to ERISA or the Code.

“Four Party Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the January 17, 2025, by and among (i) Deutsche Bank AG New York Branch, as the administrative agent and collateral agent for the lenders under the Prepetition Super-Priority Revolving Credit Agreement, (ii) Deutsche Bank AG New York Branch, as administrative agent and collateral agent for the lenders under the Prepetition OpCo Credit Agreement, (ii) Alter Domus (US) LLC, as collateral agent under the Prepetition Super Holdco Credit Agreement, as amended, amended and restated, modified or supplemented from time to time, and (iv) Alter Domus (US) LLC, as collateral agent under the Prepetition Second Lien Notes Indenture, as amended, amended and restated, modified or supplemented from time to time.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“German Loan Party” means any German Loan Party (i) incorporated or established in Germany or (ii) having its Centre of Main Interests in Germany.

“German Security” means any Lien governed by German law over all or any part of its assets in respect of the obligations of any of the Loan Parties under any of the Loan Documents.

“German Security Documents” means any Collateral Document governed by German law.

“Governmental Authority” means any nation or government, the European Union, any state, provincial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(j).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business or consistent with past practice, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantor Joinder” means a joinder agreement substantially in the form of Exhibit E hereto.

“Guarantors” means each Closing Date Guarantor, and those Subsidiaries of Parent that have issued a guaranty of the Obligations after the Closing Date pursuant to a Guarantor Joinder in accordance with Section 6.11 or 6.18.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, wastes or any other substances, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, electromagnetic radio frequency or microwave emissions, that are listed, classified or regulated as hazardous or toxic, or any similar term, pursuant to any Environmental Law.

“Holdings” has the meaning set forth in the introductory paragraph to this Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

1.            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

2.            the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

3.            [reserved];

4.            all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid within thirty (30) Business Days after becoming due and payable);

5.            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

6.            all Attributable Indebtedness;

7.            all obligations of such Person in respect of Disqualified Equity Interests to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

8.            to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

The amount of Indebtedness of any Person for purposes of clause 5 shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” has the meaning set forth in Section 3.01(a).

“Indemnitees” has the meaning set forth in Section 10.05.

“Independent Manager” means an individual who is natural person and who: (i) for the five-year period prior to such person’s appointment as Independent Manager has not been, and during the continuation of such person’s service as Independent Manager is not: (A) an employee, director, stockholder, member, manager, partner or officer of any Loan Party or any of its Affiliates (other than such person’s service as an Independent Manager); (B) a customer, creditor, service provider or supplier of any Loan Party or any of its Affiliates (other than such person’s service as an Independent Manager); or (C) any member of the immediate family of a person described in the foregoing clause (A) or (B); and (ii) has (A) prior experience as an Independent Manager for a corporation or limited liability company whose charter or organizational documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (B) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services (including providing independent managers) to issuers of structured finance instruments, agreements or securities.

“Information” has the meaning set forth in Section 10.08.

“Initial Budget” means the budget attached to the Interim DIP Order as Annex 1.

“Initial New Money Term Loans” has the meaning set forth in Section 2.01(a).

“Insolvency Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Council of 15 December 2021.

“Intercompany Parent Note” means that certain Loan Agreement, dated as of September 8, 2023, by and between the Lead Borrower as lender and Trinseo LuxCo as borrower, pursuant to which the Lead Borrower made available to Trinseo LuxCo a loan in the principal amount of $128,865,980.

“Interest Payment Date” means, (a) as to any SOFR Loan, the last day of each Interest Period applicable to such Term Loan, any day on which such Term Loan is converted into a Base Rate Loan, any day on which payment of principal in respect of such SOFR Loan is made (whether as optional or mandatory prepayment or as repayment) and the Maturity Date (whether by acceleration or otherwise); and (b) as to any Base Rate Loan, the last Business Day of each month, any day on which payment of principal in respect of such Base Rate Loan is made (whether as optional or mandatory prepayment or as repayment) and the Maturity Date (whether by acceleration or otherwise).

“Interest Period” means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one (1) month thereafter; provided that:

1.            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

2.            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

3.            no Interest Period shall extend beyond the Maturity Date;

4.            no tenor that has been removed from this definition pursuant to Section 2.21(d) shall be available for specification in such Committed Loan Notice; and

5.            at the election of the Lead Borrower, the initial Interest Period for any Delayed Draw New Money Term Loan may be shorter than a month (a “Stub Period”) so that such Interest Period ends on the last day of the then-current Interest Period applicable to the outstanding Initial New Money Term Loans, and thereafter such Delayed Draw New Money Term Loans shall have Interest Periods that are coterminous with the Interest Periods applicable to the Initial New Money Term Loans.

“Interim DIP Order” means an order of the Bankruptcy Court in the Chapter 11 Cases, which order (a) shall be in form and substance, and on terms and conditions, reasonably satisfactory to the Loan Parties, Required Lenders and, with respect to those provisions thereof that affect the rights, obligations, liabilities and duties of the Administrative Agent, to the Administrative Agent, and (b) shall, subject to the foregoing, authorize and approve, on an interim basis, among other matters, (i) the Loan Parties’ entry into the Loan Documents, (ii) the making of the Loans, (iii) the granting of the DIP Superpriority Claims against the SHC Debtors and the granting of Liens on the Collateral in accordance with the Loan Documents, (iv) the use of Super Holdco Cash Collateral (as defined in the Interim DIP Order), and (v) the granting of adequate protection to the Prepetition SHC Secured Parties.

“Interim Roll-Up Term Loans” has the meaning set forth in Section 2.01(b).

“Irish Guarantor” means Parent.

“Irish Mobility Regulations” means the European Union (Cross-Border Conversions, Mergers and Divisions) Regulations 2023 (as amended).

“Irregular Dividends” has the meaning set forth in Section 2.05(b)(iii).

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP.

The amount of any Investment outstanding at any time shall be the original cost of such Investment (with the fair market value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value) as reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount (including in respect of dispositions) received in cash or Cash Equivalents in respect of such Investment; provided that the aggregate amount of such dividend, distribution, interest payment, return of capital, repayment or other amount shall not exceed the original amount of such Investment.

“IP Rights” means any trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, domain names, software, trade secrets, know-how database rights, design rights and other intellectual property rights.

“Junior Financing” has the meaning set forth in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“JV Agreement” means that certain Limited Liability Company Agreement of Americas Styrenics LLC, dated as of May 2, 2008, by and between Chevron Phillips Chemical Company LP and Trinseo LLC (as successor to The Dow Chemical Company), as amended prior to the Closing Date and as may be amended after the Closing Date solely to the extent not prohibited by this Agreement.

“JV Interests” means all Equity Interests of Americas Styrenics owned by Trinseo LLC, the Co-Borrower, the Specified Subsidiary or any of their Affiliates at any time, which shall in no event be less than 50% of the Equity Interests of Americas Styrenics, unless consented to in writing (email being sufficient) by the Required Lenders.

“Laws” means, collectively, all international, foreign, federal, state, regional, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lead Borrower” has the meaning provided in the introductory paragraph hereof.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, such office or offices as such Lender may from time to time notify the Lead Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement (including extended or prolonged retention of title), any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties.

“Liquidity Report Deadline” has the meaning set forth in Section 6.20.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Term Notes, (c) the Collateral Documents, (d) the Agent Fee Letter and(e) any other amendment or joinder to this Agreement.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Collateral Documents” means the DIP Share Pledge Agreement and the DIP Receivables Pledge Agreement, each as defined in Schedule 6.18, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Luxembourg Insolvency Event” means, in relation to any Luxembourg Loan Party or any of its assets, any corporate action, legal proceedings or other procedure or step in relation to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), moratorium or reprieve from payment (sursis de paiement), or any of the out-of court or in-court reorganization procedures as provided for in the Luxembourg law of 7 August 2023 on the preservation of enterprises and modernizing bankruptcy law, fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

“Luxembourg Loan Party” means a Loan Party incorporated in Luxembourg.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the FRB.

“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrowers, taken as a whole; (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which any of the Loan Parties is a party; or (c) material adverse effect on the rights and remedies available to the Lenders or the Collateral Agent under any Loan Document or on the ability of the Loan Parties, taken as a whole, to perform their payment obligations to the Lenders, in each case, under the Loan Documents, in each case, other than the commencement of the Chapter 11 Cases, the events that lead to the commencement of the Chapter 11 Cases, events that customarily and reasonably result from the commencement of the Chapter 11 Cases and the consummation of the transactions contemplated by the First Day Orders and the Restructuring Support Agreement.

“Maturity Date” means the earliest to occur of (a) May 28, 2027, (b) 11:59 p.m. New York City Time on the date that is four (4) calendar days after the Petition Date if the Interim DIP Order, in form and substance acceptable in all respects to the Required Lenders, has not been entered by the Bankruptcy Court prior to such date and time, (c) 11:59 p.m. New York City Time on the date that is thirty-five (35) calendar days after the Petition Date (or if such thirty-fifth day is not a Business Day, the first succeeding Business Day thereafter), if the Final DIP Order, in form and substance acceptable in all respects to the Required Lenders, has not been entered by the Bankruptcy Court prior to such date and time, (d) Chapter 11 Plan Effective Date, (e) dismissal of any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases into a case under Chapter 7 of the Bankruptcy Code without the prior written consent of the Required Lenders, (f) the acceleration of the outstanding Term Loans and the termination of the commitments of each Lender to make Term Loans under the this Agreement, in each case, pursuant to Section 8.02, and (g) the closing of a sale of all or substantially all assets or equity of the Loan Parties (other than to another Loan Party); provided that if any such day is not a Business Day, then on the immediately succeeding Business Day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Milestones” has the meaning set forth in Schedule 1.01B.

“Minimum Tax” means any taxes levied pursuant to the Minimum Tax Act (Mindeststeuergesetz) and any other taxes charged on the basis of any law implementing or relating to (A) Council Directive (EU) 2022/2523 of 14 December 2022 on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the European Union or (B) the OECD Global Anti-Base Erosion Model Rules, including (for the avoidance of doubt) any qualifying domestic minimum top-up tax.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Proceeds” means:

1.            100% of the cash proceeds actually received by the applicable Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise as and when received) from any Disposition or any Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations (including without limitation principal amount, premium or penalty, if any, interest and other amounts) (other than pursuant to the Loan Documents), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) [reserved], (iii) taxes actually paid as a result thereof after taking into account the Loan Parties’ available tax attributes (including any net operating losses), and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iii) above) (x) related to any of the applicable assets and (y) retained by the applicable Loan Party (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment of such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); and

2.            100% of the cash proceeds actually received from the incurrence, issuance or sale by any Loan Party of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts and attorneys fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale; and

3.            100% of the cash proceeds actually received from the issuance or sale of Equity Interests in Holdings or the Lead Borrower, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts and attorneys fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the applicable Loan Party shall be disregarded.

“New Money Commitments” shall mean the amount in U.S. Dollars set opposite each Lender’s name under the heading “New Money Commitment” in Schedule 1.01A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed or reduced from time to time pursuant to the terms hereof. The aggregate amount of the New Money Commitments on the Closing Date is $52,500,000.00.

“New Money Term Loans” shall have the meaning specified in Section 2.01(a), and shall include, for the avoidance of doubt, the Initial New Money Term Loans and the Delayed Draw New Money Term Loans.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Cooperative Jurisdiction” means any non-cooperative state or territory (nicht kooperatives Steuerhoheitsgebiet) as set out in the regulation (as amended from time to time) referred to in section 3 sub-section 1 of the Act to prevent Tax Avoidance and Unfair Tax Competition (Gesetz zur Abwehr von Steuervermeidung und unfairem Steuerwettbewerb (Steueroasen-Abwehrgesetz)).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or any Foreign Guarantor arising under any Loan Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties and the Foreign Guarantors under the Loan Documents include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party or any Foreign Guarantor to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” has the meaning set forth in Section 5.22(b).

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Responsible Officer of such Person.

“OID” means original issue discount.

“OpCo 2028 Term Lenders Ad Hoc Group” means that certain ad hoc group of Prepetition Super HoldCo Lenders represented by Gibson, Dunn & Crutcher LLP, (b) Lazard Freres & Co.

“OpCo 2028 Term Lenders Ad Hoc Group’s Advisors” means, collectively, (i) Gibson, Dunn & Crutcher LLP, as counsel to the OpCo 2028 Term Lenders Ad Hoc Group, (ii) Lazard Freres & Co., as financial advisor to OpCo 2028 Term Lenders Ad Hoc Group and (iii) subject to prior written consent of the Lead Borrower (such consent not to be unreasonably withheld, conditioned or delayed), such other attorneys, financial advisors or professionals retained by or on behalf of the OpCo 2028 Term Lenders Ad Hoc Group).

“OpCo Borrowers” means each of the OpCo Lead Borrower and the OpCo Co-Borrower.

“OpCo Carve-Out” has the meaning assigned to such term in the OpCo Interim DIP Order (with respect to the period prior to the entry of the OpCo Final DIP Order) or the OpCo Final DIP Order (from and after the date on which the OpCo Final DIP Order is entered).

“OpCo Co-Borrower” means the Trinseo Co-Borrower

“OpCo Debtors” has the meaning assigned to such term in the OpCo DIP Credit Agreement.

“OpCo DIP Administrative Agent” has the meaning assigned to the term “Administrative Agent” in the OpCo DIP Credit Agreement.

“OpCo DIP Collateral” has the meaning assigned to the term “Collateral” in the OpCo DIP Credit Agreement.

“OpCo DIP Credit Agreement” means that certain Senior Secured Super-Priority Debtor-In-Possession OpCo Credit Agreement dated May 28, 2026 (and as amended, supplemented and/or otherwise modified from time to time in accordance with the terms thereof), among the OpCo Borrowers, OpCo Holdings, the other OpCo Dip Loan Parties from time to time party thereto, Alter Domus (US) LLC, as administrative agent and collateral agent, and the lenders and other agents from time to time party thereto.

“OpCo DIP Loan Documents” has the meaning assigned to the term “Loan Documents” in the OpCo DIP Credit Agreement.

“OpCo DIP Loan Parties” has the meaning assigned to the term “Loan Parties” in the OpCo DIP Credit Agreement.

“OpCo DIP Loans” has the meaning assigned to the term “Loans” in the OpCo DIP Credit Agreement.

“OpCo DIP Orders” means, collectively, the OpCo Interim DIP Order and the OpCo Final DIP Order and separately, the OpCo Interim DIP Order or the OpCo Final DIP Order, as the context requires.

“OpCo DIP Required Lenders” has the meaning assigned to the term “Required Lenders” in the OpCo DIP Credit Agreement.

“OpCo Holdings” means Trinseo LuxCo.

“OpCo Interim DIP Order” means an order of the Bankruptcy Court in the Chapter 11 Cases which order (a) shall be in form and substance, and on terms and conditions, reasonably satisfactory to the OpCo Loan Parties, the OpCo DIP Required Lenders and, with respect to those provisions thereof that affect the rights, obligations, liabilities and duties of the OpCo DIP Administrative Agent, to the OpCo DIP Administrative Agent, and (b) shall, subject to the foregoing, authorize and approve, on an interim basis, among other matters, (i) the OpCo DIP Loan Parties’ entry into the OpCo DIP Loan Documents, (ii) the making of the OpCo DIP Loans, (iii) the granting of the OpCo DIP Superpriority Claims against the OpCo Debtors and the granting of Liens on the OpCo DIP Collateral in accordance with the OpCo DIP Loan Documents, (iv) the use of cash collateral, and (vi) the granting of adequate protection to the Prepetition OpCo Term Loan Secured Parties and the Prepetition OpCo Revolving Loan Secured Parties.

“OpCo Final DIP Order” means an order of the Bankruptcy Court in the Chapter 11 Cases which order (a) shall be in form and substance, and on terms and conditions, reasonably satisfactory to the OpCo Loan Parties, the OpCo DIP Required Lenders and, with respect to those provisions thereof that affect the rights, obligations, liabilities and duties of the OpCo DIP Administrative Agent, to the OpCo DIP Administrative Agent, and (b) shall, subject to the foregoing, authorize and approve, on a final basis, among other matters, (i) the OpCo DIP Loan Parties’ entry into the OpCo DIP Loan Documents, (ii) the making of the OpCo DIP Loans, (iii) the granting of the OpCo DIP Superpriority Claims against the OpCo Debtors and the granting of Liens on the OpCo DIP Collateral in accordance with the OpCo DIP Loan Documents, (iv) the use of cash collateral, and (vi) the granting of adequate protection to the Prepetition OpCo Term Loan Secured Parties and the Prepetition OpCo Revolving Loan Secured Parties.

“OpCo DIP Superpriority Claims” means the OpCo DIP Credit Agreement superpriority administrative expense claims under section 364(c) of the Bankruptcy Code against each of the OpCo Debtors, on a joint and several basis, which claims, subject to the OpCo Carve-Out and Prior Liens, shall have priority over any and all other administrative expense claims against the OpCo Debtors and their estates, now existing or hereafter arising, including, without limitation, administrative expenses of the kind specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 552(b), 726, 1113 and 1114 of the Bankruptcy Code or otherwise, with recourse against all Collateral.

“OpCo Lead Borrower” means the Trinseo Lead Borrower.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation, the articles of association, the bylaws and the unanimous shareholder agreements or declarations (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and the operating or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) or articles of association; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the articles of association, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning specified in Section 3.01(a).

“Outstanding Amount” means with respect to the Term Loans on any date, the aggregate outstanding Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Parallel Debt” has the meaning specified in Section 9.15(b).

“Parent” shall have the meaning set forth in the introductory paragraph.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“Payment Recipient” has the meaning specified in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan or Foreign Pension Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party, any Subsidiary or any ERISA Affiliate, and such plan for the five-year period immediately following the latest date on which any Loan Party or Subsidiary maintained, contributed to or had an obligation to contribute to such plan.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Investment” means:

(a)            Investments existing as of the Closing Date, including ownership of Equity Interests of any Covenant Party or any Subsidiary existing as of the Closing Date;

(b)            unsecured and subordinated Investments made by a Covenant Party in another Covenant Party evidenced by and subject to an intercompany subordination agreement with respect to the Obligations;

(c)            (i) the ownership of the JV Interests by the Specified Subsidiary and (ii) the ownership by the Co-Borrower of the Specified Subsidiary;

(d)            Investments in cash, Cash Equivalents or Investment Grade Securities;

(e)            Investments consisting of the 2023 Incremental Term Loans (as defined in the Prepetition Super Holdco Credit Agreement), the 2023 Refinancing Term Loans (as defined in the Prepetition Super Holdco Credit Agreement), the 2025 Incremental Term Loans (as defined in the Prepetition Super Holdco Credit Agreement) or any proceeds or distributions therefrom;

(f)            Investments received in connection with any Disposition permitted under Section 7.05;

(g)            Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit;

(h)            the Intercompany Parent Note;

(i)            [reserved];

(j)            any unsecured Guarantee by any Covenant Party of the obligations of any Affiliate of such Covenant Party to suppliers, distributors, customers and licensees in the ordinary course of business;

(k)            [reserved];

(l)            Soley with respect to Aristech or Altuglas,

(i)	Investments in the form of deposits made to Trinseo Ireland Global IHB Limited using cash generated by Aristech or Altuglas, as applicable, in the ordinary course of business, which loans shall be made in the ordinary course and consistent with past practice; provided, that neither Aristech nor Altuglas shall make any additional investments pursuant to this clause (i) following the occurrence and during the continuance of a Default or Event of Default;

(ii)	Investments in cash, Cash Equivalents or Investment Grade Securities

(iii)	Investments in receivables owing to Aristech or Altuglas created or acquired in the ordinary course of business;

(iv)	Investments (i) in payroll, travel, entertainment expenses, moving expenses and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or (ii) [reserved];

(v)	Investments received in settlement of debts created in the ordinary course of business and owing to Aristech or Altuglas or in exchange for any other Investment or accounts receivable held by Aristech or Altuglas, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(vi)	[reserved];

(vii)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including a Disposition;

(viii)	Investments existing or pursuant to agreements or arrangements in effect on the Closing Date or made pursuant to binding commitments in effect on the Closing Date and set forth on Schedule 1.01E, and any modification, replacement, renewal or extension thereof; provided, that the amount of any such Investment or binding commitment may not be increased except (a) as required by the terms of such Investment or binding commitment as in existence on the Closing Date or (b) as otherwise permitted under this Agreement;

(ix)	[reserved];

(x)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens permitted under Section 7.01;

(xi)	[reserved];

(xii)	Investments consisting of purchases and acquisitions of assets, services, inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Agreement;

(xiii)	(i) Guarantees not prohibited under Section 7.03 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations incurred by any Loan Party or any Subsidiary that are permitted by this Agreement;

(xiv)	[reserved];

(xv)	Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(xvi)	[reserved];

(xvii)	[reserved];

(xviii)	[reserved];

(xix)	any Investments in connection with a Tax Grouping Agreement;

(xx)	any Investment arising out of, or in connection with, Cash Management Practices;

(xxi)	any Investment by Aristech and Altuglas in (x) a Securitization Subsidiary or (y) any other Person in connection with a Permitted Securitization, including Investments of funds held in accounts permitted or required by the arrangement governing such Permitted Securitization or any related Indebtedness; provided that such Investment is in the form of a purchase money obligation, contribution of additional Securitization Assets or equity interests;

(xxii)	advances, loans or extensions of trade credit in the ordinary course of business by Aristech and Altuglas and Investments consisting of extensions of credit in the nature of accounts receivable or notes arising from the grant of trade credit in the ordinary course of business;

(xxiii)	Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with industry practice;

(xxiv)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with a Disposition made under Section 7.05 or any other disposition of assets not constituting a Disposition;

(xxv)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

(xxvi)	Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business.

For purposes of determining whether an Investment is a Permitted Investment or is otherwise a Restricted Investment permitted to be made pursuant to Section 7.06, in the event that an Investment (or any portion thereof) at any time, whether at the time of making of such Investment or upon or subsequently, meets the criteria of more than one of the categories of Permitted Investments described in clauses (a) through (hh) above or any other provision of Section 7.06, the Lead Borrower, in its sole discretion, will classify and may subsequently reclassify such Investment (or any portion thereof) in any one or more of the types of Investments described in clauses (a) through (hh) above or any other applicable clause in Section 7.06 and will only be required to include the amount and type of such Investment in such of the above clauses or clauses in Section 7.06 as determined by the Lead Borrower at such time.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, plus fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder which could have been drawn prior to such refinancing, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(j)(v), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(j)(v), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (e) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is secured by the Collateral and/or subject to intercreditor arrangements for the benefits of the Lenders, such modification, refinancing, refunding, renewal, replacement or extension is either (1) unsecured or (2) secured and, if secured, subject to intercreditor arrangements on terms at least as favorable (including with respect to priority) to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and such modification refinancing, refunding, renewal, replacement or extension is incurred only by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (f) any such modification, refinancing, renewal, replacement, or extension has the same primary obligor and the same (or fewer) guarantors as the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (g) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is unsecured, such modification, refinancing, refunding, renewal, replacement or extension is unsecured. Any reference to a Permitted Refinancing in this Agreement or any other Loan Document shall be interpreted to mean (a) a Permitted Refinancing of the subject Indebtedness and (b) any further refinancings constituting a Permitted Refinancing of the Indebtedness resulting from a prior Permitted Refinancing.

“Permitted Securitization” has the meaning given to such term in the OpCo DIP Credit Agreement.

“Permitted Variance” means 17.5%.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, and such plan for the five-year period immediately following the latest date on which any Loan Party or an ERISA Affiliate maintained, contributed to or had an obligation to or have had an obligation to contribute to, or otherwise to have liability with respect to such plan.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, by and among the Closing Date Loan Parties, the other Loan Parties from time to time party thereto and the Collateral Agent, as amended, amended and restated, supplemented or modified from time to time.

“Prepetition OpCo Credit Agreement” means that certain Credit Agreement, dated as of September 6, 2017 (and as amended, supplemented and/or otherwise modified from time to time in accordance with the terms thereof), among the OpCo Borrowers, OpCo Holdings, the other OpCo Loan Parties from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the lenders and other agents from time to time party thereto.

“Prepetition OpCo Revolving Loan Documents” means the “Loan Documents” as defined in the Prepetition Super-Priority Revolving Credit Agreement.

“Prepetition OpCo Revolving Loan Secured Parties” means the “Secured Parties” under and as defined in the Prepetition Super-Priority Revolving Credit Agreement.

“Prepetition OpCo Term Loan Documents” means the “Loan Documents” as defined in the Prepetition OpCo Credit Agreement.

“Prepetition OpCo Term Loan Secured Parties” means the “Secured Parties” under and as defined in the Prepetition OpCo Credit Agreement.

“Prepetition Second Lien Collateral Documents” has the meaning given to the term “Collateral Documents” in the Prepetition Second Lien Notes Indenture.

“Prepetition Second Lien Collateral Trustee” means Alter Domus (US) LLC, as collateral trustee under the Prepetition Second Lien Notes Indenture.

“Prepetition Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of January 17, 2025, by and among the Alter Domus (US) LLC as collateral agent under the Prepetition Super Holdco Credit Agreement, the Prepetition Second Lien Collateral Trustee and the Prepetition Second Lien Trustee, as may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.

“Prepetition Second Lien Notes” means secured notes due May 3, 2029, issued pursuant to the Prepetition Second Lien Notes Indenture in the aggregate original principal amount of $379,494,400.

“Prepetition Second Lien Notes Documents” means the Prepetition Second Lien Notes Indenture and all other Note Documents (as defined therein), each as may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

“Prepetition Second Lien Notes Indenture” means the Indenture, dated as of the January 17, 2025, by and among the Lead Borrower, the guarantors party thereto and the Prepetition Second Lien Trustee, in respect of the Prepetition Second Lien Notes, as may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement and the Prepetition Second Lien Intercreditor Agreement.

“Prepetition Second Lien Notes Obligations” means the “Obligations” or any other similar term under and as defined in the Prepetition Second Lien Notes Indenture.

“Prepetition Second Lien Notes Secured Parties” means the “Holders” or any other similar term under and as defined in the Prepetition Second Lien Notes Indenture, the Prepetition Second Lien Collateral Trustee and the Prepetition Collateral Trustee.

“Prepetition Second Lien Trustee” means The Bank of New York Mellon, as trustee under the Prepetition Second Lien Notes Indenture.

“Prepetition SHC Obligations” means the Prepetition Second Lien Notes Obligations and the Prepetition Super HoldCo Secured Obligations.

“Prepetition SHC Secured Parties” means, collectively, the Prepetition Second Lien Notes Secured Parties and the Prepetition Super HoldCo Secured Parties.

“Prepetition SHC Loan Documents” means the “Loan Documents” or “Notes Documents” or any similar term as defined in each of the Prepetition Second Lien Notes Indenture and the Prepetition Super HoldCo Credit Agreement.

“Prepetition Super Holdco Credit Agreement” means that certain credit agreement, dated as of September 8, 2023, by and among Parent, the Borrowers, Alter Domus (US) LLC, as Administrative Agent and Collateral Agent, the guarantors from time to time party thereto and the lenders and other agents from time to time party thereto.

“Prepetition Super HoldCo Secured Obligations” means the “Obligations” or any other similar term under and as defined in the Prepetition Super HoldCo Credit Agreement.

“Prepetition Super HoldCo Secured Parties” means the “Secured Parties” under and as defined in the Prepetition Super Holdco Credit Agreement.

“Prepetition Super HoldCo Lenders” means the “Lenders” under and as defined in the Prepetition Super Holdco Credit Agreement.

“Prepetition Super HoldCo Loan Documents” means “Loan Documents” as defined in the Prepetition Super HoldCo Credit Agreement

“Prepetition Super HoldCo Term Loans” means the “Term Loans” or any other similar term under and as defined in the Prepetition Super HoldCo Credit Agreement.

“Prepetition Super-Priority Revolving Credit Agreement” means that certain credit agreement, dated as of January 17, 2025, by and among Holdings, the Borrowers, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, the guarantors from time to time party thereto and the lenders and other agents from time to time party thereto.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Prior Liens” means any valid Liens that are (1) in existence on the Petition Date, (2) are either perfected as of the Petition Date or perfected subsequent to the Petition Date under Section 546(b) of the Bankruptcy Code, and (3) senior in priority to the Liens securing the Prepetition Super HoldCo Secured Obligations and the Liens securing the Prepetition Second Lien Notes Obligations, as applicable.

“Professional Fee Variance” has the meaning set forth in Section 6.22(iii).

“Professional Fee Variance Report” has the meaning set forth in Section 6.22(iii).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the outstanding Commitments and Term Loans of such Lender at such time and the denominator of which is the amount of the outstanding Aggregate Commitments and Term Loans of all Lenders at such time.

“Projections” has the meaning set forth in Section 6.01(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Quarterly Financial Statements” means unaudited consolidated balance sheets and related consolidated statements of comprehensive income and cash flows of Americas Styrenics for the most recent fiscal quarters (other than the fourth fiscal quarter) after the date of the applicable Annual Financial Statements and ended at least forty-five (45) days prior to the Closing Date.

“R.C.S. Luxembourg” means the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receipts Variance” has the meaning set forth in Section 6.22(ii).

“Recipient” means any Lender or Agent.

“Register” has the meaning set forth in Section 10.07(d).

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment.

“Remedies Notice Period” has the meaning set forth in Section 8.02.

“Reportable Event” means any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan, other than events for which the notice period is waived under applicable regulations as in effect on the date hereof.

“Required Lenders” shall mean, as of any date of determination, Lenders having (a) Term Loans outstanding and (b) New Money Commitments, that taken together, represent more than 50% of the sum of the (x) Total Outstandings and (x) Aggregate Commitments at such time. The Term Loans and New Money Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. Any Roll-Up Term Loans of any Lender who has not signed the Credit Agreement as of any date of determination of Required Lenders shall be disregarded in the determination of Required Lenders; provided, that Required Lenders shall include each Designated Lender for so long as such Designated Lender (together with its managed funds and accounts) holds at least 75% of the New Money Commitments and New Money Term Loans, measured on a collective basis, that were held by such Designated Lender (together with its managed funds and accounts) as of the Closing Date (calculated without giving effect to any prepayment of the New Money Term Loans).

“Responsible Officer” means the chief executive officer, chief restructuring officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or a manager (gérant) or a director (adminstrateur) of a Loan Party and, as to any document delivered on the Closing Date, any secretary, authorized signatory or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Obligations” has the meaning set forth in Section 11.09(a).

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to a Loan Party’s stockholders, partners or members (or the equivalent Persons thereof) and (ii) any Restricted Investment.

“Restricted Subsidiary” has the meaning assigned to such term in each of the Prepetition OpCo Credit Agreement and the Prepetition Super-Priority Revolving Credit Agreement, as applicable.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of May 13, 2026, by and among the parties thereto, together with all annexes, exhibits, schedules, and attachments thereto and, as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“Roll-Up” shall mean the “roll up” of Prepetition Super HoldCo Secured Obligations into Roll-Up Term Loans pursuant to the terms of this Agreement and the DIP Orders.

“Roll-Up Term Loans” shall have the meaning assigned to such term in Section 2.01(b).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the European Union, or His Majesty’s Treasury of the United Kingdom or the Swiss State Secretariat for Economic Affairs SECO or the Swiss Directorate of International Law, (b) any Person organized or ordinarily resident in a Sanctioned Country or (c) any Person controlled (as determined by applicable law) by any Person or Persons described in the foregoing clause (a).

“Sanctions” has the meaning set forth in Section 5.22(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” has the meaning given to such term in the OpCo DIP Credit Agreement.

“Securitization Subsidiary” has the meaning given to such term in the OpCo DIP Credit Agreement.

“SHC Debtors” means each of Parent, Holdings, the Lead Borrower, the Co-Borrower, Aristech and Altuglas, as set forth under the heading “SHC Debtors” on Schedule 1.01D.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Term Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“SPC” has the meaning specified in Section 10.07(j).

“Specified IP” means, collectively, (a) the Specified IP Rights and (b) the Specified IP License Agreements.

“Specified IP License Agreements” means the Amended and Restated Technology License Agreement, dated January 1, 2022, entered into between Trinseo Europe, as licensor, and Altuglas, as licensee, with respect to the use of IP Rights that are necessary to operate the businesses of Altuglas (“Altuglas IP License Agreement”), and the Technology License Agreement, dated September 1, 2021, entered into between Trinseo Europe, as licensor, and Aristech, as licensee, with respect to the use of IP Rights that are necessary to operate the businesses of Aristech (“Aristech IP License Agreement”).

“Specified IP Rights” means all IP Rights in North America owned or Controlled by Trinseo Europe that are necessary to operate the businesses of Aristech and Altuglas, respectively, as currently conducted, provided that the Specified IP Rights shall not include (i) any Trinseo Marks (except any rights to use the Trinseo Marks that are licensed to Aristech or Altuglas pursuant to the Specified IP License Agreements or the Amended and Restated Specified IP License Agreements); or (ii) any intent-to-use trademark applications prior to the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, only to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or any registration issuing therefrom under applicable law. For the purposes of this definition, “Controlled” means, with respect to any IP Rights, the right to grant a license or sublicense, as applicable, without (i)  violating the terms of any agreement or other arrangement with any other Person; (ii) requiring any consent, approvals or waivers from any other Person; (iii) requiring the payment of material compensation to any other Person, or resulting in the acceleration of payments to any other Person or diminishment of any royalties payable to Trinseo Europe; or (iv) incurring any additional material obligation under any agreement or other arrangement with any other Person.

“Specified Subsidiary” means a newly formed wholly-owned Subsidiary of the Co-Borrower, which shall hold no property or assets, other than the JV Interests; provided, that such Subsidiary shall not incur or guarantee any Indebtedness or suffer to exist any Liens (it being understood that failure to comply with this proviso shall constitute an Event of Default).”

“Stay Relief Motion” has the meaning set forth in Section 8.02

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Supplemental Agent” has the meaning specified in Section 9.13(a) and “Supplemental Agents” shall have the corresponding meaning.

“Supplier” has the meaning set forth in Section 3.01(i).

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Federal Act on Anticipatory Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer).

“Swiss Guarantor” means a Guarantor incorporated in Switzerland and/or a provider of a security interest under a Collateral Document incorporated in Switzerland.

“Swiss Security” means any Lien created under a Collateral Document which is governed by Swiss law.

“Swiss Withholding Tax” means any withholding tax in accordance with the Federal Act on Anticipatory Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer).

“Tax Grouping Agreement” means any tax group (including any German minimum tax group (Mindeststeuergruppe) and any other similar group for purposes of any Minimum Tax), fiscal unity arising under relevant tax laws (including any German VAT fiscal unity (Umsatzsteuerorganschaft)), any tax sharing or domination and/or profit and loss pooling or similar agreement, and any arrangements or transactions in order to satisfy the obligations arising under any such agreement (including, for the avoidance of doubt, distributions for purposes of compensation accounting losses in relation to a profit and loss pooling agreement and/or upstream loans to any parent entity to enable such parent to compensate its subsidiary for losses incurred which may need to be compensated under any domination and/or profit and loss pooling agreement), in each case exclusively between Holdings and/or its Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, addition to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Term Loan” shall mean, individually or collectively as the context requires, the New Money Term Loans and the Roll-Up Term Loans.

“Termination Notice” has the meaning set forth in Section 8.02.

“Term Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from the Term Loans made by such Lender.

“Term SOFR” means:

(1)	for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided however that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(2)	for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided however that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (1) or clause (2) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the Term SOFR Reference Rate (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in consultation with the Lead Borrower).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $10,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Term Loans.

“Transaction Expenses” means any fees or expenses incurred or paid by the Loan Parties in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the execution and delivery of the applicable Loan Documents on the Closing Date, (b) the funding of the Term Loans and the use of proceeds thereof; (c) the consummation of the Restructuring Transactions (as defined in the Restructuring Support Agreement) and any and all other transactions contemplated by the Restructuring Support Agreement; (d) the transactions set forth in the Chapter 11 Plan and the transactions set forth in any Plan Supplement Document (as defined in the Chapter 11 Plan) and (e) the payment of Transaction Expenses.

“Trinseo Co-Borrower” means Trinseo Materials Finance, Inc., a Delaware corporation.

“Trinseo Europe” means Trinseo Europe GmbH, a Swiss limited liability company (Gesellschaft mit beschrӓnkter Haftung) organized and existing under the laws of Switzerland.

“Trinseo Lead Borrower” means Trinseo Holding S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 130, boulevard de la Pétrusse, L-2330 Luxembourg, registered with the R.C.S. Luxembourg under number B153582.

“Trinseo LuxCo” means Trinseo Luxco S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 130, boulevard de la Pétrusse, L-2330 Luxembourg, registered with the R.C.S. Luxembourg under number B153577.

“Trinseo Loan Party” means, each of Trinseo Lead Borrower, Trinseo Co-Borrower and each other “Loan Party” as such term is defined in the Prepetition OpCo Credit Agreement.

“Trinseo Marks” means the “TRINSEO” trademark, including any word mark, service mark, design, logo, branding, corporate name, or other source or business identifiers related thereto, whether or not registered, and any derivation, variation, translation or adaptation thereof, together with all applications, registrations, renewals and extensions thereof and all goodwill associated with any of the foregoing.

“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a SOFR Loan.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Updated Budget” has the meaning set forth in Section 6.22(i).

“Updated Budget Deadline” has the meaning set forth in Section 6.22(i).

“U.S. Government Securities Business Days” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Security Agreement For Foreign Guarantors” means that certain Security Agreement, dated as of Closing Date, by the Foreign Guarantors party thereto in favor of the Collateral Agent, as amended, amended and restated, supplemented or modified from time to time in accordance with the terms thereof and this Agreement.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Variance Covenant Test Date” means every other Variance Report Deadline, commencing with the second Variance Report Deadline to occur following the Petition Date.

“Variance Report” has the meaning set forth in Section 6.22(ii).

“Variance Report Deadline” has the meaning set forth in Section 6.22(ii).

“VAT” means (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided, that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02        Luxembourg Terms. Luxembourg legal concepts expressed in English terms in this Agreement may not correspond to the original Luxembourgish, French or German terms relating thereto. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to a Luxembourg Loan Party, a reference to:

(i)            a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciare), administrative dissolution without liquidation (dissolution administrative sans liquidation), moratorium or reprieve from payment (sursis de paiement), fraudulent conveyance (actio pauliana), reorganisation by amicable agreement (réorganisation par accord amiable), judicial reorganisation (réorganisation judiciaire), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;

(ii)           a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur, curateur, mandataire de justice or conciliateur;

(iii)          a lien or security interest includes, without limitation, any hypothèque, nantissement, gage, privilège, transfert de propriété à titre de garantie, gage sur fonds de commerce, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(iv)          a guarantee includes any garantie which is independent from the debt to which it relates, any professional payment guarantee (garantie professsionelle de paiement) within the meaning of the Luxembourg law on professional payment guarantees dated 10 July 2020, and any suretyship (cautionnement) within the meaning of Articles 2011 et seq. of the Luxembourg Civil Code;

(v)           a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements);

(vi)          Organization Documents includes its up-to-date (restated) articles of association (statuts coordonnés);

(vii)         a manager includes a gérant;

(viii)        an agent includes, without limitation, a mandataire;

(ix)           creditors process or attachment means an executory attachment (saisie exécutoire) or a conservatory attachment (saisie conservatoire);

(x)            Equity Interests includes parts sociales;

(xi)           gross negligence means faute lourde;

(xii)          willful misconduct means dol or faute dolosive; and

(xiii)         commencing negotiations with two or more of its creditors with a view to rescheduling any of its indebtedness includes any negotiations conducted in order to reach an amicable agreement (accord amiable).

Section 1.03        Reserved.

Section 1.04        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(i)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(ii)           The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(iii)          Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iv)          The term “including” is by way of example and not limitation.

(v)           The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(vi)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(vii)         Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.05        Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b)            Notwithstanding any changes in GAAP after the Closing Date, any lease of the Loan Parties and their Subsidiaries that would be characterized as an operating lease under GAAP in effect on December 31, 2018 (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or Attributable Indebtedness under this Agreement or any other Loan Document as a result of such changes in GAAP.

Section 1.06        Rounding. Any financial ratios required to be maintained by the Lead Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.07        References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.08        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).

Section 1.09        Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.10        Reserved.

Section 1.11        Currency Equivalents. For purposes of any computation determining compliance with any incurrence or expenditure tests set forth in Article VI and Article VII or any definitions contained in Section 1.01, any amounts so incurred, expended or utilized (to the extent incurred, expended or utilized in a currency other than Dollars) shall be converted into Dollars on the basis of the Exchange Rate (or on such other basis as is reasonably satisfactory to the Required Lenders) as in effect on the date of such incurrence, expenditure or utilization under any provision of any such Section or definition that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence, expenditure or utilization test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the Exchange Rate (or on such other basis as is reasonably satisfactory to the Required Lenders) as in effect on the date of any new incurrence, expenditure or utilization made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

Section 1.12        Reserved

Section 1.13        Reserved.

Section 1.14        Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.15        German Terms. As used in this Agreement, where it relates to any German Loan Party and unless the context requires otherwise a reference to:

(i)            a “person being unable to pay its debts” or “insolvent” includes that person being in a state of Zahlungsunfähigkeit under section 17 InsO or being over-indebted (überschuldet) under section 19 InsO;

(ii)            a “liquidator”, “trustee in bankruptcy”, “administrative receiver”, “compulsory administrator” or other similar officer includes an insolvency administrator (Insolvenzverwalter), interim insolvency administrator (vorläufiger Insolvenzverwalter) or custodian (Sachwalter) or interim custodian (vorläufiger Sachwalter);

(iii)            a “winding up”, “administration” or “dissolution” includes liquidation (Liquidation), (preliminary) insolvency proceedings ((vorläufiges) Insolvenzverfahren), an order for admissibility of the application for the opening of insolvency proceedings (Entscheidung über Zulässigkeit des Insolvenzantrags) or for rejection of insolvency proceedings due to lack of funds (Abweisungsbeschluss mangels Masse) and including any action taken by the competent court as set out in section 21 InsO;

(iv)            a step or procedure taken in connection with insolvency proceedings for a German entity includes it being subject to a filing for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) for any of the reasons set out in sections 17 to 19 (inclusive) InsO, including, for the avoidance of doubt, a filing for preliminary proceedings according to sections 270a and 270b InsO;

(v)            a “moratorium” includes, without limitation, protective shield proceedings (Schutzschirmverfahren) and insolvency plan proceedings (Insolvenzplanverfahren);

(vi)            the definition of “Debtor Relief Laws” includes the German Insolvency Code (Insolvenzordnung, “InsO”).

(vii)            a “director” or “manager” of a company includes any statutory legal representative(s) (including any German law (organschaftlicher Vertreter)) of a person pursuant to the laws of its jurisdiction of incorporation, including with respect to a person incorporated or established in Germany, any managing director (Geschäftsführer) or member of the board (Vorstand);

(viii)            a “security interest”, “security” or “lien” includes a mortgage (Hypothek), land charge (Grundschuld) including security purpose declarations, pledge (Pfandrecht), assignment or transfer for security purposes (Sicherungsabtretung oder -übereignung) and retention of title arrangements ((verlängerter/erweiterter) Eigentumsvorbehalt); and

(ix)            a “guarantee” or “guaranty” includes any guarantee (Garantie), any indemnity, any joint and several (gesamtschuldnerisch) or independent obligation (unabhängiges Schuldversprechen) within the meaning of German law.

This Agreement is made in the English language. For the avoidance of doubt, the English language version shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German meaning and the underlying German law legal concept shall prevail.

Section 1.16        Restricted Lender/Loan Party.

(i)            For the avoidance of doubt and notwithstanding any other provision in any other Loan Document, the representations, general undertakings, restrictions and any other existing or future provisions in this Agreement or any other Loan Document related to Sanctions (together, the “Sanctions Provisions”) shall apply to each Loan Party only if, and to the extent that, the making of and/or compliance with such representations, undertakings, restrictions and/or such provisions do not result in a violation, of or conflict with, the Council Regulation (EC) No. 2271/96 of 22 November 1996 protecting against the effects of the extraterritorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung – AWV) (in conjunction with section 4 and section 19 paragraph 3 no. 1 a) of the German Foreign Trade Act (Außenwirtschaftsgesetz – AWG)) and/or any other applicable anti-boycott laws or regulations (together, the “Anti-Boycott Regulations”).

(ii)            In relation to each Lender that notifies the Administrative Agent and the Lead Borrower to this effect (each a “Restricted Lender”), the Sanctions Provisions shall only apply for the benefit of that Restricted Lender to the extent that it would not result in any violation of, conflict with or liability under any Anti-Boycott Regulations.

(iii)            In connection with any amendment, waiver, determination or direction relating to any part of a Sanctions Provision of which a Restricted Lender does not have the benefit pursuant to section (ii) above, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether any applicable consent threshold has been obtained or whether the determination or direction by the applicable consent threshold required to make the relevant determination or direction has been made.

Section 1.17        Authorization. Each party to this Agreement granting an authorization or power of attorney to any other person (for the purpose of this section Section 1.04, the "Authorized Person") under this Agreement or any other Loan Document hereby releases, to the extent legally possible, such other person from any restriction for self-dealing or double representation (including any such restrictions arising under section 181 of the German Civil Code (Bürgerliches Gesetzbuch – BGB)) and the Authorized Person may release, to the extent legally possible, any person that it sub-authorizes or grants a sub-power of attorney from the same restrictions. Any party to this Agreement prevented by applicable law or its constitutional documents to grant the release from the restriction for self-dealing or double representation (including any such restrictions arising under section 181 of the German Civil Code (Bürgerliches Gesetzbuch – BGB)) shall notify the relevant Authorized Person without undue delay.

Section 1.18        Cashless Roll. Subject to the Restructuring Support Agreement, the Term Loans may be satisfied and discharged on the Chapter 11 Plan Effective Date (solely with respect to a Chapter 11 Plan) pursuant to a roll thereof and a “cashless” exchange into term loans under a credit facility in accordance with the terms of the Restructuring Support Agreement (a “Maturity Roll”); provided that the Maturity Roll shall only occur with the consent of Required Lenders.

Article II

The Commitments and Credit Extensions

Section 2.01        Term Loans.

(a)            New Money Term Loans. Subject to the terms and conditions hereof and the DIP Orders, the Lenders hereby severally, but not jointly, agree to make term loans in Dollars (the “New Money Term Loans”) to the Borrower: (A) on the Closing Date, in a single borrowing in an aggregate principal amount requested by the Lead Borrower not to exceed $35,000,000 (the “Initial New Money Term Loans”), and (B) upon entry of the Final DIP Order, in a single borrowing in an aggregate principal amount requested by the Lead Borrower not to exceed the unfunded New Money Commitments as of such date immediately prior to giving effect to such Borrowing (the “Delayed Draw New Money Term Loans”); provided that Delayed Draw New Money Term Loans will initially be of the same Type (and interest rate relating thereto) as the Initial New Money Term Loans outstanding immediately prior to the Borrowing of such Delayed Draw New Money Term Loans (or, if there is more than one Type of Initial New Money Term Loan outstanding at such time (or more than one outstanding Interest Period applicable to Initial New Money Term Loan at such time)), such Delayed Draw New Money Term Loans will initially be of the same Type and will have the same Interest Period as the outstanding Initial New Money Term Loan designated in the applicable Committed Loan Notice). The Delayed Draw New Money Term Loans (when funded) shall be added to and become part of the New Money Term Loans (including the Initial New Money Term Loans), shall have the same terms as the New Money Term Loans and shall be treated as a single Class for all purposes as the New Money Term Loans (it being understood that nothing herein shall be construed as a representation or covenant by any Loan Party as to whether the Delayed Draw New Money Term Loans will be fungible with the New Money Term Loans (including the Initial New Money Term Loans) for U.S. federal income tax purposes), except that interest on the Delayed Draw New Money Term Loans shall commence to accrue from the applicable Delayed Draw New Money Closing Date. In no event shall any Lender be required to make Term Loans in excess of its New Money Commitments. Once repaid or prepaid, the New Money Term Loans may not be reborrowed.

(b)            Roll Up Loans. Subject to the terms and conditions of the DIP Orders, without any further action by any party to this Agreement or the other Loan Documents, the Bankruptcy Court or any other Person:

(i)	Upon entry of the Interim DIP Order, outstanding Prepetition Super HoldCo Term Loans as of such date (including accrued and unpaid interest thereon) held by Prepetition Super HoldCo Secured Parties that are Lenders hereunder as of such date shall be automatically deemed “rolled up” and converted into a tranche of U.S. Dollar denominated term loans under this Agreement (the “Interim Roll-Up Term Loans”), on a cashless basis, in an amount equal to two Dollars of Interim Roll-Up Term Loans for every one Dollar of principal amount of New Money Commitments funded on such date, based upon each such Person’s pro rata share of New Money Commitments, which Interim Roll-Up Term Loans shall be due and payable in accordance with the terms and conditions set forth in this Agreement as if originally funded hereunder on the Closing Date; provided that the aggregate principal amount of the Interim Roll-Up Term Loans shall not exceed $70,000,000;

(ii)	Upon entry of the Final DIP Order, outstanding Prepetition Super HoldCo Term Loans as of such date (including accrued and unpaid interest thereon) held by Prepetition Super HoldCo Secured Parties that are also Lenders hereunder as of such date (after giving effect to any conversion pursuant to clause (i) above) shall be automatically deemed “rolled up” and converted into a tranche of U.S. Dollar denominated term loans under this Agreement (the “Final Roll-Up Term Loans” and, together with the Interim Roll-Up Term Loans, the “Roll-Up Term Loans”), on a cashless basis, in an amount equal to two Dollars of Final Roll-Up Term Loans for every one Dollar of principal amount of New Money Commitments funded on such date, based upon each such Person’s pro rata share of the remaining New Money Commitments (after giving effect to any conversion pursuant to clause (i) above), which Final Roll-Up Term Loans shall be due and payable in accordance with the terms and conditions set forth in this Agreement as if originally funded hereunder on the Closing Date; provided that the aggregate principal amount of the Final Roll-Up Term Loans shall not exceed (x) $105,000,000, less (y) the aggregate principal amount of Interim Roll-Up Term Loans incurred prior to the entry of the Final DIP Order; and

(iii)	from and after the Closing Date, the aggregate outstanding amount of the Prepetition Super HoldCo Term Loans (including accrued and unpaid interest thereon) held by each such Person shall be automatically and irrevocably deemed reduced by an amount equal to the outstanding amount of the Prepetition Super HoldCo Term Loans (including accrued and unpaid interest thereon) of such Person deemed converted into Roll-Up Term Loans pursuant to clause (i) and/or (ii) above.

The Required Lenders shall provide to the Administrative Agent the allocation of the Roll-Up Term Loans, which shall initially be deemed SOFR Loans. Once repaid, the Roll-Up Term Loans may not be reborrowed.

Section 2.02        Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the Lead Borrower’s irrevocable notice to the Administrative Agent, which must be given in writing or via electronic mail. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (New York, New York time) one day prior to the Closing Date, with respect to the Borrowings on the Closing Date, or one day prior to the Delayed Draw New Money Closing Date, with respect to the Borrowings on the Delayed Draw New Money Closing Date, and with respect to any other Borrowing, conversion or continuation, 1:00 p.m. (New York, New York time) (i) three (3) Business Days prior to the requested date of any Borrowing of, or conversion of Base Rate Loans to, SOFR Loans denominated in Dollars and (ii) one (1) Business Day before the requested date of any Borrowing of, or conversion of SOFR Loans to, Base Rate Loans denominated in Dollars. Each notice by the Lead Borrower pursuant to this Section 2.02(a) must be a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower and delivered to the Administrative Agent. Each Borrowing of, conversion to or continuation of SOFR Loans shall be in a minimum Dollar Amount of $5,000,000 or a whole multiple of a Dollar Amount of $1,000,000 in excess thereof (or, if less, the entire remaining amount of the Commitments in respect thereof with respect to any Borrowing, or the entire outstanding principal amount thereof with respect to any conversion to or continuation). Each Borrowing of or conversion to Base Rate Loans shall be in a minimum Dollar Amount of $1,000,000 or a whole multiple of a Dollar Amount of $500,000 in excess thereof (or, if less, the entire remaining amount of the Commitments in respect thereof with respect to any Borrowing ,or the entire outstanding principal amount thereof with respect to any conversion to or continuation). Each Committed Loan Notice shall specify (i) whether the Borrowers are requesting a Term Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, which may, at the election of the Lead Borrower, be a Stub Period, and (vi) the Borrower’s wiring instructions. If with respect to SOFR Loans, the Lead Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Class of Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. If the Lead Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Lender shall make the amount of its Term Loan available to the Administrative Agent in Dollars in Same Day Funds at the Administrative Agent’s Office not later than 12:00 p.m. (New York, New York time) on the Business Day specified in the applicable Committed Loan Notice. Upon receipt of all requested funds, the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower.

(c)            During the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, no Term Loans denominated in Dollars may be requested as, converted to or continued as SOFR Loans.

(d)            The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. The determination of the Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the “Prime Rate” used in determining the Base Rate promptly following the public announcement of such change.

(e)            After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than five (5) Interest Periods in effect.

(f)            The failure of any Lender to make the Terms Loans to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loans on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Borrowing.

(g)            Each Lender may, at its option, make any Term Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Term Loan in accordance with the terms of this Agreement, subject in each case to Sections 3.01 and 3.04 hereof.

Section 2.03        Reserved.

Section 2.04        Reserved.

Section 2.05        Prepayments. (a) (i) The Borrowers may, upon written notice by the Lead Borrower to the Administrative Agent, at any time or from time to time, voluntarily prepay at par, if any, any Class or Classes of Term Loans; provided, that (1) such notice must be received by the Administrative Agent not later than (A) 1:00 p.m. (New York, New York time) three (3) Business Days prior to any date of prepayment of SOFR Loans (unless otherwise agreed by the Administrative Agent (email from counsel being sufficient)) and (B) 11:00 a.m. (New York, New York time) one (1) Business Day prior to the date of prepayment of Base Rate Loans; (2) any prepayment of SOFR Loans shall be in a principal Dollar Amount of $5,000,000, or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such prepayment notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Term Loans and the order of Borrowing(s) to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a SOFR Loan shall be accompanied by all accrued interest thereon. In the case of each prepayment of Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings to be repaid, and such payment shall be paid to the Lenders in accordance with their respective Pro Rata Shares or other applicable share provided for under this Agreement.

(ii)            [Reserved].

(iii)            Notwithstanding anything to the contrary contained in this Agreement, the Lead Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all outstanding Term Loans, which refinancing shall not be consummated or shall otherwise be delayed.

(iv)            Each prepayment pursuant to Section 2.05(a)(i) shall be applied to one or more Classes of Term Loans as directed by the Lead Borrower to the Administrative Agent by written notice at or prior to the time of such prepayment or, to the extent the Lead Borrower has not provided such notice to the Administrative Agent by the time of such prepayment, ratably across each class of Term Loans.

(v)            Notwithstanding anything to the contrary in this Section 2.05, the Lenders may reject in accordance with the procedures set forth Section 2.05(b)(viii) any voluntary prepayment made with the proceeds of an intercompany loan that is made by a Foreign Guarantor to the Lead Borrower in lieu of a payment that is required to be made directly under the Foreign Guaranty, in each case, as a result of the sale of any assets of, or the Equity Interests in, any Foreign Guarantor.

(b)            Mandatory. (i) If after the Closing Date (x) any Loan Party Disposes of any property or assets outside of the ordinary course of business or pursuant to Section 7.05(f)(xxi), (y) Holdings or any Borrower issues any Equity Interests to any Person that is not a Loan Party, or (z) any Casualty Event occurs with respect to any property or assets of any Loan Party, then the Borrowers shall cause to be prepaid on or prior to the date which is five (5) Business Days after the date of the realization or receipt thereby of such Net Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds realized or received (minus the amount of interest due and owing thereon); provided, however, that with respect to any Net Proceeds received or realized from any Casualty Event, the Borrowers shall not be required to prepay the Term Loans pursuant to this Section 2.05(b)(i) with such Net Proceeds to the extent that the Lead Borrower shall have delivered to the Administrative Agent written notice (email being sufficient) on or prior to such prepayment date stating that such Net Proceeds (or a portion thereof) shall be reinvested in assets useful in the business of the Loan Parties (or any of their respective Subsidiaries) within one hundred eighty (180) days following the receipt of such Net Proceeds, and if at the end of such reinvestment period any such Net Proceeds have not been so reinvested, the Borrowers shall cause to be prepaid on or prior to the date which is five (5) Business Days after the expiration of such reinvestment period an aggregate principal amount of Term Loans (minus the amount of interest due and owing thereon) in an amount equal to 100% of such Net Proceeds that have not been so reinvested.

(ii)            [Reserved].

(iii)            [Reserved].

(iv)            [Reserved].

(v)            [Reserved].

(vi)            Indebtedness. If any Loan Party incurs or issues any Indebtedness (other than Indebtedness not prohibited under Section 7.03), the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is one (1) Business Day after such Net Proceeds are received by any Loan Party, together with all accrued and unpaid interest thereon.

(vii)            Each prepayment of Term Loans pursuant to this Section 2.05(b) (A) shall be applied ratably to each Class of Term Loans then outstanding, (B) [reserved] and (C) shall be paid to the Lenders in accordance with their respective Pro Rata Share of each such Class of Term Loans, subject to clause (viii) of this Section 2.05(b).

(viii)            The Lead Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to (A) clause (i), (ii) or (vi) of this Section 2.05(b) by 4:00 p.m. (New York, New York time) three (3) Business Days prior to the date of such prepayment and (B) clauses (iii),  (iv) or (v) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Lead Borrower’s prepayment notice and of such Lender’s Pro Rata Share of the prepayment. Each Lender may reject all or a portion of its Pro Rata Share of (x) any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (iii), (iv) and (v) of this Section 2.05(b) and/or (y) a voluntary prepayment made pursuant to Section 2.05(a) with the proceeds of an intercompany loan that is made by a Foreign Guarantor to the Lead Borrower in lieu of a payment that is required to be made directly under the Foreign Guaranty, in each case, as a result of the sale of any assets of, or the Equity Interests in, any Foreign Guarantor, in each case by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Lead Borrower no later than 1:00 p.m. two (2) Business Days prior to such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment on a pro rata basis in accordance with the amounts of the Term Loans of such Lender (with such non-declining Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Lead Borrower and the Administrative Agent). To the extent such non-declining Lenders elect to decline their Pro Rata Share of such Declined Proceeds and notify the Administrative Agent and the Lead Borrower in writing by 10:00 a.m. one (1) Business Day prior to the prepayment date, any Declined Proceeds remaining thereafter shall be retained by the Borrowers (such remaining Declined Proceeds, the “Borrower Retained Prepayment Amounts”).

(c)            [Reserved].

(d)            [Reserved].

Section 2.06        Termination or Reduction of Commitments.

(a)            [Reserved].

(b)            Mandatory. Each Lender’s New Money Commitments shall be (A) permanently reduced on a dollar-for-dollar basis by the aggregate principal amount of any New Money Term Loans funded by such Lender in accordance with Section 2.01(a) in respect of such applicable New Money Commitments, and (B) terminated in full on the Maturity Date.

(c)            [Reserved].

Section 2.07        Repayment of Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders, on the Maturity Date, the aggregate principal amount of all Term Loans outstanding on such date.

Section 2.08        Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Term Loan that is maintained as a SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Term SOFR for such Interest Period plus (B) the Applicable Margin therefor and (ii) each Term Loan that is maintained as a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin therefor.

(b)            During the continuance of a Default or an Event of Default, the Borrowers shall pay interest on principal owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Term Loan shall be due and payable in cash in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.

(d)            [Reserved].

(e)            [Reserved].

(f)            In connection with the use or administration of Term SOFR, the Administrative Agent (at the written direction of the Required Lenders) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Lead Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.09        Payments.

(a)            Administrative Agent Fee. The Borrowers agree to pay to the Administrative Agent, for its own account, the administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time, including but not limited to, those set forth in the Agent Fee Letter.

(b)            Put Option Premium. The Borrowers shall pay to each Lender having a New Money Commitment as of the Closing Date, a payment in an amount equal to 7.50% of the aggregate principal amount of the New Money Commitments of such Lender as of the Closing Date, which shall be fully earned on the Closing Date and shall be due and payable in kind on each date that New Money Term Loans are funded (and based on the aggregate principal amount of such New Money Term Loans funded on such date), by increasing the aggregate principal amount of New Money Term Loans on such date. This payment shall be deemed to satisfy the Borrowers’ obligations to pay the Put Option Premium under and as defined in the Commitment Letter.

(c)            Commitment Payment. The Borrower shall pay to each Lender having a New Money Commitment on the Closing Date, a commitment payment in an amount equal to 3.50% of the aggregate principal amount of the New Money Commitments of such Lender as of the Closing Date, which shall be fully earned, due and payable on the Closing Date and shall be paid in kind by increasing the aggregate principal amount of the New Money Term Loans of each such Lender on such date.

Section 2.10        Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the “Prime Rate” shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid; provided that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11        Evidence of Indebtedness. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103( c) and proposed Treasury Regulations Section 1.163-5(b) (or, in each case, any amended or successor version), as non-fiduciary agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made to the Borrowers, the Borrowers shall execute and deliver to such Lender a Term Note payable to such Lender, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Note and endorse thereon the date, Type (if applicable), amount and maturity of its Term Loans and payments with respect thereto.

(c)            [Reserved].

(d)            Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12        Payments Generally. (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. (New York, New York time) on the dates specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York, New York time) in the case of payments in Dollars may, at the Administrative Agent’s discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)            If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)            Unless the Lead Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)            if the Borrowers failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Federal Funds Rate from time to time in effect; and

(ii)            if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Term Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Lead Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(a)            If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because it has been informed by the Borrower or such Lender that the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(b)            The obligations of the Lenders hereunder to make Term Loans are several and not joint. The failure of any Lender to make any Term Loan shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan.

(c)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

(d)            Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, , but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Term Loans or other Obligations then owing to such Lender.

Section 2.13        Sharing of Payments. (a) If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Term Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Term Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(b)            Notwithstanding anything to the contrary contained herein, (i) the provisions of the preceding Section 2.13(a) shall be subject to (x) the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders and (y) the express provisions of Section 3.07, which permit disproportionate payments with respect to the Term Loans as, and to the extent, provided therein, and (ii) any Lender may obtain and retain (without any requirement to share) any payment on account of the Term Loans in excess of its ratable share (or other share contemplated hereunder) to the extent such payment was received in connection with any transaction or series of related transactions with respect to which each then existing Lender is offered a bona fide opportunity to participate on the same terms (other than bona fide backstop, put option, arrangement or restructuring fees or premiums) as offered to all other participants (or their affiliates); provided, however, that if any such Lender does not accept an offer to participate in such transaction or series of related transactions to the extent of its pro rata share, such Lender shall be deemed to have declined such offer.

Section 2.14        Reserved.

Section 2.15        Reserved.

Section 2.16        Reserved.

Section 2.17        Reserved.

Section 2.18        Reserved.

Section 2.19        Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the funding of any Term Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Term Loans were made at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Reserved.

(b)            Defaulting Lender Cure. If the Lead Borrower and the Administrative Agent agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Term Loans of the other Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.20        Borrower Obligations Joint and Several. (a) Each Borrower hereby designates and appoints the Lead Borrower as its agent, attorney-in-fact and legal representative on its behalf for all purposes, including issuing Committed Loan Notices; giving instructions with respect to the disbursement of the proceeds of the Term Loans; paying, prepaying and reducing loans, commitments, or any other amounts owing under the Loan Documents; selecting interest rate options; giving, receiving, accepting and rejecting all other notices, consents or other communications hereunder or under any of the other Loan Documents; and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Lead Borrower hereby accepts such appointment. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Lead Borrower on behalf of one or more Borrowers as a notice or communication from such Borrower. Each warranty, covenant, agreement and undertaking made on behalf of the Co-Borrower by the Lead Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. Any action, notice, delivery, receipt, acceptance, approval, rejection or any other undertaking under any of the Loan Documents to be made by the Lead Borrower in respect of the Obligations of the Co-Borrower shall be deemed, where applicable, to be made in the Lead Borrower’s capacity as representative and agent on behalf of each Borrower, and any such action, notice, delivery, receipt, acceptance, approval, rejection or other undertaking shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

(b)            The Borrowers shall have joint and several liability in respect of all Obligations hereunder and under any other Loan Document to which any Borrower is a party, without regard to any defense (other than the defense that payment in full in Same Day Funds has been made), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of either Borrower’s liability hereunder, in bankruptcy or in any other instance, and the Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against either Borrower or against any other person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. Each Borrower hereby acknowledges that this Agreement is the joint and several obligation of each Borrower (regardless of which Borrower shall have delivered a Committed Loan Notice) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Term Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Term Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

Section 2.21        Benchmark Replacement Setting. (a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent (at the written direction of the Required Lenders) and the Lead Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Lead Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.20(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right (at the written direction of the Required Lenders) to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Lead Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Lead Borrower and the Lenders of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.20(d) and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.20.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent (at the written direction of the Required Lenders) in consultation with the Lead Borrower in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (at the written direction of the Required Lenders) in consultation with the Lead Borrower may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Lead Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Lead Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 2.22        Tax Treatment. Each of the Loan Parties, the Lenders and the Administrative Agent agree (a) that the Term Loans are debt for U.S. federal income tax purposes, (b) that such debt instrument is issued with OID, (c) that such debt instrument is described in Treasury Regulations Section 1.1272-1(c)(2) and therefore is governed by the rules set out in Treasury Regulations Section 1.1272-1(c), including Section 1.1272-1(c)(5), and is not governed by the rules set out in Treasury Regulations Section 1.1275-4, (d) that the Lead Borrower shall determine the amount of OID on the Term Loans, and (e) to adhere to this treatment for U.S. federal income tax purposes (including withholding obligations of the Borrowers and the Administrative Agent, if any) and not to take any action or file any tax return, report or declaration inconsistent herewith (including with respect to the amount of OID on the Term Loans as determined in accordance with clause (f)). This Section 2.22 is not an admission by any Lender that it is subject to U.S. taxation.

Article III

Taxes, Increased Costs Protection and Illegality

Section 3.01        Taxes.

(a)            Payments Free of Taxes. Except as provided in this Section 3.01, or as required by applicable Law, any and all payments made by or on account of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future Taxes, excluding, in the case of each Agent and each Lender, (1) Taxes imposed on or measured by its net income, however denominated, franchise Taxes imposed on it in lieu of net income Taxes, and branch profits Taxes, in each case, (i) imposed by a jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or Administrative Agent is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or Administrative Agent’s principal office or applicable Lending Office is located, or (ii) that are Other Connection Taxes, (2) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 3.07) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to this Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (3) Taxes attributable to such Recipient’s failure to comply with Section 3.01(d), and (4) any Taxes imposed under FATCA (all such excluded Taxes being hereinafter referred to as “Excluded Taxes”, and (x) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (y) to the extent not otherwise described in (x), Other Taxes, being hereinafter referred to as “Indemnified Taxes”). If the Loan Party or other applicable withholding agent shall be required by any Laws to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Recipient, (i) if such Taxes are Indemnified Taxes, then the sum payable by such Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.01), each of such Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings, (iii) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Loan Party is the applicable withholding agent, such Loan Party shall furnish to the Agent the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to the Agent.

In addition (but without duplication), each Borrower (jointly and severally) agrees to timely pay any and all present and future stamp, transfer, sales and use, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, including additions to Tax, penalties and interest related thereto (all taxes described in this paragraph of Section 3.01(a) being hereinafter referred to as “Other Taxes”), except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07), save for any Luxembourg Taxes payable upon a voluntary registration of the Loan Document with the Registration and Estates department (Administration de l’Enregistrement, des Domaines et de la TVA), if such voluntary registration is not required to maintain, preserve, establish or enforce the rights of that Loan Party.

(b)            Indemnification by the Borrowers. Without duplication of Section 3.01(a), each Borrower (jointly and severally) and each Guarantor agrees to indemnify each Recipient, within 10 days after demand therefor, for (i) the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and (ii) any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Recipient, as the case may be, provides the Lead Borrower or such Guarantor with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. A certificate as to the amount of such payment or liability delivered to the Lead Borrower or such Guarantor by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c)            Indemnification by the Lenders. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c).

(d)            Tax Administration Formalities.

(i)            Each Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the requesting Loan Party and the Administrative Agent, at the time or times reasonably requested by the such Loan Party or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Loan Party or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (iii)(A), (iii)(B) and (ii) of this Section 3.01(d)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission (1) would subject such Lender to any material unreimbursed cost or expense (it being understood that the completion, execution and submission of any documentation no more burdensome than that required for U.S. federal income withholding will not for purposes of this subsection (1) give rise to an exception from the preceding sentence and shall not be considered material unreimbursed cost or expense) or (2) would materially prejudice the legal or commercial position of such Lender; provided, however, that in no event shall the Lenders be required to provide its Tax returns (or any other information relating to its Taxes that it deems confidential).

(ii)            Each Recipient shall confirm whether it is entitled to receive payments under any Loan Document free from withholding under FATCA and shall provide any documentation, forms and other information relating to its status under FATCA reasonably requested by the Loan Parties sufficient for the Loan Parties to comply with their obligations under FATCA and to determine whether such Recipient has complied with such applicable reporting requirements.

(iii)            Without limiting the generality of the foregoing,

(A)            any Lender that is a U.S. person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Lender that is not a U.S. person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), applicable Internal Revenue Service Form W-8, together with all required attachments, certifying the status of such Lender and, if applicable, its beneficial owners, including in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code; and

(C)            any Lender that is not a U.S. person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv)            The Administrative Agent, and any sub-agent and any successor or supplemental Administrative Agent, shall deliver to the Borrower (in such number of copies as it reasonably requests) on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) executed copies of IRS Form W-9 (or any successor form). The Administrative Agent hereby represents and warrants to the Loan Parties that it is a “U.S. person” and a “financial institution” and that it will comply with its “obligation to withhold,” each within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(ii).

(e)            Designation of Different Lending Office. If any Recipient requests compensation under Section 3.04, or requires the Borrowers or any Loan Party to pay any Indemnified Taxes or additional amounts to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.01, then such Recipient shall (at the request of the Lead Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment.

(f)            Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to the Loan Party, net of all reasonable out-of-pocket expenses of the Recipient, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Recipient on such interest); provided that the Loan Parties, upon the request of the Recipient, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Recipient be required to pay any amount to the Loan Party pursuant to this paragraph (f) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This section shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to Taxes that it deems confidential) to the Borrowers or any other Person.

(g)            Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)            All amounts set forth in a Loan Document to be payable by any Loan Party to a Lender or Agent which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (j) below, if VAT is or becomes chargeable on any supply made by any Lender or Agent to any Loan Party under a Loan Document and such Lender or Agent is required to account to the relevant taxing authority for the VAT, that Loan Party shall pay to the relevant Lender or Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender or Agent shall promptly provide an appropriate VAT invoice to such Loan Party).

(i)            If VAT is or becomes chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Recipient”) under a Loan Document, and any Loan Party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration) (i) (where the Supplier is the Person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and (ii) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(j)            Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender or Agent for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Lender or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(k)            Any reference in paragraphs 3.01(h)-(l) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(l)            In relation to any supply made by a Party to any other Party under a Loan Document, if reasonably requested by such Party, that other Party must promptly provide such Party with details of that other Party’s VAT registration and such other information as is reasonably requested in connection with such Party’s VAT reporting requirements in relation to such supply.

Section 3.02        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund SOFR Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Lead Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all of such Lender’s SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans; and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03        Inability to Determine Rates. Subject to Section 2.20, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)            the applicable Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Term Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Lead Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Lead Borrower, any obligation of the applicable Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Lead Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Lead Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Lead Borrower shall also pay accrued interest on the amount so converted. If the Administrative Agent determines (in consultation with the Required Lenders) (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to the “Term SOFR” component of the definition of “Base Rate” until the Administrative Agent revokes such determination.

Section 3.04        Increased Cost and Reduced Return; Capital Adequacy. (a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case the later of (x) the Closing Date and (y) the date on which such Lender becomes a Lender under this Agreement, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any SOFR Loans or in the Taxes of such Lender on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or a reduction in the amount received or receivable by such Lender in connection with the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs, Taxes or reduction in amount resulting from (1) Indemnified Taxes or Excluded Taxes or (2) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the SOFR Loan (or of maintaining its obligations to make any Term Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)            If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the later of (x) Closing Date and (y) the date on which such Lender became a Lender under this Agreement, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)            [Reserved].

(d)            [Reserved].

(e)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(f)            If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Lead Borrower, use reasonable efforts to designate another Lending Office for any Term Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(f) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), (b) or (c).

(g)            For purposes of this Section 3.04, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

Section 3.05        [Reserved].

Section 3.06        Matters Applicable to All Requests for Compensation. (a)  Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Lead Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)            With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Lead Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Lead Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the Lead Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable SOFR Loan, or, if applicable, to convert Base Rate Loans into SOFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)            If the obligation of any Lender to make or continue any SOFR Loan, or to convert Base Rate Loans into SOFR Loans, shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable SOFR Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such SOFR Loans (or, in the case of any immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)            to the extent that such Lender’s SOFR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable SOFR Loans shall be applied instead to its Base Rate Loans; and

(ii)            all Term Loans that would otherwise be made or continued from one Interest Period to another by such Lender as SOFR Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into SOFR Loans shall remain as Base Rate Loans.

(d)            If any Lender gives notice to the Lead Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s SOFR Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans made by other Lenders are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding SOFR Loans, to the extent necessary so that, after giving effect thereto, all Term Loans held by the Lenders holding SOFR Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07        Replacement of Lenders under Certain Circumstances. (a)  If at any time (i) the Borrowers become obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any SOFR Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Lead Borrower may on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender and, in the case of clause (y) below only, with the prior written consent of the Required Lenders; provided that such consent shall not be required in the case of the termination of Commitments of Defaulting Lenders, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign, at par, pursuant to Section 10.07(b) (with the assignment fee to be paid by the Lead Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees, none of which shall constitute a Defaulting Lender; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Lead Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender and repay all Obligations of the Lead Borrower owing to such Lender relating to the Term Loans; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents.

(b)            Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Term Loans, and (ii) deliver any Term Notes evidencing such Term Loans to the Lead Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Term Loans, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Term Loans, Commitments shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Term Note or Term Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Term Loans and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c)            [Reserved].

(d)            In the event that (i) the Lead Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Term Loans and (iii) the Required Lenders have agreed (but solely to the extent required by Section 10.01) to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08        Survival. All of obligations of the Lead Borrower and the Co-Borrower under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

Article IV

Conditions Precedent to Credit Extensions

Section 4.01        Conditions Precedent to Closing. The obligation of each Lender to make the Initial Term Loans on the Closing Date is subject at the time of the making of such Initial Term Loans to the satisfaction or waiver of the following conditions:

(a)            Credit Agreement. This Agreement shall have been duly executed and delivered by the Borrowers and each Closing Date Guarantor.

(b)            Security. (i)  the U.S. Security Agreement for Foreign Guarantors shall have been executed and delivered by each Foreign Loan Party that is a Closing Date Loan Party; and (ii) the Pledge and Security Agreement shall have been duly executed and delivered by each Domestic Loan Party that is a Closing Date Loan Party.

(c)            OpCo DIP Credit Agreement. (i) The OpCo DIP Credit Agreement shall have been executed and delivered (or shall be executed and delivered substantially concurrently with the consummation of the Transactions contemplated to occur on the Closing Date) by the OpCo DIP Loan Parties party thereto the OpCo DIP Administrative Agent and the lenders party thereto, in form and substance reasonably satisfactory to the Required Lenders, (ii) the OpCo DIP Credit Agreement shall be in full force and effect immediately after giving effect to the Transactions contemplated to occur on the Closing Date and (iii) no “Default” or “Event of Default” (each as defined in the OpCo DIP Credit Agreement) shall have occurred and be continuing, in each case, immediately after giving effect to the Transactions contemplated to occur on the Closing Date.

(d)            [reserved].

(e)            [reserved].

(f)            [reserved].

(g)            Organization Documents. The Administrative Agent shall have received (i) a copy of the Organization Documents, including all amendments thereto, of each Borrower, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization or similar Governmental Authority, and a certificate as to the good standing or comparable certificate under applicable law (where relevant) of each Borrower as of a recent date, from such Secretary of State or similar Governmental Authority, including with respect to the Lead Borrower (A) a certificate of non-registration of judicial decisions or of administrative dissolution without liquidation (certificat de non inscription d'une décision judiciaire ou de dissolution administrative sans liquidation) delivered by the Luxembourg Insolvency Register (Reginsol, Registre de l'Insolvabilité) held and maintained by the R.C.S. Luxembourg dated on the Closing Date, (B) an excerpt (extrait) from the R.C.S. Luxembourg dated on the Closing Date, (ii) a certificate of the Secretary or Assistant Secretary or other Responsible Officer under applicable law of each Borrower dated the Closing Date and certifying (where relevant) (A) that attached thereto is a true and complete copy of the Organization Documents of such Borrower as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or board of managers (or equivalent governing body) of such Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the granting of Liens to secure the Loan Parties’ Obligations hereunder, and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Organization Documents of such Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing or comparable certificate under applicable law furnished pursuant to clause (i) above, (D) as to (if applicable) the incumbency and specimen signature of each Responsible Officer executing any Loan Document on behalf of such Borrower and countersigned by another officer or manager as to the incumbency and specimen signature of the Secretary or Assistant Secretary or comparable officer under applicable law executing the certificate pursuant to clause (ii) above, (E) if required by the articles of association or laws of the jurisdiction of its incorporation or organization of any Borrower (if applicable) or in the context of any pledge of shares granted over the shares in the capital in any Borrower, a copy of a resolution of the general meeting or a resolution in writing signed by all the holders of the issued shares (if applicable) of that company, (F) if applicable, a copy of a resolution signed by the supervisory board of the relevant Borrower, and (G) such other matters that are customarily included in a certificate of this nature in the jurisdiction of its incorporation or organization.

(h)            [Reserved].

(i)            Fees, Etc. Subject to the terms of the applicable DIP Order, all fees, premiums, payments, reasonable costs and expenses (including, without limitation, reasonable and documented legal fees and expenses) and other compensation contemplated hereby, payable to the Agents (including pursuant to the Agent Fee Letter), the Lenders (including pursuant to Section 2.09), or otherwise payable in respect of the Transactions, in each case, shall have been paid (or shall be paid substantially concurrently with the consummation of the Transactions on the Closing Date) to the extent due and payable on the Closing Date.

(j)            USA PATRIOT Act. The Administrative Agent and the Lenders shall have received (on or prior to the Closing Date) all documentation and other information required by regulatory authorities with respect to the Borrowers reasonably requested in writing at least five (5) Business Days prior to the Closing Date by the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(k)            Restructuring Related Deliverables.

(i)            The Interim DIP Order (A) shall have been entered by the Bankruptcy Court in the Chapter 11 Cases not later than four (4) calendar days after the Petition Date, (B) shall be in full force and effect, and (C) shall not have been vacated, reversed, stayed modified or amended in any respect without the prior written consent of the Required Lenders;

(ii)            The OpCo Interim DIP Order (A) shall have been entered by the Bankruptcy Court in the Chapter 11 Cases not later than four (4) calendar days after the Petition Date, (B) shall be in full force and effect, and (C) shall not have been vacated, reversed, stayed modified or amended in any respect without the prior written consent of the Required Lenders;

(iii)            The Loan Parties shall have delivered to the Ad Hoc Group’s Advisors and the OpCo 2028 Term Lenders Ad Hoc Group’s Advisors the Initial Budget, in the form of Exhibit 2 of the Interim DIP Order or any other form which shall be in form and substance acceptable to the Required Lenders;

(iv)            The Interim DIP Order shall be effective to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid, binding, enforceable, non-avoidable, and automatically and fully perfected Liens on, and security interests in, the Collateral of the SHC Debtors, to the extent required by the Interim DIP Order and with the priority set forth therein;

(v)            The Administrative Agent shall have received (i) an acknowledgment of senior liens from the Prepetition Super Holdco Agent and the Prepetition Second Lien Collateral Trustee and (ii) (x) an amendment to the Prepetition Super Holdco Credit Agreement executed by the Lenders party thereto providing for the payment subordination of the Prepetition Super HoldCo Secured Obligations to the Obligations under this Agreement and (y) pursuant to the Second Lien Intercreditor Agreement (as defined in the Prepetition Super Holdco Credit Agreement), a copy of the notice applying the corresponding payment subordination terms to the Prepetition Second Lien Notes Obligations; and

(vi)            The Closing Date shall have occurred on or before the date that is three (3) Business Days after the date of the entry of the Interim DIP Order.

Section 4.02        [Reserved].

Section 4.03        All Credit Events. The obligation of each Lender to make any Credit Extension (other than a Committed Loan Notice requesting only a conversion of Term Loans to the other Type, or a continuation of SOFR Loans) is subject to the following conditions precedent:

(a)            The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except to the extent such representation or warranty is qualified by “materiality” or “Material Adverse Effect”, in which case such representation or warranty shall be correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)            No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom, in each case, that has not been cured or waived.

(c)            The Administrative Agent shall have received a Committed Loan Notice in respect of the requested Borrowing in accordance with the requirements hereof.

(d)            Other than with respect to the Credit Extension on the Closing Date, the Bankruptcy Court shall have entered the Final DIP Order, which shall have been entered no later than thirty-five (35) days after the Petition Date and which shall be in full force and effect and shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Required Lenders;

(e)            [reserved];

(f)            [reserved];

(g)            The Administrative Agent, for the benefit of the Secured Parties, shall have valid, binding, enforceable, non-avoidable, and automatically and fully and perfected Liens on, and security interests in, the Collateral (subject to the exceptions set forth in this Agreement and the other Loan Documents), in each case, having the priorities set forth in the DIP Orders and subject only to Prior Liens and the payment in full in cash of any amounts due under the Carve Out; and

(h)            The Restructuring Support Agreement is in full force and effect, and no breach, default or event of default shall have occurred and be continuing thereunder.

Each Committed Loan Notice requesting a Credit Extension (other than a Committed Loan Notice requesting only a conversion of Term Loans to the other Type, or a continuation of SOFR Loans) submitted by the Lead Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03 (a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.03 on the Closing Date, each Lender that has signed or authorized the signing of this Agreement shall be deemed to have been satisfied with each document or other matter under Sections 4.01 and 4.03 that is required to be acceptable or satisfactory to a Lender unless the Administrative Agent and the Lead Borrower shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Article V

Representations and Warranties

Each of the Loan Parties represents and warrants to the Agents and the Lenders on the Closing Date and at the time of each Credit Extension that:

Section 5.01        Existence, Qualification and Power; Compliance with Laws. Each SHC Debtor is a debtor in the Chapter 11 Cases. Each Loan Party (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except, in each case referred to in clause (a) (other than with respect to each Borrower), (b)(i) (other than with respect to each Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02        Authorization; No Contravention. Subject to entry of the DIP Orders, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person (other than the DIP Orders, the Restructuring Support Agreement and the Chapter 11 Plan) or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any material Law; except with respect to any conflict, breach, contravention or payment (but not the creation of any Lien) referred to in clause (ii)(x), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03        Governmental Authorization; Other Consents. (a) Subject to entry of the DIP Orders, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect, as applicable, the Liens or register the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been (or, within the applicable period set out in the relevant Collateral Document, will be) duly obtained, taken, given or made and are or (within such applicable period will be) in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

(b)            Any Luxembourg Loan Party has carried out its activities and will continue to carry out its activities in a manner which complies with all relevant regulatory requirements regarding activities of the financial sector and in a manner which does not require it to be authorized under the Luxembourg Act, dated April 5, 1993, on the financial sector, as amended.

Section 5.04        Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. Subject to entry of the DIP Orders, this Agreement and each other Loan Document constitute legal, valid and binding obligations of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) the DIP Orders, (ii) the need for filings, registrations and, with respect to Collateral owned by Foreign Loan Parties, any other perfection steps necessary to create or perfect or register the Liens on the Collateral granted by the Loan Parties that are not SHC Debtors in favor of the Secured Parties and (iii) the effect of and restrictions under foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Loan Parties, intercompany Indebtedness owed by Foreign Loan Parties and any Collateral of Foreign Loan Parties.

Section 5.05        Financial Statements; No Material Adverse Effect. (a) To the knowledge of the Lead Borrower, the Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of Americas Styrenics as of the dates thereof and the results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and absence of footnotes.

(b)            Since the execution of the Restructuring Support Agreement, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06        Litigation. Except the commencement of the Chapter 11 cases, there are no actions, suits, proceedings, claims or disputes pending or, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07        Ownership of Property; Liens. (a) Each of the Loan Parties has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business, except for such defects in title that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)            [reserved].

Section 5.08        Environmental Matters. Except as disclosed in Schedule 5.08(a) or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)	each Loan Party is in compliance with all applicable Environmental Laws, and has obtained, and is in compliance with, all Environmental Permits required of any of them under applicable Environmental Laws;

(ii)	there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending, or to the knowledge of the Lead Borrower, threatened in writing, under any Environmental Law or to revoke, suspend or modify any Environmental Permit held by any of the Loan Parties under applicable Environmental Laws;

(iii)	none of the Loan Parties has agreed to assume or accept responsibility, by contract or otherwise, for any Environmental Liability of any other Person; and

(iv)	there are no facts, circumstances or conditions relating to the past or present business or operations of any of the Loan Parties or any of their respective predecessors (including the disposal of any wastes, hazardous substances or other materials), or to any Real Property at any time owned, leased or operated by any of them, that could reasonably be expected to give rise to any Environmental Liability on the part of the Loan Parties.

Section 5.09        Taxes. Subject to applicable bankruptcy law, the terms of the DIP Orders and any required approval or order by the Bankruptcy Court, except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties have timely filed all returns, statements, forms and reports for Taxes required to be filed, and such returns accurately reflect all liability for Taxes of the Loan Parties for the periods covered thereby, except to the extent that such filing is stayed by the commencement of the Chapter 11 Cases. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties have timely paid all Taxes levied or imposed upon them or their properties that are due and payable (including in their capacity as a withholding agent), except (i) to the extent that such payment is stayed by the commencement of the Chapter 11 Cases or (ii)  those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP if such contest shall have the effect of suspending enforcement or collection of such Taxes. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Loan Parties, threatened by any authority regarding any Taxes relating to the Loan Parties, nor is there any proposed Tax deficiency or assessment known to any Loan Parties against the Loan Parties that would, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.10        ERISA Compliance. (a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Pension Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws and regulations.

(b)            (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made; (ii) no Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) no Loan Party or ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA; except, with respect to each of the foregoing clauses (i) through (iv) of this Section 5.10(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)            Except as could not reasonably be expected to result in a Material Adverse Effect: (i) each Foreign Pension Plan maintained or administered by a Loan Party has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made by a Loan Party with respect to a Foreign Pension Plan have been timely made and the Loan Parties have not incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and (iii) each Foreign Pension Plan maintained or administered by the Loan Party is funded to the extent required by Law or otherwise to comply with the requirements of any material Law applicable in the jurisdiction in which such Foreign Pension Plan is maintained.

Section 5.11        Subsidiaries; Equity Interests. As of the Closing Date, (a) the Loan Parties (other than Parent) are direct and indirect wholly-owned Subsidiaries of Parent and (b) the Co-Borrower is a wholly-owned Subsidiary of Holdings. All of the outstanding Equity Interests owned by the Loan Parties in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01.

Section 5.12        Margin Regulations; Investment Company Act. (a) No Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b)            None of the Borrowers or any other Loan Party is, or is required to be, registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13        Disclosure. To the best knowledge of the Lead Borrower, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrowers represent that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation of such materials; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.14        Designation. As of the Closing Date and at all times thereafter, each of the Co-Borrower, Holdings, Altuglas and Aristech are and shall remain an “Unrestricted Subsidiary” of the Trinseo Lead Borrower and its Restricted Subsidiaries for purposes of, in accordance with and pursuant to the Prepetition OpCo Credit Agreement, the Prepetition Super-Priority Revolving Credit Agreement and any other Indebtedness of the Trinseo Lead Borrower and its Restricted Subsidiaries at any time outstanding, including without limitation, any refinancing Indebtedness of any of the foregoing.

Section 5.15        Intellectual Property; Licenses, Etc. Trinseo Europe owns or otherwise has the right to license to Aristech and Altuglas, as applicable, the Specified IP Rights licensed under the applicable Specified IP License Agreement. To the knowledge of Trinseo Europe, Aristech and Altuglas, respectively, no use of Specified IP Rights, or the operation of their respective businesses as currently conducted, including the use, manufacture, or sale of any product, infringes or misappropriates upon any IP Rights held by any Person. Other than Trinseo Europe, Aristech and Altuglas, no other Loan Party owns, licenses or possesses the right to use any Specified IP Rights in North America. No written claim, written accusations of infringements or litigation regarding any of the IP Rights is pending or, to the knowledge of each Loan Party, threatened in writing against any Loan Party.

Section 5.16        [Reserved].

Section 5.17        Subordination of Junior Financing. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

Section 5.18        Collateral Documents.

(a)            Subject to, and upon entry of, the DIP Orders, the DIP Orders and the other Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents with respect to any Loan Parties that are not SHC Debtors (and subject to the effect of and applicable restrictions under foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Loan Parties, intercompany Indebtedness owed by Foreign Loan Parties and any Collateral of Foreign Loan Parties, and subject to other perfection requirements specifically set out in the Security Documents), are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid, enforceable, non-avoidable and automatically and fully perfected security interest in the Collateral described therein and pledged under the Loan Documents and the DIP Orders, in each case, to the extent required by the Loan Documents and the DIP Orders, having the priorities set forth in the DIP Orders and subject only to the Carve-Out, Prior Liens and other exceptions set forth in the DIP Orders and the Loan Documents. Upon entry of the DIP Orders, the Administrative Agent shall have a legal, valid, enforceable, non-avoidable and automatically and fully perfected security interest in all right, title and interest in the Collateral of the SHC Debtors, as security for the Obligations, to the extent required by the DIP Orders, having the priorities set forth in the DIP Orders and subject only to the Carve-Out, Prior Liens and other exceptions set forth in the DIP Orders.

(b)            Pursuant to and to the extent provided in the DIP Orders, no filing or other action will be necessary to perfect or protect such Liens and security interests.

(c)            Pursuant to and to the extent provided in the DIP Orders, the Obligations of the SHC Debtors under this Agreement will constitute allowed superpriority administrative expense claims in the Chapter 11 Cases under section 364(c) of the Bankruptcy Code, having priority over all administrative expense claims and unsecured claims against such SHC Debtors now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code on a joint and several basis and all superpriority administrative expense claims granted to any other Person, subject only to the Carve-Out and other exceptions set forth in the DIP Orders, which claims shall have recourse to all of the SHC Debtors’ assets.

Section 5.19        Centre of Main Interest. For the purposes of the Insolvency Regulation, the Centre of Main Interest of each Guarantor and each Borrower that is incorporated in a jurisdiction within the European Union is situated in the jurisdiction of its registered office and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

Section 5.20        Pensions Act. (a) No Loan Party is or has been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 as amended).

(b)            No Loan Party is or has been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer.

Section 5.21        [Reserved].

Section 5.22        USA Patriot Act, Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions(a)        . (a) The Loan Parties and their respective directors, officers and employees and, to the knowledge of the Loan Parties, the agents of the Loan Parties, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

(b)            None of the Loan Parties, or any director, officer, or to the knowledge of the Loan Parties, any controlled Affiliate of any of the Loan Parties is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, the Swiss State Secretariat for Economic Affairs SECO or the Swiss Directorate of International Law, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including Crimea, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, Iran, North Korea and Syria).

(c)            (i) None of the Loan Parties will directly or indirectly, use the proceeds of the Term Loans in violation of applicable Sanctions or otherwise knowingly make available such proceeds to any Person for the purpose of financing the activities or business of or with any Sanctioned Person, or in any Sanctioned Country, (ii) none of the Loan Parties, their respective directors, officers or employees or, to the knowledge of Parent, any controlled Affiliate of the Loan Parties or their respective Subsidiaries that will act in any capacity in connection with or benefit from the Term Loans, is a Sanctioned Person and (iii) none of the Loan Parties, to the knowledge of the Loan Parties, their respective directors, officers and employees are in violation of applicable Sanctions in any material respect.

(d)            In relation to each Restricted Lender, the undertakings set forth in this Section 5.22 shall only apply for the benefit of that Restricted Lender to the extent that it would not result in any violation of, conflict with or liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such entity (including EU Regulation (EC) 2271/96 and section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) in connection with the German Foreign Trade Act (Außenwirtschaftsgesetz), and any similar anti-boycott or blocking statute.

(e)            In connection with any amendment, waiver, determination or direction relating to any part of the representations and warranties set forth in this Section 5.22 which a Restricted Lender does not have the benefit pursuant to the foregoing paragraph, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether any applicable consent threshold has been obtained or whether the determination or direction by the applicable consent threshold required to make the relevant determination or direction has been made.

Section 5.23        Luxembourg Specific Representations. (i) Each Luxembourg Loan Party is in compliance with the Luxembourg Act dated May 31, 1999 on the domiciliation of companies, as amended from time to time and all related regulations and (ii) the head office (administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Insolvency Regulation) the center of main interests (centre des intérêts principaux) of each Luxembourg Loan Party in Luxembourg is located at the place of its registered office (siège statutaire) in Luxembourg.

Section 5.24        No Public Financial Support in Connection with the Covid-19 Pandemic. No Swiss Guarantor has obtained any loan, surety, guarantee, non-refundable contribution or other financial support under any public financial support schemes pursuant to the Swiss Federal Act on the Statutory Principles for Federal Council Ordinances on Combating the COVID-19 Epidemic (SR 818.102), the Swiss Federal Act on Loans with Joint and Several Surety as a Result of Coronavirus (SR 951.26), the Swiss Ordinance on Hardship Measures for Companies in Connection with the COVID-19 Epidemic (SR 951.262) or any similar federal or cantonal scheme in Switzerland.

Section 5.25        Budget; Variance Report. The Initial Budget, each Approved Budget and each Updated Budget is based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact, such financial information as it relates to future events are subject to uncertainties and contingencies, many of which are beyond the Borrowers’ control, no assurance can be given that such financial information as it relates to future events will be realized and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein and such differences may be material. From and after the delivery of any Variance Report in accordance with this Agreement, such Variance Report shall be true, complete and correct in all material respects and fairly represent in all material respects the results of operations of the Borrowers and their Subsidiaries for the period covered thereby and in the detail to be covered thereby.

Section 5.26        Orders. Prior to the entry of the Final DIP Order, the Interim DIP Order is in full force and effect and has not been vacated, reversed or rescinded, amended or modified without the prior written consent of the Required Lenders, and no appeal of such Interim DIP Order has been timely filed or, if timely filed, no stay pending such appeal is currently effective. After entry of the Final DIP Order, such Final DIP Order is in full force and effect and has not been vacated, reversed or rescinded, amended or modified without the prior written consent of the Required Lenders, and no appeal of such Final DIP Order has been timely filed or, if timely filed, no stay pending such appeal is currently effective.

Section 5.27        Bankruptcy Matters.

(a)            The Chapter 11 Cases were validly commenced on the Petition Date, and (x) proper notice under the circumstances of the motion seeking approval of the Loan Documents and entry of the DIP Orders was given, and (y) the hearing for the approval of the Interim DIP Order has been held by the Bankruptcy Court.

(b)            After the entry of the DIP Orders, the Obligations will constitute DIP Superpriority Claims and the liens securing the Obligations shall be senior secured, valid, enforceable, and automatically and properly perfected priming liens on the Collateral, having the priorities set forth in the DIP Orders, subject in all respects to the Carve-Out, Prior Liens, and other exceptions set forth in the DIP Orders and the Loan Documents.

Section 5.28        Insolvency. No insolvency proceeding has been commenced with respect to any German Loan Party and none of the German Loan Parties is unable to pay its debts or insolvent.

Section 5.29        Centre of Main Interest. The Centre of Main Interest of each German Loan Party is situated in Germany.

Article VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Term Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder which is accrued and payable shall remain unpaid or unsatisfied, then from and after the Closing Date, each Loan Party shall:

Section 6.01        Financial Statements. (a) [Reserved];

(b)            Deliver to the Administrative Agent for prompt further distribution to each Lender, within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Parent completed after the Closing Date, a consolidated statements of cash flows for such fiscal quarter, certified by a Responsible Officer of Parent or a Borrower as to the best of his or her knowledge, fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)            Deliver to the Administrative Agent for prompt further distribution to each Lender, within thirty (30) days after the end of each month of each fiscal quarter of Parent completed after the Closing Date, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such month and the related consolidated statements of income or operations for such month, certified by a Responsible Officer of Parent or a Borrower as to the best of his or her knowledge, fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Notwithstanding the foregoing, the obligations in this Section 6.01 may be satisfied with respect to financial information of the Parent and its Subsidiaries by furnishing the Parent’s (or any parent’s) Form 10-K or 10-Q, as applicable, filed with the SEC.

Documents required to be delivered pursuant to this Section 6.01 and Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Lead Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Lead Borrower shall deliver paper copies of such documents (which may be electronic copies delivered via electronic mail) to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Lead Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 6.02        Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)            [reserved];

(b)            [reserved];

(c)            [reserved]; and

(d)            promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties, or compliance with the terms of the Loan Documents as the Administrative Agent or any Lender may from time to time reasonably request.

Section 6.03        Notices. Promptly after a Responsible Officer of any Loan Party has obtained actual knowledge thereof, notify the Administrative Agent for prompt further notification to each Lender:

(a)            of the occurrence of any Default or “Default” (as such term is defined in the OpCo DIP Credit Agreement) under the OpCo DIP Credit Agreement;

(b)            of the occurrence of an ERISA Event which could reasonably be expected to result in a Material Adverse Effect or the occurrence of an “ERISA Event” (as such term is defined in the OpCo DIP Credit Agreement) under the OpCo DIP Credit Agreement which could reasonably be expected to result in a “Material Adverse Effect” (as such term is defined in the OpCo DIP Credit Agreement);

(c)            of the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, against (i) the Lead Borrower or any other Loan Party that could in each case reasonably be expected to result in a Material Adverse Effect or (ii) Trinseo Lead Borrower or any Trinseo Loan Party that could in each case reasonably be expected to result in a “Material Adverse Effect” (as such term is defined in the OpCo DIP Credit Agreement).

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Lead Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Lead Borrower or the respective Loan Party has taken and proposes to take with respect thereto (or in the case of notices delivered under the OpCo DIP Credit Agreement, stating what action the Trinseo Lead Borrower or any Trinseo Loan Party has taken or proposes to take with respect thereto).

Section 6.04        Payment of Taxes. Subject to applicable bankruptcy law, the terms of the DIP Orders and any required approval or order by the Bankruptcy Court, pay, discharge or otherwise satisfy, as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, (ii) such payment is stayed by the commencement of the Chapter 11 Cases or (iii) or the failure to pay or discharge would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05        Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business.

Section 6.06        Maintenance of Properties. Except (i) if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) for Dispositions permitted by Section 7.05 (a) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in as good a working order, repair and condition, as they were in on the date hereof, ordinary wear and tear excepted and fire, casualty or condemnation excepted, (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business, and (c) maintain or renew all of its registered or issued intellectual property.

Section 6.07        Maintenance of Insurance.

(a)            Generally. Maintain, with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Loan Parties) as are customarily carried under similar circumstances by such other Persons, including comprehensive “all risk” or special causes of loss form insurance and commercial general liability insurance.

(b)            Requirements of Insurance. All such insurance shall, to the extent customary in the applicable jurisdiction, name the Collateral Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable.

(c)            Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Laws.

(d)            If the Borrowers shall fail to maintain insurance in accordance with this Section 6.07, or if the Borrowers shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrowers agree to reimburse the Administrative Agent for all costs and expenses of procuring such insurance. The provisions of this Section 6.07 shall be deemed supplemental to, but not duplicative of, the provisions of any Collateral Documents that require the maintenance of insurance.

Section 6.08        Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except, in each case, if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09        Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of the Borrowers, as the case may be (it being understood and agreed that certain Foreign Loan Parties maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10        Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of such Loan Party’s properties, to examine such Person’s corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss such Person’s affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that the Administrative Agent and the Lenders shall not exercise such rights more often than two (2) times in the aggregate during any calendar year and only one (1) such time shall be at the Borrowers’ expense; provided further that when an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Loan Parties shall be required to disclose, or permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney client or similar privilege or constitutes attorney work-product.

Section 6.11        Additional Collateral; Additional Guarantors. Subject to Section 6.18, at the Borrowers’ expense, subject to the limitations and exceptions of this Agreement, including, without limitation, the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including always ensuring that the Obligations are secured by a first-priority security interest in all Collateral, including, but not limited to, the Equity Interests of the Borrowers and the Specified IP.

Section 6.12        Reserved.

Section 6.13        Reserved.

Section 6.14        Further Assurances. Promptly upon reasonable request by the Administrative Agent (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement.

Section 6.15        Reserved.

Section 6.16        Reserved.

Section 6.17        Use of Proceeds. The Borrowers will use (x) the proceeds of the New Money Term Loans only (i) to make adequate protection payments as required in the Loan Documents and the DIP Orders, (ii) to pay the fees, expenses, and administrative costs of the Chapter 11 Cases, (iii) to pay obligations arising from or related to the Carve-Out, (iv) to pay prepetition obligations as approved by the Bankruptcy Court, and (iii) for working capital and other general corporate needs and purposes of the SHC Debtors and certain of their Affiliates (including, for the avoidance of doubt, non-SHC Debtors), in each case, in accordance with and subject to the Loan Documents and the DIP Orders (including the Approved Budget, subject to the Permitted Variance); and (y) the Roll-Up Term Loans only to roll-up amounts outstanding under the Prepetition Super HoldCo Secured Obligations.

No proceeds of any Loan borrowed under this Agreement will be used, whether directly or indirectly, in a manner which would constitute a harmful “use of proceeds in Switzerland” as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, unless the Swiss Federal Tax Administration confirms by way of a binding tax ruling satisfactory to the Administrative Agent that interest payments under this Agreement will not be subject to Swiss Withholding Tax (irrespective of a potential use of proceeds in Switzerland).

Section 6.18        Post-Closing Actions. Complete each of the actions described on Schedule 6.18 as soon as commercially reasonable and by no later than the date set forth in Schedule 6.18 with respect to such action or such later date as the Administrative Agent may reasonably agree at the direction of the Required Lenders.

Section 6.19        Compliance with Anti-Corruption Laws. Each Loan Party shall: (a) conduct its business in a manner expected to maintain compliance with Anti-Corruption Laws, and maintain policies and procedures designed to ensure compliance with Anti-Corruption Laws; and (b) not authorize the use of the proceeds of any Borrowing, directly or, to its knowledge, indirectly, in any manner which would violate Anti-Corruption Laws in any material respect.

Section 6.20        Liquidity. Not later than 5:00 p.m. New York City time every Thursday (commencing with Thursday of the week immediately following entry of the Interim DIP Order) (each such Thursday, a “Liquidity Report Deadline”), deliver to the Lenders a report setting forth Liquidity as of the last Business Day of the calendar week immediately preceding such Liquidity Report Deadline.

Section 6.21        Lender Calls. The Loan Parties shall hold weekly conference calls and/or video calls (on a day and time as may be agreed by the Ad Hoc Group’s Advisors and the Company Advisors) among the Company Advisors, the Ad Hoc Group’s Advisors, the Ad Hoc Group, the members of the OpCo 2028 Term Lenders Ad Hoc Group that are Lenders and the OpCo 2028 Term Lenders Ad Hoc Group’s Advisors, which calls may cover the Loan Parties’ financial performance, the latest Approved Budget, Variance Reports, and/or any projections and such other information and matters reasonably related thereto; provided that the Loan Parties’ senior management shall, to the extent reasonably practicable, attend such weekly conference call subject to the reasonable prior written request of the Lenders.

Section 6.22        Budget and Variance Reporting(i)        .

(a)            Not later than 5:00 p.m. New York City time on every other Thursday following the Closing Date (commencing with the Thursday of the second week immediately following the week in which the Petition Date occurs) (each such Thursday, the “Updated Budget Deadline”), deliver to the Ad Hoc Group’s Advisors and the OpCo 2028 Term Lenders Ad Hoc Group’s Advisors a supplement to the Initial Budget or most-recently delivered Updated Budget (each such supplement, an “Updated Budget”), covering the 13-week period that commences with Monday of the calendar week of the Updated Budget Deadline, consistent with the form and level of detail set forth in the Initial Budget and including a forecasted unrestricted cash balance as well as a line-item report setting forth the estimated fees and expenses to be incurred by each professional advisor on a monthly basis. Each Updated Budget shall be subject to the approval of the Required Lenders (or one of the Ad Hoc Group's Advisors on behalf of the Required Lenders) (the Initial Budget and each Updated Budget so approved, an “Approved Budget”). An Updated Budget shall be deemed approved only upon (a) receipt by the Loan Parties of written approval thereof by the Required Lenders (or one of the Ad Hoc Group's Advisors on behalf of the Required Lenders) (with email from the Ad Hoc Group's Advisors to the Loan Parties being sufficient) or (b) failure of the Required Lenders (or one of the Ad Hoc Group's Advisors on behalf of the Required Lenders) to approve or reject such Updated Budget within three (3) Business Days of delivery thereof (it being understood that if no such acceptance or rejection shall be delivered by 11:59 p.m. NYC time on such third Business Day, then such Updated Budget shall be deemed approved). In the event an Updated Budget is not approved (or deemed approved) in accordance with the foregoing, the prior Approved Budget shall remain in effect. Prior to delivery of the first Updated Budget required to be delivered after the Closing Date, the Initial Budget shall constitute the Approved Budget.

(b)            Not later than 5:00 p.m. New York City time every Thursday (commencing with Thursday of the second week immediately following the week in which the Petition Date occurs) (each such Thursday, a “Variance Report Deadline”), deliver to the Ad Hoc Group’s Advisors a variance report (each, a “Variance Report”), in form and substance reasonably acceptable to the Required Lenders, showing the difference between total actual operating receipts and total budgeted operating receipts as set forth in the Approved Budget, as the case may be (the “Receipts Variance”) and total actual operating disbursements and total budgeted operating disbursements as set forth in the Approved Budget, as the case may be (the “Disbursements Variance”), in each case, for the Applicable Period, together with a reasonably detailed explanation of such Receipts Variance and Disbursements Variance.

(c)            Not later than 5:00 p.m. New York City time on the fifteenth (15th) day of each month (commencing with the first such date following the Petition Date), deliver to the Ad Hoc Group’s Advisors and the OpCo 2028 Term Lenders Ad Hoc Group’s Advisors a variance report (the “Professional Fee Variance Report”), in form and substance reasonably acceptable to the Required Lenders, showing the difference between the total actual professional fees and expenses and total budgeted professional fees and expenses as set forth in the Approved Budget, as the case may be (the “Professional Fee Variance”), in each case, for the period then-ended.

Section 6.23        Milestones. The Loan Parties shall satisfy the requirements of each Milestone, including by the time, to the extent, and in the manner required thereby (or as otherwise agreed to by the Required Lenders in writing (email being sufficient)).

Section 6.24        Bankruptcy Related Matters.

(a)            The SHC Debtors shall cause all proposed (i) “first day” orders, (ii) “second day” orders, (iii) orders related to or affecting the Obligations and/or the Loan Documents, the Prepetition SHC Obligations and applicable loan documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course or adequate protection, (iv) orders concerning the financial condition of the SHC Debtors, or other Indebtedness of the SHC Debtors and (v) orders establishing procedures for administration of the Chapter 11 Cases or approving significant transactions submitted to the Bankruptcy Court, in each case, proposed by the SHC Debtors, to be in accordance with the terms of this Agreement and the Restructuring Support Agreement, to the extent applicable;

(b)            The SHC Debtors shall comply in all material respects with each order entered by the Bankruptcy Court in connection with the Chapter 11 Cases Bankruptcy Order and with the terms of the Restructuring Support Agreement; and

(c)            The SHC Debtors shall deliver to the Ad Hoc Group’s Advisors and the OpCo 2028 Term Lenders Ad Hoc Group’s Advisors not less than two (2) full Business Days prior to any material filing (or, if not reasonably practicable as a result of exigent circumstances, as soon as reasonably practicable prior to any such material filing), copies of all proposed material pleadings, motions, applications, orders, financial information and other documents to be filed by or on behalf of the SHC Debtors with the Bankruptcy Court in the Chapter 11 Cases that affect or may affect any of the Secured Parties, and shall consult in good faith with the Ad Hoc Group’s Advisors and the Required Lenders regarding the form and substance of any such document; provided that, the foregoing shall not apply to any monthly or quarterly operating reports, retention applications, fee applications, fee statements, and any declarations in support thereof or related thereto filed in the Chapter 11 Cases.

(d)            The SHC Debtors shall if not otherwise provided through the Bankruptcy Court’s electronic docketing system or by Kroll Restructuring Administration LLC, as soon as available, deliver to the Ad Hoc Group’s Advisors promptly as soon as available, copies of all material final pleadings, motions, applications, orders, financial information and other documents, in each case, distributed by or on behalf of the Loan Parties to any official or unofficial committee appointed or appearing in the Chapter 11 Cases or any other party in interest.

Article VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Term Loan or other Obligation hereunder (other than contingent indemnification obligations as to which no claim has been asserted) which is accrued and payable shall remain unpaid or unsatisfied, then from and after the Closing Date:

Section 7.01        Liens. No Covenant Party shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)            Liens pursuant to any Loan Document;

(b)            Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or equivalent accounting principles in the relevant jurisdiction;

(c)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(d)            Liens in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including, for the avoidance of doubt, Liens arising under the general terms and conditions (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) in relation to bank accounts held in Germany) including any netting and the right of setoff, and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(e)            Liens in favor of any Covenant Party;

(f)            Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(g)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(h)            Liens pursuant to the OpCo DIP Loan Documents;

(i)            Liens that are contractual rights of setoff or rights of pledge relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness;

(j)            Liens pursuant to the Prepetition SHC Loan Documents, the Prepetition OpCo Revolving Loan Documents or the Prepetition OpCo Term Loan Documents; and

(k)            Solely with respect to each Aristech and Altuglas:

(i)            [reserved];

(ii)            Liens existing on the Closing Date and listed on Schedule 7.01(k) and any modifications, replacements, renewals, refinancings or extensions thereof; provided, that (i) the Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof, and (ii) the replacement, renewal, refinancing or extension of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(iii)            Liens for taxes, assessments or governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or equivalent accounting principles in the relevant jurisdiction;

(iv)           statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens (and, in case of supply agreements governed by German law, also contractually agreed Liens in favor of suppliers) arising in the ordinary course of business and (x) which do not in the aggregate materially detract from the value of any property or assets of Aristech or Altuglas, as applicable, or materially impair the operation of the business of Aristech or Altuglas, as applicable, or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(v)            (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (ii) [reserved] and (iii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Aristech or Altuglas, as applicable;

(vi)           deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(vii)          (i) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions, matters which would be disclosed by an accurate survey or inspection of any Real Property and other, similar encumbrances and minor title defects affecting Real Property that do not in the aggregate materially interfere with the ordinary conduct of the business of Aristech or Altuglas, as applicable, or (ii) easements, rights-of-way, restrictions (including zoning restrictions) or encroachments that are reserved for the benefit of The Dow Chemical Company on any leased Real Property;

(viii)         [reserved];

(ix)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(x)             leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Aristech or Altuglas, as applicable, or (ii) secure any Indebtedness;

(xi)            Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(xii)           Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(xiii)          Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.06 or, to the extent related to any of the foregoing, to be applied against the purchase price for such Investment, or consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(xiv)         Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement permitted hereunder;

(xv)          Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.06;

(xvi)         Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvii)        Liens that are contractual rights of setoff or rights of pledge (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of Aristech or Altuglas, as applicable to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Aristech or Altuglas, as applicable;

(xviii)       ground leases in respect of Real Property on which facilities owned or leased by Aristech or Altuglas, as applicable;

(xix)          [reserved];

(xx)           any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by Aristech or Altuglas, as applicable, in the ordinary course of business;

(xxi)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Aristech or Altuglas, as applicable, in the ordinary course of business permitted by this Agreement;

(xxii)         [reserved];

(xxiii)        [reserved];

(xxiv)         [reserved];

(xxv)         (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Aristech or Altuglas, as applicable;

(xxvi)        Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(xxvii)        Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xxviii)     [reserved];

(xxix)        Liens on Securitization Assets purported to be sold or otherwise transferred in connection with a Permitted Securitization;

(xxx)         [reserved];

(xxxi)        Liens in connection with a Tax Grouping Agreement;

(xxxii)       other Liens with respect to property or assets of Aristech or Altuglas, as applicable, securing obligations in an aggregate principal amount outstanding at any time not to exceed $1,000,000; and

(xxxiii)      any Lien required to be granted under mandatory law in favor of creditors as a consequence of a merger or a conversion permitted under this Agreement.

The expansion of Liens by virtue of accrual of interest and the payment of interest will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

Section 7.02        Subsidiaries. No Covenant Party shall form or acquire any direct Subsidiary after the Closing Date other than in connection with the consummation of the Transactions.

Section 7.03        Indebtedness. No Covenant Party shall, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness of any Covenant Party under the Loan Documents;

(b)            the Intercompany Parent Note;

(c)            Indebtedness outstanding pursuant to the OpCo DIP Credit Agreement;

(d)            any obligations and liabilities under or in connection with a Tax Grouping Agreement;

(e)            obligations owed by the Lead Borrower or the Co-Borrower to any financial institution in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(f)            Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(g)            all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (f) above;

(h)            any unsecured Guarantee by any Covenant Party of the obligations of any Affiliate of such Covenant Party to suppliers, distributors, customers and licensees in the ordinary course of business;

(i)            Indebtedness outstanding pursuant to the Prepetition SHC Loan Documents, the Prepetition OpCo Revolving Loan Documents or the Prepetition OpCo Term Loan Documents in an aggregate principal not to exceed the aggregate principal amount outstanding as of the Petition Date; and

(j)            Solely with respect to each Aristech or Altuglas:

(i)             [reserved];

(ii)            Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(j) and any Permitted Refinancing thereof;

(iii)           [reserved];

(iv)           [reserved];

(v)            (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) existing as of the Closing Date, and any Permitted Refinancing thereof and (ii) Attributable Indebtedness arising out of sale leaseback transactions permitted by Section 7.05 as of the Closing Date and any Permitted Refinancing thereof;

(vi)           Indebtedness in respect of Swap Contracts (as defined in the Prepetition OpCo Credit Agreement as in effect on the Closing Date) designed to hedge against exposure of Aristech or Altuglas, as applicable, to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(vii)          Indebtedness arising out of, or in connection with, cash management practices, provided that any such Indebtedness owed by Loan Parties to Restricted Subsidiaries that are not Loan Parties shall be subordinated to the Obligations pursuant to a subordination agreement and related documentation in form and substance reasonably satisfactory to the Required Lenders;

(viii)         [reserved];

(ix)            Indebtedness representing deferred compensation to employees of Aristech or Altuglas, as applicable, incurred in the ordinary course of business;

(x)             [reserved];

(xi)            [reserved];

(xii)           Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xiii)          Indebtedness incurred by Aristech or Altuglas, as applicable, in the form of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims;

(xiv)         obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Aristech or Altuglas, as applicable, or obligations in the form of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xv)          [reserved];

(xvi)         [reserved];

(xvii)        to the extent constituting Indebtedness, obligations of Aristech or Altuglas, as applicable, if a seller or servicer (or any obligation of Aristech or Altuglas, as applicable, in respect of a seller or servicer) in a Permitted Securitization in respect of any Standard Securitization Undertakings (as defined in the Prepetition OpCo Credit Agreement as in effect on the Closing Date) as to such Permitted Securitization;

(xviii)       [reserved];

(xix)          Indebtedness which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (xix) and then outstanding, does not exceed the $1,000,000 in each case determined at the time of incurrence, and any Permitted Refinancing thereof;

(xx)           [reserved];

(xxi)          [reserved];

(xxii)         [reserved];

(xxiii)        [reserved];

(xxiv)        unsecured Indebtedness in respect of obligations of Aristech or Altuglas, as applicable, to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money; and

(xxv)         [reserved].

For purposes of determining compliance with Section 7.03, in the event that an item of Indebtedness (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness described in Section 7.03(a) through (j) above, the Lead Borrower, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness (or any portion thereof) in any one or more of the types of Indebtedness described in Section 7.03(a) through (j) and will only be required to include the amount and type of such Indebtedness in such of the above clauses as determined by the Lead Borrower at such time. The Lead Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 7.03(a) through (j) so long as such Indebtedness (or any portion thereof) is permitted to be incurred pursuant to such provision at the time of reclassification. Notwithstanding the foregoing, Indebtedness incurred under the Loan Documents shall only be classified as incurred under Section 7.03(a).

The accrual of interest and the payment of interest, fees, premiums or similar amounts in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the applicable Loan Party dated such date prepared in accordance with GAAP.

Section 7.04        Fundamental Changes. No Covenant Party shall merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (a) the Covenant Parties may effect a Disposition permitted pursuant to Section 7.05 and (b) in connection with the consummation of the Transactions.

Section 7.05        Dispositions. No Covenant Party shall, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:

(a)            [reserved];

(b)            Dispositions that constitute a Restricted Payment permitted by Section 7.06, a Permitted Investment or Liens permitted by Section 7.01;

(c)            Dispositions of cash and Cash Equivalents;

(d)            [reserved];

(e)            the Loan Parties may consummate the Transactions; and

(f)            solely with respect to Aristech or Altuglas:

(i)             (x) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Aristech or Altuglas, as applicable, and (y) Dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(ii)            Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets in the ordinary course of business (including allowing any issuances, registrations or any applications for registration of any intellectual property to lapse or become abandoned in the ordinary course of business);

(iii)            Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(iv)           [reserved];

(v)            Dispositions that otherwise constitute a Restricted Payment permitted by Section 7.06 or a Permitted Investment (other than a Permitted Investment pursuant to clause (ff) of the definition thereof) and Liens permitted by Section 7.01 (other than Section 7.01(m));

(vi)           Dispositions of cash and Cash Equivalents in the ordinary course of business and consistent with past practice;

(vii)          (i) leases, subleases, licenses or sublicenses (including the provision of software or the licensing of other intellectual property rights) and termination thereof, in each case in the ordinary course of business and which do not materially interfere with the business of Aristech or Altuglas, as applicable, and (ii) Dispositions of intellectual property that are not material to the business of Aristech or Altuglas, as applicable;

(viii)         transfers of property subject to Casualty Events;

(ix)            Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(x)             [reserved];

(xi)            [reserved];

(xii)           so long as Aristech or Altuglas, as applicable, receives at least fair market value therefor (taking into account any Securitization Seller’s Retained Interest (as defined in the Prepetition OpCo Credit Agreement as in effect on the Closing Date and the OpCo DIP Credit Agreement, as applicable)), any sale of Securitization Assets in connection with a Permitted Securitization;

(xiii)         [reserved];

(xiv)         [reserved];

(xv)          any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of Aristech or Altuglas, as applicable, as determined in good faith by the management of Aristech or Altuglas, as applicable;

(xvi)         [reserved];

(xvii)        [reserved];

(xviii)       the unwinding of any Swap Contracts (as defined in the Prepetition OpCo Credit Agreement as in effect on the Closing Date) pursuant to its terms;

(xix)          [reserved]; and

(xx)           [reserved];

(xxi)          Dispositions in the aggregate pursuant to this clause (xxi) not to exceed $1,000,000, as determined at the time of such Disposition;

provided that any Disposition of any property pursuant to Section 7.05(f)(xiv) or (xxi) shall be for no less than the fair market value of such property at the time of such Disposition.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions requested by the Lead Borrower in order to effect the foregoing.

Section 7.06        Restricted Payments. None of any Covenant Party (other than Parent) shall declare or make, directly or indirectly, any Restricted Payment, other than:

(a)            Restricted Payments to any other Covenant Party (other than Parent);

(b)            for any taxable period for which any Borrower or any Subsidiary of any Borrower is treated as an entity disregarded as separate from its regarded owner for U.S. federal and/or applicable state or local income tax purposes, the Borrowers and the Borrowers’ Subsidiaries may make distributions, directly or indirectly, to such regarded owner, as applicable, to permit it to pay any income Taxes attributable to the income of such Borrower or Subsidiary; provided that the amount of distributions permitted to be made under this clause (a) for any taxable period shall not exceed the amount of such Taxes that would have been due and payable by the Borrowers and/or the applicable Subsidiaries had the Borrowers and/or such Subsidiaries been a stand-alone corporate taxpayer or tax group, as applicable; and provided further that the amount of distributions permitted to be made under this clause (a) for any taxable period attributable to the income of a Subsidiary that is not a Loan Party shall be limited to the amount of cash distributions or payments made by such Subsidiary to the applicable regarded owner for such purpose; and

(c)            any payments in connection with a Tax Grouping Agreement.

Section 7.07        Certain Undertakings Relating to Separateness. Other than in connection with the Transactions, each of the Covenant Parties (other than Parent, Holdings, Aristech, Altuglas and the Specified Subsidiary) shall conduct its business and operations separate and apart from that of any other Person (including the holders of its Equity Interests and their respective Affiliates) and in furtherance of the foregoing, each Covenant Party (other than Parent, Holdings, Aristech, Altuglas and the Specified Subsidiary) shall:

(a)            not become involved in the day to day management of any other Person, other than in the case of the Co-Borrower, its role as a member of Americas Styrenics or the Specified Subsidiary;

(b)           not engage in transactions with any other Person other than (i) entering into the Loan Documents, (ii) the Transactions, (iii) activities permitted by its Organization Documents, (iv) in the case of the Co-Borrower, the JV Agreement and the Organization Documents of the Specified Subsidiary and activities permitted thereunder and (v) matters incident or ancillary to the foregoing;

(c)           observe all formalities required of a limited liability company under the laws of the State of Delaware, the State of Kentucky and of a private limited liability company (société à responsabilité limitée), organized and established under the laws of Luxembourg, as applicable;

(d)           (i) maintain separate company records and books of account from any other Person and (ii) to the extent applicable, clearly identify its offices, if any, as its offices and, to the extent that such Loan Party and its Affiliates have offices in the same location, allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for services performed by an employee of an Affiliate;

(e)           except to the extent otherwise permitted by the Loan Documents, maintain its assets separately from the assets of any other Person (including through the maintenance of a separate bank account) in a manner that is not costly or difficult to segregate, identify or ascertain such assets;

(f)            maintain separate financial statements (or if part of a consolidated group, then it will show as a separate member of such group), books and records from any other Person;

(g)           allocate and charge fairly and reasonably any overhead shared with Affiliates;

(h)           transact all business with Affiliates on an arm’s length basis and pursuant to written, enforceable agreements, except to the extent otherwise provided in the Loan Documents;

(i)            not assume, pay or Guarantee any other Person’s obligations or advance funds to any other Person for the payment of expenses or otherwise, except pursuant to the Loan Documents;

(j)            conduct all business correspondence and other communications in its own name, and use separate stationery, invoices, and checks;

(k)           not act as an agent of any other Person in any capacity except pursuant to contractual documents indicating such capacity and only in respect of transactions permitted by its Organization Documents, the Loan Documents and matters necessarily incident thereto;

(l)            not permit any Affiliate to guarantee, provide indemnification for, or pay its obligations, except for any indemnities and guarantees in connection with the Loan Documents or any consolidated tax liabilities, or except as permitted by its Organization Documents;

(m)          compensate its consultants or agents, if any, from its own funds;

(n)           maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(o)           fail at any time to have at least one (1) Independent Manager on its board of managers; provided, however, if such Independent Manager is deceased, withdraws, resigns or is removed for cause, such Loan Party shall not breach or violate this Section 7.07(o) if such Loan Party uses commercially reasonable efforts to replace such Independent Manager with another Independent Manager acceptable to the Required Lenders, it being understood that the Persons on Schedule 7.07(o) are acceptable to the Required Lenders; provided, further, however, that during such period, no matter that requires the vote of the Independent Manager under such Loan Party’s Organization Documents shall be considered, approved of, or otherwise voted on by the board of managers of any Loan Party or any committee or sub-committee thereof;

(p)            appoint any Person as an Independent Manager who does not satisfy the definition of an Independent Manager; and

(q)            not amend, restate, supplement or otherwise modify its Organization Documents in violation of this Agreement or in any respect that would impair its ability to comply with the Loan Documents.

Each Loan Party hereby acknowledges that the Administrative Agent and each Lender is entering into the transactions contemplated by this Agreement in reliance upon each Loan Party’s (other than the Parent’s) identity as a legal entity that is separate from its Affiliates.

Section 7.08        Transactions with Affiliates. No Covenant Party (other than Parent) shall, directly or indirectly, enter into any transaction of any kind with any Affiliate involving aggregate payments or consideration in excess of $1,000,000 for any individual transaction or series of related transactions, whether or not in the ordinary course of business, other than:

(a)            (i) transactions among Covenant Parties, (ii) the Prepetition SHC Obligations, (iii) transactions permitted under Section 7.03, Section 7.04, Section 7.05 and Section 7.06, (iv) transactions on terms substantially as favorable to the Loan Parties as would be obtainable by such Loan Party at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; (v) solely with respect to Aristech or Altuglas; and (vi) transactions related to Cash Management Practices;

(b)            subject to no Default or Event of Default, transactions between Aristech or Altuglas on one hand, and Subsidiaries of Parent on the other hand, in the ordinary course of business and consistent with past practice;

(c)            on terms substantially as favorable to Aristech or Altuglas as would be obtainable thereby at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(d)            the Transactions and the payment of fees and expenses (including Transaction Expenses) as part of or in connection with the Transactions;

(e)            Restricted Payments permitted under Section 7.06 and Permitted Investments;

(f)            Any transactions and actions in connection with any Tax Grouping Agreement (including, but not limited to, the entering into, maintenance and performance of any such Tax Grouping Agreement);

(g)            employment, consulting, and severance and other service or benefit-related arrangements between any Aristech or Altuglas and any of their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and other equity award and employee benefit plans and arrangements in the ordinary course of business;

(h)            the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of Aristech or Altuglas, as applicable, in the ordinary course of business;

(i)            transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 (to the extent not otherwise permitted by this Agreement) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(j)            [reserved];

(k)            transactions related to Permitted Securitizations;

(l)            [reserved];

(m)          [reserved]; and

(n)           transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to Aristech or Altuglas, as applicable, in the reasonable determination of the board of directors or the senior management of Aristech or Altuglas, as applicable, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

Section 7.09        Burdensome Agreements. No Covenant Party shall enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, any Prepetition SHC Loan Documents, any Prepetition OpCo Revolving Loan Documents, any Prepetition OpCo Term Loan Documents, any Prepetition Second Lien Notes Documents) that limits the ability of any Covenant Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Obligations or under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations which:

(a)            exist in the JV Agreement as of the Closing Date;

(b)            arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition;

(c)            arise in connection with Indebtedness permitted by Section 7.03;

(d)            arise in connection with cash or other deposits permitted under Sections 7.01 and the definition of Permitted Investments and limited to such cash or deposit;

(e)            exist in the OpCo DIP Credit Agreement or the definitive documentation for any Permitted Securitization, as applicable; and

(f)            exist in the DIP Orders or Restructuring Support Agreement, as applicable.

Section 7.10        Americas Styrenics.

(a)            The Covenant Parties shall not and shall not permit their Subsidiaries to consent to any amendment to the JV Agreement that would materially and adversely affect the interests of the Loan Parties (taken as a whole) or the Secured Parties.

(b)            The Covenant Parties shall not and shall not permit their Subsidiaries to consent, and shall cause its Class D Directors (as defined in the JV Agreement) to not consent, to Americas Styrenics incurring any Indebtedness except (i) Indebtedness in respect of Capitalized Leases and equipment financing incurred in the ordinary course of business, (ii) Indebtedness not to exceed $25,000,000 in the aggregate outstanding at any time and (iii) that certain revolving facility in existence on the date hereof not to exceed $60,000,000 in the aggregate outstanding at any time; provided that the proceeds of any Indebtedness incurred pursuant to clauses (i), (ii) and (iii) shall only be used for working capital and general corporate purposes but not to make distributions or dividends.

Section 7.11        Prepetition OpCo Credit Agreement. Subject to the DIP Orders and the Restructuring Support Agreement, the Lead Borrower shall not consent to any amendment to the Prepetition OpCo Credit Agreement that would adversely affect the interests of the Secured Parties.

Section 7.12        Accounting Changes. No Covenant Party make any change in its fiscal year.

Section 7.13        Prepayments, Etc. of Indebtedness.

(a)            No Covenant Party shall prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Indebtedness that is required to be expressly subordinated to the Obligations in right of payment or security pursuant to the terms of the Loan Documents including Indebtedness outstanding pursuant to the Prepetition SHC Loan Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) in connection with the consummation of the Transactions, including in connection with the Roll-Up Term Loans and (ii) the prepayment of Indebtedness of the Lead Borrower owing to the Co-Borrower, a Foreign Guarantor or the prepayment of Indebtedness of the Parent owing to the Lead Borrower, in each case to the extent not prohibited by the subordination provisions contained in the applicable intercompany subordination agreement.

(b)            No Covenant Party shall amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (acting at the written direction of the Required Lenders) (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.14        Specified IP Covenant.

(a)            No Covenant Party or Trinseo Europe shall terminate, suffer the termination, revocation, expiration or non-renewal of, amend, modify or otherwise change in any manner any of the Specified IP License Agreements or any term and condition thereof, without the consent of the Administrative Agent (acting at the written direction of the Required Lenders), in each case in a manner that is adverse to Aristech, Altuglas or the Secured Parties.

(b)            Following the Closing Date, no Covenant Party or any of its Affiliates shall enter into any intellectual property license agreement, sublicense, covenant not to sue or other license or similar arrangement allowing for the use of the Specified IP Rights by any Person (other than Aristech or Altuglas) to use, develop, manufacture, sell, offer for sale, import or otherwise commercialize any products licensed under the applicable Specified IP License Agreement (“Licensed Products”) in North America, other than contract manufacturing rights granted to a Person (including a Covenant Party or any of its Affiliates) to manufacture Licensed Products for sale solely by or on behalf of Aristech or Altuglas.

(c)            No Covenant Party or any of its Affiliates (other than Aristech or Altuglas) shall use or assist any third party to use any Specified IP for purposes of using, developing, manufacturing, selling, offering for sale, importing or otherwise commercializing any Licensed Products in North America, other than contract manufacturing rights granted to a Person (including a Covenant Party or any of its Affiliates) to manufacture Licensed Products for sale solely by or on behalf of Aristech or Altuglas.

(d)            No Covenant Party or any of its Affiliates shall, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition of any of the Specified IP Rights or the Specified IP License Agreements.

(e)            In the event of any failure to perform or observe any term, covenant, or agreement contained in this Section 7.14, the Amended and Restated Specified IP License Agreements will automatically become effective and shall replace their respective Specified IP License Agreements for purposes of this Agreement. In addition, any failure to perform or observe any term, covenant, or agreement contained in this Section 7.14 by any Affiliate of any Covenant Party, including Trinseo Europe, will be considered a failure by the Covenant Party for purposes of Article VIII.

Section 7.15        Foreign Guarantors. (a) No Foreign Guarantor shall make any investments in the form of deposits made to Trinseo Ireland Global IHB Limited using cash generated by such Foreign Guarantor following the occurrence and during the continuance of an Event of Default and, other than in connection with an Event of Default pursuant to Section 8.01(f) or Section 8.01(g), upon written notice from the Administrative Agent (acting at the direction of the Required Lenders) and (b) if, prior to the termination of the Obligations under this Agreement, the Obligations (as defined in the OpCo DIP Credit Agreement) under the OpCo DIP Credit Agreement have been terminated and the terms and provisions thereof are no longer in force and effect, each of the Foreign Guarantors (other than the Covenant Parties) shall continue comply in all material respects with all of the covenants set forth in Article VII of the OpCo DIP Credit Agreement that were applicable to such Foreign Guarantor prior to the termination of the OpCo DIP Credit Agreement.

Section 7.16        No Flowback. None of the proceeds borrowed under this Agreement may be used in Switzerland in a manner which would constitute a use of proceeds in Switzerland as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax unless: (i) a tax ruling countersigned by the Swiss Federal Tax Administration is obtained confirming that any such use of proceeds in Switzerland does not result in Swiss Withholding Tax consequences, or (ii) any such use of proceeds in Switzerland does not result in any Swiss Withholding Tax consequences under then applicable Swiss tax laws.

Section 7.17        Permitted Variance; Liquidity.

(a)            The Loan Parties shall not permit the Liquidity, with respect to each Liquidity Report Deadline, as of the last Business Day of the calendar week immediately preceding such Liquidity Report Deadline, to be less than $25,000,000.

(b)            The Loan Parties shall not permit the Disbursements Variance (excluding professional fees) to exceed the Permitted Variance over any Applicable Period (other than in the case of total actual operating disbursements being less than total budgeted operating disbursements).

Section 7.18        Chapter 11 Cases.

The Borrower shall not (and shall not permit any Subsidiary to), directly or indirectly:

(i)            except for the Carve-Out, incur, create, assume, suffer to exist or permit, or file any motion seeking, any other superpriority claim which is pari passu with, or senior to, the Obligations (except as set forth in the DIP Orders or expressly permitted by the Loan Documents);

(ii)            incur, create, assume, suffer to exist or permit or file any motion seeking, any Lien which is pari passu with, or senior to, the Liens granted hereunder (except as set forth in the DIP Orders or as explicitly permitted by the Loan Documents);

(iii)            make or permit to be made any amendment, modification, supplement or change to the DIP Orders (other than technical modifications to correct grammatical, ministerial or typographical errors), without the prior written consent of the Required Lenders and any additional consents set forth in the Restructuring Support Agreement;

(iv)            (a) make payments under any management incentive, severance, retention or other bonus or compensation plan or on account of claims or expenses arising under any section of the Bankruptcy Code, except, in each case, (1) as is consistent with the terms and conditions of the Restructuring Support Agreement or (2)  as approved in writing by the Required Lenders, or (b)(1) enter into or make or implement any amendment, waiver, supplement, or other modification to any employment agreement or employee compensation plan, except, in each case, (A) as is consistent with the terms and conditions of the Restructuring Support Agreement or (B)  as approved in writing by the Required Lenders or (2) pay or cause to be paid any amount contemplated by such agreements or plans and which are consistent with the terms and conditions of the Restructuring Support Agreement before the date on which such amount becomes due and payable pursuant to the terms of such agreements or plans, as applicable, in each case;

(v)            commence any adversary proceeding, contested matter or other action (or otherwise support any party) asserting any claims or defenses or otherwise against (or asserting any surcharge under section 506(c) of the Bankruptcy Code or otherwise against) the Administrative Agent, any Lender, any other Secured Party and any Prepetition Super Holdco Secured Parties, the other Loan Documents, the transactions contemplated hereby or thereby, the Prepetition Super Holdco Loan Documents, the other documents or agreements executed or delivered in connection therewith or the transactions contemplated thereby;

(vi)            except as provided in the DIP Orders, use any cash collateral, proceeds of the Loans, or any cash or other amounts to (a) investigate, challenge, object to or contest the extent, validity, enforceability, security, perfection or priority of any of the Liens securing the Obligations, the Liens securing the Prepetition Super HoldCo Secured Obligations, the Obligations or the Prepetition Super HoldCo Secured Obligations, (b) investigate or initiate any claim or cause of action against any of the Administrative Agent, the Collateral Agent or the Lenders or Prepetition Super Holdco Secured Parties, (c) object to or seek to prevent, hinder or delay or take any action to adversely affect the rights or remedies of the Lenders or the Prepetition Super Holdco Secured Parties, or (d) seek to approve superpriority claims or grant liens or security interests (other than those expressly permitted under the Loan Documents and the DIP Orders) that are senior to or pari passu with the Liens securing the Prepetition Super Holdco Secured Obligations, the DIP Superpriority Claims or the adequate protection liens or claims granted under the DIP Orders; or

(vii)            file any motion or application with the Bankruptcy Court with regard to actions taken outside the ordinary course of business of the Loan Parties without consulting with the Lenders and providing the Lenders three (3) Business Days’ (or as soon thereafter as is practicable) notice and the opportunity to review and comment on each such motion.

Section 7.19        Centre of Main Interests. No Loan Party shall cause or allow its Centre of Main Interests to change in a manner which would materially adversely affect the Secured Parties.

Article VIII

Events of Default and Remedies

Section 8.01        Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)            Non-Payment. Any Loan Party fails to pay (i) any amount of principal of any Term Loan, (ii) [reserved], (iii) within five (5) Business Days after the same becomes due, any interest on any Term Loan or any other amount payable hereunder or with respect to any other Loan Document, or (iv) within five (5) Business Days after the same becomes due, any professional fees payable hereunder or pursuant to the DIP Orders; or

(b)            Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to a Borrower), 6.17, 6.18, 6.20, 6.21, 6.22, 6.23, 6.24 or Article VII or

(c)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for ten (10) Business Days after the earlier of (i) receipt of written notice thereof by the Lead Borrower from the Administrative Agent and (ii) actual knowledge thereof by any Loan Party; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except to the extent such representation, warranty, certification or statement of fact is qualified by “materiality” or “Material Adverse Effect”, in which case such representation, warranty, certification or statement of fact shall be correct in all respects) when made or deemed made; or

(e)            Cross-Default. Solely to the extent not subject to the automatic stay as a result of the commencement of the Chapter 11 Cases or a forbearance agreement, reasonably acceptable to the Required Lenders (the Restructuring Support Agreement is deemed acceptable), any Loan Party or any Trinseo Loan Party (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the obligations outstanding under (i) the Prepetition OpCo Credit Agreement, (ii) the Prepetition Super-Priority Revolving Credit Agreement, (iii) the Prepetition SHC Loan Documents or (iv) any other Indebtedness (other than Indebtedness arising under the OpCo DIP Credit Agreement) having an outstanding aggregate principal amount of not less than the Threshold Amount, other than the OpCo DIP Loan Documents (such Indebtedness described in the foregoing clauses (i) through (iv), collectively, the “Covered Indebtedness”), or (B) fails to observe or perform any other agreement or condition relating to any Covered Indebtedness , or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Covered Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Covered Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Covered Indebtedness to be made, prior to its stated maturity; provided, further, that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted under the terms of the documents providing for such Indebtedness;

(f)            Insolvency Proceedings, Etc. Other than the Chapter 11 Cases and except as otherwise contemplated in the Restructuring Support Agreement, any Loan Party or any Subsidiary thereof institutes or consents to the institution of, has instituted against it or has a petition presented against it for any proceeding under any Debtor Relief Law, or makes an assignment, arrangement or composition for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver-manager, trustee, statutory manager, custodian, monitor, conservator, liquidator, rehabilitator, controller, administrator, judicial manager, administrative receiver, process advisor, examiner or similar officer for it or for all or any material part of its property; or any receiver, receiver-manager, trustee, statutory manager, custodian, monitor, conservator, liquidator, rehabilitator, administrator, judicial manager, administrative receiver, process advisor, examiner or similar officer is appointed without the application or consent of such Person; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person; or an order for relief is entered in any such proceeding; or, in relation to any Luxembourg Loan Party, a Luxembourg Insolvency Event has occurred; or

(g)            Inability to Pay Debts; Attachment. (i) [reserved] or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties or their Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)            Judgments. There is entered against any Loan Party a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage or (ii) other third party indemnities from financially sound investment grade indemnifying parties (or other parties reasonably acceptable to the Administrative Agent (acting at the written direction of the Required Lenders))) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of thirty (30) consecutive days, without the prior written consent of the Required Lenders; or

(i)            Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j)            [reserved].

(k)            [reserved].

(l)            [reserved].

(m)            Closing Date. The Closing Date shall not have occurred within three (3) Business Days of the Petition Date; or

(n)            OpCo DIP Credit Agreement. An Event of Default (as defined in the OpCo DIP Credit Agreement) has occurred and is continuing; provided that, such Event of Default under the OpCo DIP Credit Agreement shall only constitute an Event of Default hereunder if (a) the Required Lenders (as defined in the OpCo DIP Credit Agreement) have delivered to the OpCo Borrowers a Termination Notice (as defined in the OpCo DIP Credit Agreement, an “OpCo Termination Notice”) under the OpCo DIP Credit Agreement as a result of such Event of Default and (b) such OpCo Termination Notice has not been rescinded; or

(o)            Chapter 11 Cases. There shall have occurred any of the following in the Chapter 11 Cases:

(i)            the bringing of a motion by any SHC Debtor in the Chapter 11 Cases, or the entry of any order by the Bankruptcy Court in the Chapter 11 Cases: (A) except as provided in this Agreement, the Interim DIP Order or the Final DIP Order, as the case may be, with respect to obtaining additional financing under section 364(c) or (d) of the Bankruptcy Code that are pari passu or senior to the Obligations under this Agreement; (B) granting any Lien that is pari passu or senior to Liens granted to the Lenders hereunder, other than Liens expressly permitted under this Agreement upon or affecting any Collateral; (C) except as provided in this Agreement, the Interim DIP Order or the Final DIP Order, as the case may be, authorizing use of cash collateral of the Administrative Agent under section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent and the Required Lenders; or (D) terminating or modifying the consensual use of prepetition cash collateral, other than as provided in this Agreement and the DIP Orders, and subject to the Carve-Out and Prior Liens;

(ii)           the entry of an order by the Bankruptcy Court authorizing any SHC Debtor to take any action materially adverse to the rights and remedies of the Administrative Agent or the Lenders hereunder or their interest in the Collateral, unless such order has been stayed, reserved, or vacated within ten (10) calendar days after the entry thereof;

(iii)          [reserved];

(iv)          the entry of an order in the Chapter 11 Cases amending, supplementing, staying, reversing, vacating or otherwise modifying any Loan Document or the DIP Orders or impairing or modifying any of the liens, security interests, claims, rights, remedies, privileges, benefits or protections of the Administrative Agent and the Lenders under the DIP Orders or the Loan Documents, in each case, without the prior written consent of the Required Lenders;

(v)           the payment of, or granting adequate protection (except pursuant to the Adequate Protection Provisions or any DIP Order), or application by any Loan Party for authority to pay or grant adequate protection (except pursuant to the Adequate Protection Provisions or any DIP Order), any Prepetition SHC Obligations or other prepetition claim without the Required Lenders’ prior written consent other than (A) as provided in any “first day order” in form and substance acceptable to the Required Lenders, or (B) to the extent such payment is expressly permitted pursuant to this Agreement or consented to by the Required Lenders;

(vi)          the entry of an order by the Bankruptcy Court appointing, the filing of an application by any SHC Debtor, for an order seeking the appointment of, or the appointment otherwise of, in each case, without the prior written consent of the Required Lenders, an interim or permanent trustee in any of the Chapter 11 Cases or the appointment of a responsible officer, receiver or an examiner under section 1104 of the Bankruptcy Code in the Chapter 11 Cases (other than the Debtors acting as debtors in possession under the Bankruptcy Code), with expanded powers (including any powers beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) to operate or manage the financial affairs, the business, or reorganization of the Borrowers or with the power to conduct an investigation of (or compel discovery from) any of the Secured Parties or against any of the Prepetition Super Holdco Secured Parties; or the sale without the Required Lenders’ consent, of any Loan Party’s assets (including through a sale under section 363 of the Bankruptcy Code), except to the extent expressly permitted hereunder and the DIP Orders;

(vii)         the dismissal of the Chapter 11 Cases, or if any SHC Debtor shall file a motion or other pleading seeking the dismissal of the Chapter 11 Cases;

(viii)        the conversion of any Chapter 11 Case from a case under chapter 11 of the Bankruptcy Code to a case under chapter 7 of the Bankruptcy Code or into any other bankruptcy proceeding under any Debtor Relief Laws, as applicable, or any SHC Debtor shall file a motion or other pleading seeking the conversion of the Chapter 11 Cases under section 1112 of the Bankruptcy Code or otherwise, in each case, without the prior written consent of the Required Lenders;

(ix)           the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral that has an aggregate value in excess of $2,500,000, or (y) with respect to any Lien of or the granting of any Lien on any Collateral that has an aggregate value in excess of $2,500,000 to any state or local environmental or regulatory agency or authority having priority over the Liens in favor of the Administrative Agent or the Prepetition Super Holdco Secured Parties;

(x)            the entry of an order in the Chapter 11 Cases, avoiding, recharacterizing, subordinating, disgorging or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents;

(xi)           the failure of any SHC Debtor to comply with or perform any of its material obligations under the Interim DIP Order or the Final DIP Order, or any violation of any of the material terms of the Interim DIP Order or the Final DIP Order, subject to any applicable grace or cure periods;

(xii)          the failure of any Loan Party to satisfy the Milestones;

(xiii)         the entry of an order in any of the Chapter 11 Cases granting any super priority administrative claim or Lien equal or superior to that granted to the Administrative Agent, on behalf of itself and the Lenders without the consent in writing of the Required Lenders, except (A) in respect of the Carve-Out in accordance with the DIP Orders and (B) as expressly provided in the Adequate Protection Provisions;

(xiv)        the filing of a motion by any SHC Debtor requesting, or the entry of any order granting, any super-priority administrative expense claim which is senior to or pari passu with the Lenders’ claims or with the claims of the Prepetition Super Holdco Secured Parties without the consent in writing of the Required Lenders, except (A) in respect of the Carve-Out and Prior Liens and (B) as expressly provided in the Adequate Protection Provisions;

(xv)         the entry of an order precluding any administrative agent or the applicable agent under any Prepetition Super Holdco Loan Documents from having the right to or being permitted to “credit bid” with respect to the assets of the SHC Debtors;

(xvi)        the SHC Debtors’ “exclusive period” under Section 1121 of the Bankruptcy Code for the filing and/or solicitation of a chapter 11 plan is terminated or shortened for any reason

(xvii)       (A) any SHC Debtor shall (i) challenge or contest the validity or enforceability of the DIP Orders or any Loan Document or deny that it has further liability thereunder, (ii) challenge or contest the nature, extent, amount, enforceability, validity, priority or perfection of the Obligations, Liens securing the Obligations, the DIP Superpriority Claims, Loan Documents, Adequate Protection Liens, Adequate Protection Claims, the Prepetition Super Holdco Secured Obligations, the Liens securing the Prepetition Super Holdco Secured Obligations or the Prepetition Super Holdco Loan Documents, (iii) assert any claim, defense or cause of action that seeks to avoid, recharacterize, subordinate (whether equitable subordination or otherwise), disgorge, disallow, impair or offset all or any portion of the Obligations, Liens securing the Obligations, the DIP Superpriority Claims, Loan Documents, Adequate Protection Liens, Adequate Protection Claims, the Prepetition Super Holdco Secured Obligations, the Liens securing the Prepetition Super Holdco Secured Obligations or the Prepetition Super Holdco Loan Documents, (iv) investigate, join or file any motion, application or other pleading in support of, or publicly support any other Person that has asserted any of the claims, challenges or other requested relief contemplated in clauses (i) - (iii) above, or fails to timely contest such claims, challenges or other requested relief in good faith; or (B) the entry of a judgment or order in any of the Chapter 11 Cases sustaining any of the claims, challenges, causes of action or other relief contemplated in clauses (i) - (iii) above;

(xviii)      any of the Interim DIP Order or the Final DIP Order (a) at any time ceases to be in full force and effect, or with respect to the Interim DIP Order, subject to the entry of the Final DIP Order or (b) shall be vacated, reversed, stayed, amended, supplemented or modified without the prior written consent of the Required Lenders;

(xix)         the Final DIP Order has not been entered by the Bankruptcy Court within thirty-five (35) calendar days after the Petition Date;

(xx)          subject to entry of the Final DIP Order, the entry of any order in any of the Chapter 11 Cases (a) charging any of the Collateral with respect to the Secured Parties, whether under Section 506(c) of the Bankruptcy Code or otherwise or (b) charging any of the collateral securing the Prepetition Super Holdco Secured Obligations, whether under Section 506(c) of the Bankruptcy Code or otherwise;

(xxi)         any SHC Debtor shall consummate or seek to obtain Bankruptcy Court approval of any sale or other disposition of all or any portion of the Collateral pursuant to Section 363 of the Bankruptcy Code or otherwise (other than in ordinary course of business and that is expressly permitted by the Approved Budget and this Agreement), without the prior written consent of the Required Lenders whether as a part of or outside of a plan of reorganization or liquidation, or any SHC Loan Party proposes, supports or fails to contest in good faith the entry of such an order;

(xxii)       cessation of Liens or super-priority claims granted with respect to this Agreement to be valid, perfected (in the case of any Liens) and enforceable in all respects;

(xxiii)       the confirmation of a plan of reorganization or liquidation that does not provide for treatment of the Obligations and the Prepetition Super Holdco Secured Obligations consistent with the Restructuring Support Agreement or otherwise acceptable to the Required Lenders, or any SHC Debtor proposes or supports, or fails to contest in good faith, the entry of such a plan of reorganization or liquidation, unless such plan contemplates indefeasibly paying the Obligations and the Prepetition Super Holdco Secured Obligations in full in cash on the effective date of such plan;

(xxiv)      if (a) the Prepetition Second Lien Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrowers, any party thereto or any holder of the liens subordinated thereby, or shall be repudiated by any Loan Party, or be amended, modified or supplemented to cause the liens securing the Prepetition Second Lien Notes Obligations to be senior or pari passu in priority to the liens securing the Prepetition Super Holdco Secured Obligations, (b) the SHC Borrowers take any action inconsistent with the terms of the Existing SHC Intercreditor Agreement (other than in connection with the Plan), or (c) any order of any court of competent jurisdiction is granted which is materially inconsistent with the terms of the Prepetition Second Lien Intercreditor Agreement and would reasonably be expected to be adverse to the interests of the Lenders under the Prepetition Super Holdco Credit Agreement;

(xxv)        if (a) the Four Party Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrowers, any party thereto or any holder of the liens subordinated thereby, or shall be repudiated by any Loan Party, or be amended, modified or supplemented to cause the liens securing the Prepetition Second Lien Notes Obligations to be senior or pari passu in priority to the liens securing the Prepetition Super Holdco Secured Obligations, (b) the Borrowers take any action inconsistent with the terms of the Four Party Intercreditor Agreement (other than in connection with the Plan), or (c) any order of any court of competent jurisdiction is granted which is materially inconsistent with the terms of the Four Party Intercreditor Agreement and would reasonably be expected to be adverse to the interests of the Lenders under the Prepetition Super Holdco Credit Agreement;

(xxvi)       reversal or modification of the Roll-Up Term Loans provided for hereunder by the Bankruptcy Court without the written consent of the Required Lenders;

(xxvii)     the Bankruptcy Court shall cease to have exclusive jurisdiction with respect to all matters relating to the exercise of rights and remedies under the Loan Documents, the DIP Orders, the Liens granted under the Collateral Documents and the Collateral.

Section 8.02        Remedies Upon Event of Default. Subject to the DIP Orders, if an Event of Default occurs and is continuing, the Administrative Agent may and, acting at the request of the Required Lenders, shall, upon delivery of a Termination Notice (as defined in the DIP Orders, a “Termination Notice”) in accordance with, and to the extent permitted by, the DIP Orders, take any or all of the following actions:

(a)            declare the commitment of each Lender to make Term Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other Obligations owing or payable hereunder or under any other Loan Document (including, without limitation, the Redemption Premium) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)            [reserved]; and

(d)            exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law.

Section 8.03        Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations (whether received as a consequence of the exercise of such remedies or a distribution out of any proceeding in respect of or commenced under any proceeding under any Debtor Relief Law including payments in respect of “adequate protection” for the use of Collateral during such proceeding or under any plan of reorganization or on account of any liquidation of any Loan Party) shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any proceeding under any Debtor Relief Law);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans, and any fees and premiums, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Third payable to them (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any proceeding under any Debtor Relief Law);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, and any breakage, termination or other payments, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Fourth held by them (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any proceeding under any Debtor Relief Law);

Fifth, to the payment of all other Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Lead Borrower or as otherwise required by Law.

Article IX

Administrative Agent and Other Agents

Section 9.01        Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)            [Reserved].

(c)            Notwithstanding the provisions of Section 9.15, each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust or as agent for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(d)            For the avoidance of doubt, nothing in any Loan Document shall be construed so as to constitute an obligation of the Administrative Agent or the Collateral Agent to perform any services which it would not be entitled to render pursuant to the provisions of the German Act on Rendering Legal Services (Rechtsdienstleistungsgesetz) or pursuant to the provisions of the German Tax Advisory Act (Steuerberatungsgesetz) or any other services that require an express official approval, licence or registration, unless the Administrative Agent or Collateral Agent holds the required approval, licence or registration.

(e)            With respect to Swiss Security:

(i)            the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) shall accept, hold, administer and, as the case may be, enforce or release:

(A)            any Swiss Security of accessory (akzessorische) nature;

(B)            the benefit of this Section; and

(C)            any proceeds of such Swiss Security,

acting in its own name and as representative (direkter Stellvertreter) in the name and for account of each of the other Secured Parties;

(ii)            the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) shall accept, hold, administer and, as the case may be, enforce or release:

(A)            any Swiss Security of non-accessory (nicht akzessorische) nature;

(B)            with respect to the Parallel Debt only, any Swiss Security of accessory (akzessorische) nature;

(C)            the benefit of this Section and, as applicable, of the Parallel Debt; and

(D)            any proceeds of such Swiss Security,

as fiduciary (treuhänderisch) in its own name or, with respect to the Parallel Debt, as creditor in its own right and not as a representative of the other Secured Parties, but for the benefit of all Secured Parties;

(iii)            each present and future Secured Party (other than the Collateral Agent) hereby appoints, instructs and authorizes the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) to accept, hold, administer and, as the case may be, enforce or release the Swiss Security, the benefit of sub-paragraphs (i) and (ii) and, as applicable, of the Parallel Debt and any proceeds of such Swiss Security as set out in sub-paragraphs (i) and (ii) and in the respective Collateral Document constituting the Swiss Security, and the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) hereby accepts such appointment; and

(iv)            each present and future Secured Party (other than the Collateral Agent) hereby instructs and authorizes the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) in its own name and/or in the name of such Secured Party as its representative (direkter Stellvertreter), as the case may be to give effect to this paragraph, to enter into, amend, replace, rescind or terminate any Collateral Document or other document constituting the Swiss Security, to exercise any rights and perform any obligations thereunder and to make and accept all declarations and take all actions it considers necessary or useful in connection with any Swiss Security on behalf of such Secured Party (other than the Collateral Agent).

Section 9.02        Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the supervision, negligence or misconduct of any agent or sub-agent or attorney-in-fact or employee that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction). Any such delegation made shall not preclude the subsequent exercise of those rights and powers by the Agent, any revocation of such delegation or any subsequent delegation of any such rights, powers, authorities and discretions.

Section 9.03        Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Neither the Administrative Agent nor the Collateral Agent shall be required to use, risk or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder. In no event shall either the Administrative Agent or the Collateral Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if such loss or damage was foreseeable or it has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 9.04        Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, facsimile, electronic mail message, statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a written request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. The Administrative Agent and the Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in act or law, or for anything which it may do or refrain from doing in connection herewith, in each case except for its own gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

(a)        (b)        For purposes of determining compliance with the conditions specified in Section 4.01, Section 4.02 or Section 4.03 with respect to Credit Extensions on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

(c)            Each Agent shall be entitled to rely upon advice of counsel concerning legal matters and such advice shall be full protection and authorization for any action taken by such Agent in good faith thereon.

(d)            If at any time either the Administrative Agent or the Collateral Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), such Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if such Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, such Agent shall not be liable to any of the parties hereto or to any other person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(e)            In connection with the delivery of any information to the Administrative Agent or the Collateral Agent by any other person to be used in connection with the preparation or distribution of calculations or reports, the Administrative Agent and Collateral Agent are entitled to conclusively rely on the accuracy of any such information and shall not be required to investigate or reconfirm its accuracy and shall not be liable in any manner whatsoever for any errors, inaccuracies or incorrect information resulting from the use of this information.

(f)            If the Administrative Agent or the Collateral Agent shall reasonably require any information to perform its duties under the Loan Documents, the Loan Parties shall, to the extent it has such information, provide such information promptly upon request.

(g)            Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Loan Documents, the Administrative Agent and the Collateral Agent shall have all of the rights, immunities, indemnities and other protections granted to it hereunder.

(h)            Each Lender hereby agrees that if the Administrative Agent notifies such Lender (any such Lender or other recipient, a “Payment Recipient”) in writing that the Administrative Agent has determined in its reasonable discretion that the Administrative Agent or its Affiliates mistakenly transmitted funds to such Payment Recipient (as a result of a clerical, mechanical or technological error, whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Payment Recipient shall make commercially reasonable efforts to promptly return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a written demand was made, in same day funds (in the currency so received). A notice from the Administrative Agent to any Lender under this Section 9.04(h) shall set forth the facts and circumstances resulting in such Erroneous Payment; provided that the Agent shall not make any demand under this Section 9.04(h) unless the notice described herein is delivered within 30 days after the making of the applicable Erroneous Payment.

(i)            Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any amounts at any time owing to such Payment Recipient under any Loan Document against any amount due to the Administrative Agent under the preceding clause.

(ii)            The Borrower and each other Loan Party hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient (and without limiting the Administrative Agent’s rights and remedies under this Section 9.04), the Administrative Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.04 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (i) and (ii) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment. If the amount of any Erroneous Payment is subsequently recovered by the Administrative Agent or its Affiliate, the Administrative Agent or its Affiliate shall return to the applicable Payment Recipient either (x) the Loans acquired pursuant to this clause (ii), or (y) if applicable, the proceeds of such Loans.

(iii)            In addition to any rights and remedies of the Administrative Agent provided by law, the Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordancewith this Section 9.04 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or any Affiliate, branch or agency thereof to or for the credit or the account of such Lender. The Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by Administrative Agent; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(iv)            Each party’s obligations under this Section 9.04 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(v)            Notwithstanding the foregoing, the Lenders and Payment Recipients shall have no obligation under this Section 9.04 to the extent that, as a result of the Erroneous Payment or in connection therewith (or as a result of the actions described above), (i) the Liens securing the obligations have been released, the perfection or priority of the Liens has been impaired, or any applicable preference period would be deemed re-started or (ii) the applicable Payment Recipient’s claim against any Loan Party would be impaired as a result of such Erroneous Payment.

Section 9.05        Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless the Administrative Agent shall have received written notice from a Lender or a Loan Party referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such written direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06        Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07        Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata (determined as if there were no Defaulting Lenders), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share (determined as if there were no Defaulting Lenders) of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.08        Merger or Consolidation. Any corporation or association into which either Agent may be converted or merged, or with which either may be consolidated, or to which either may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which either Agent is a party, will be and become the successor Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 9.09        Successor Agents. (a) Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ notice to Lenders and the Lead Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to this Section 9.09.

(b)            If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent for the Lenders hereunder and under the other Loan Documents, which shall be reasonably acceptable to the Lead Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) (which consent of the Lead Borrower shall not be unreasonably withheld or delayed).

(c)            [reserved].

(d)            Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s, as applicable, appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation hereunder as the Administrative Agent or Collateral Agent, as applicable, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent, as applicable, under this Agreement.

(e)            If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent, as applicable, by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s, as applicable, notice of resignation, the retiring Administrative Agent’s or the retiring Collateral Agent’s, as applicable, resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(f)            Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations under the Loan Documents.

(g)            After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent, as applicable and the retiring Administrative Agent and the Collateral Agent, as the case may be, shall remain indemnified to the extent provided in this Agreement and the other Loan Documents.

Section 9.10        Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, judicial management, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on either Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a)            (ix) at the written direction of the Required Lenders, to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under 2.09 and 10.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, monitor, curator, receiver, receiver-manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11        Collateral and Guaranty Matters. Each of the Lenders irrevocably authorizes the Administrative Agent and the Collateral Agent:

(a)            to enter into and sign for and on behalf of the Lenders as Secured Parties the Collateral Documents for the benefit of the Lenders and the other Secured Parties;

(b)            to automatically release any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted), (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party and (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders;

(c)            If, following the occurrence of any Event of Default, all or substantially all of the Liens granted to the Collateral Agent on the assets of any Guarantor or Foreign Guarantor securing the Obligations are released or are required to be released (including pursuant to the Second Lien Intercreditor Agreement), then each of the Lenders, Administrative Agent and Collateral Agent agree that immediately after all or substantially all the Liens granted by such Guarantor or Foreign Guarantor securing the Obligations are released or required to be released (including pursuant to the Second Lien Intercreditor Agreement), such Guarantor or Foreign Guarantor, as applicable, shall be immediately and automatically released from the Guaranty, the Foreign Guaranty, and any other guaranty of the Obligations provided by such Guarantor or Foreign Guarantor pursuant to the Loan Documents, as applicable.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release its interest in particular types or items of property. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as the Lead Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Neither the Administrative Agent nor the Collateral Agent shall have any obligation whatsoever to any Lender or to any other person to assure that the Collateral exists or is owned (whether in fee or by leasehold) by the person purporting to own it or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Administrative Agent or the Collateral Agent pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights granted or available to the Agent in any of the Loan Documents; IT BEING UNDERSTOOD AND AGREED THAT IN RESPECT OF THE LOAN OR ANY LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT RELATED THERETO, THE AGENT SHALL NOT HAVE ANY DUTY OR LIABILITY WHATSOEVER WITH RESPECT TO ANY LOAN OR THE LOAN DOCUMENTS TO ANY PERSON IN THE ABSENCE OF ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE JUDGMENT.

Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar collateral and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee.

Neither the Administrative Agent nor the Collateral Agent shall have any obligation to file or record any financing statements, notices, instruments, documents, Notes, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate any security interest granted to the Administrative Agent or the Collateral Agent pursuant to any Loan Document or (ii) enable the Administrative Agent or the Collateral Agent to exercise and enforce its rights under any Loan Document. In addition, neither the Administrative Agent nor the Collateral Agent shall have any responsibility or liability (i) in connection with the acts or omissions of any person in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders Section 10.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.12        Certain Rights of Agent. If the Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement or the other Loan Documents, such Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received written instructions from such Lenders (which instruction may be provided in the form of email and may be provided by legal counsel or any other advisor to the Required Lenders), and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement or the other Loan Documents. With respect to any term or provision of this Agreement or any other Loan Document that requires the consent, approval, satisfaction, discretion, determination, decision, action or inaction or any similar concept of or by the Agent, or that allows, permits, requires, empowers or otherwise provides that any matter, action, decision or similar concept may be taken, made or determined by the Agent (including any provision that refers to any document or other matter being satisfactory or acceptable to the Agent) without expressly referring to the requirement to obtain consent or input from any Lenders, or to otherwise notify any Lender, or without providing that such matter is required to be satisfactory or acceptable to the Required Lenders, such term or provision shall be interpreted to refer to the Agent exercising its discretion, it being understood and agreed that the Agent shall be entitled to confirm that any matter is satisfactory or acceptable to the Required Lenders to the extent that it deems such confirmation necessary or desirable.

Section 9.13        Appointment of Supplemental Agents. (a)  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b)            In the event that the Collateral Agent, acting at the written direction of the Required Lenders, appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c)            Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

Section 9.14        Force Majeure. In no event shall the Administrative Agent or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder or under the other Loan Documents arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; sabotage; epidemics; pandemics; riots; accidents; labor disputes; strikes; work stoppages; accidents; acts of war or terrorism; civil or military disturbances or governmental actions; nuclear or natural catastrophes, interruptions, loss of malfunctions of utilities, communications or computer (software and hardware) services; and the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; it being understood that the Administrative Agent and the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the financial services or trust administration industry to resume performance as soon as practicable under the circumstances.

Section 9.15        Parallel Debt owed to Collateral Agent. (a)  Each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent as creditor in its own right and not as a representative of the other Secured Parties amounts equal to any amounts owing from time to time by that Loan Party to any Secured Party under any Loan Document as and when those amounts are due for payment under the relevant Loan Document.

(b)            Each Loan Party and the Collateral Agent acknowledge that the obligations of each Loan Party under Section 9.15(a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Loan Party to any Secured Party under any Loan Document (its “Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under Section 9.15(a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt; provided that:

(i)            the Collateral Agent shall not demand payment with regard to the Parallel Debt of each Loan Party to the extent that such Loan Party’s Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(ii)            a Secured Party shall not demand payment with regard to the Corresponding Debt of each Loan Party to the extent that such Loan Party’s Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged.

(c)            The Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Collateral granted under the Loan Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d)            All monies received or recovered by the Collateral Agent pursuant to this Section 9.15, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any Collateral granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.

Section 9.16        No Discretion. Notwithstanding anything else to the contrary herein or in any other Loan Document, whenever reference is made to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered to omitted by the Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Agent, it is understood that in all cases the Agent shall be fully justified in failing or refusing to take any such action if it shall not have received such written instruction, advice or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) as the Agent deems appropriate. Upon receipt of such written instruction, advice or direction, the Agent shall take such discretionary action in accordance with such instruction, advice or direction subject to the terms set forth in this Article IX.]

Section 9.17        German Security Documents

(a)            The Collateral Agent shall:

(i)	hold, administer and (subject to the same having become enforceable and to the terms of this Agreement and/or any other Loan Document) realise any such German Security which is transferred or assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise granted under a non-accessory security right (nicht-akzessorische Sicherheit) to it in its own name as trustee (treuhänderisch) for the benefit of the Secured Parties; and

(ii)	administer and (subject to the same having become enforceable and to the terms of this Agreement) realise in its own name any German Security which is granted to it by way of pledge or other accessory instruments (akzessorische Sicherheit) with regard to its own Obligations, including, but not limited to, its rights under Section 9.15 (Parallel Debt (Covenant to Pay the Collateral Agent)).

(b)            It is hereby agreed that, in relation to any jurisdiction the courts of which would not recognise or give effect to the trust expressed to be created by paragraph (a) above, the relationship of the Secured Parties to the Collateral Agent in relation to any German Security shall be construed as one of principal and agent but, to the extent permissible under the laws of such jurisdiction, all the other provisions of this Section 9.17 shall have full force and effect between the parties to this Agreement.

(c)            Each Secured Party which becomes a party to this Agreement ratifies and approves all acts and declarations previously done by the Collateral Agent on such Secured Party's behalf in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any Secured Party in respect of the German Security.

(d)            Each Secured Party (other than the Collateral Agent) hereby authorises and grants power of attorney to the Collateral Agent to:

(i)	accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favour of such Secured Party in relation to the Loan Documents and to act and execute on its behalf as its representative (Stellvertreter), subject to the terms of the Loan Documents, amendments or releases of, accessions, waivers and alterations to, and to carry out similar dealings with regard to any German Security which creates a pledge or any other accessory security right;

(ii)	act on its behalf and in its name in connection with the preparation, execution and delivery of the German Security and the perfection and monitoring of the German Security;

(iii)	execute on behalf of itself and each other Party where relevant without the need for any further referral to, or authority from, any other person all necessary releases or confirmations of any German Security in relation to the disposal of any asset which is permitted under the German Security or consented or agreed upon in accordance with the Loan Documents;

(iv)	realize such German Security, subject to the provisions of the Loan Documents; and

(v)	make all statements necessary or appropriate in connection with the foregoing paragraphs.

(e)            Each of the Secured Parties hereby authorises the Collateral Agent to (sub-)delegate any powers granted to it under this Section 9.17 to any attorney it may elect in its discretion and to grant powers of attorney to any such attorney (including the exemption from self-dealing and multi-representation (in particular from the restrictions of section 181 BGB (in each case to the extent legally possible). A Secured Party which is excluded from granting such exemption for legal reasons shall notify the Collateral Agent accordingly.

Article X

Miscellaneous

Section 10.01        Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in Sections 10.01(a) through (j) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders) (or by the Administrative Agent with the written consent of the Required Lenders) and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall directly or indirectly:

(i)	extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii)	postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 (other than pursuant to Section 2.08(b)) without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(iii)	reduce or forgive the principal of, or the rate of interest specified herein on, any Term Loan, or (subject to clause (i) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or extend the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Term Loan or to whom such fee or other amount is owed; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(iv)	change any provision of this Section 10.01, the definition of “Required Lenders,” or “Pro Rata Share,” Section 2.06, 2.12(a), 2.13 or 8.03 without the written consent of each Lender directly affected thereby;

(v)	other than in connection with a transaction permitted under Section 7.04 or 7.05 (as in effect on the Closing Date), release all or substantially all of the Collateral (or have the effect of releasing all or substantially all of the Collateral) in any transaction or series of related transactions, without the written consent of each Lender;

(vi)	other than in connection with a transaction permitted under Section 7.04 or 7.05 (as in effect on the Closing Date), release all or substantially all of the aggregate value of the Guarantees (or have the effect of releasing all or substantially all of the aggregate value of the Guarantees) in any transaction or series of related transactions, without the written consent of each Lender;

(vii)	change the currency in which any Term Loan is denominated without the written consent of each Lender holding such Term Loans; or

(viii)	subordinate the Obligations in right of payment to any other Indebtedness or subordinate the Lien securing the Obligations in right of security to any other Lien, in each case, without the written consent of each Lender, other than in connection with any Indebtedness with respect to which each then existing Lender is offered a bona fide opportunity to fund or otherwise provide its pro rata share of such other Indebtedness on the same terms (other than bona fide backstop, put option, arrangement or restructuring fees or premiums) as offered to all other providers (or their affiliates) of such other Indebtedness; provided, however, that if any such Lender does not accept an offer to provide its pro rata share of such other Indebtedness, such Lender shall be deemed to have declined such offer.

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; and (ii) Section 10.07(j) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Term Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Term Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

If the Administrative Agent and the Lead Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent and the Borrowers or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

Section 10.02        Notices and Other Communications; Facsimile Copies.

(a)            General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission or electronic mail). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to any Loan Party, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Lead Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail to a party, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent and the Collateral Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)            Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)            Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party in the absence of gross negligence or willful misconduct of such Agent-Related Person as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03        No Waiver; Cumulative Remedies. No failure by any Lender, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04        Attorney Costs and Expenses. Each Loan Party jointly and severally agrees (a) to pay or reimburse the Ad Hoc Group’s Advisors, Administrative Agent, the Collateral Agent and the Lenders party to this Agreement on the Closing Date for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs of one counsel to the Ad Hoc Group, which shall be limited to Paul Hastings LLP and all Attorney Costs of one counsel to the Administrative Agent and Collateral Agent, which shall be limited to Pryor Cashman LLP) (and one local and specialist counsel in each applicable jurisdiction for each group and, in the event of a conflict of interest, one additional counsel of each type to the affected parties)) and (b) to pay or reimburse the Ad Hoc Group’s Advisors, Administrative Agent, the Collateral Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and Collateral Agent, which shall be limited to Pryor Cashman LLP and one counsel to the the Ad Hoc Group, which shall be limited to Paul Hastings LLP (and one local counsel in each applicable jurisdiction for each group)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. Subject to the DIP Orders, all amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Lead Borrower of an invoice relating thereto setting forth such expenses in reasonable detail; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date to the extent invoiced to the Borrower within one (1) Business Day of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05        Indemnification. Each Loan Party shall, jointly and severally, indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, and directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and Arrangers (and one local counsel in each applicable jurisdiction for each group and, in the event of any conflict of interest, one additional counsel of each type to the affected parties)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Term Loan, (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to any Loan Parties, (d) the payment or recovery of an amount in connection with the Loan Documents in a currency other than the currency required under the Loan Document, (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (a “Proceeding”) or whether or not such Proceeding is brought by any Loan Party or any other Person and (f) [reserved] (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Lead Borrower or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of a Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any reasonable out-of-pocket expenses related thereto). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Loan Party’s directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. Section 10.04 and this Section 10.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 10.06        Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 10.07        Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender, (ii) a natural Person or (iii) a Disqualified Institution. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        (i)        Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned, except in connection with a proposed assignment to any Disqualified Institution) of:

(A)            the Lead Borrower, provided that no consent of the Lead Borrower shall be required for (i) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) other than with respect to any proposed assignment to any Person that is a Disqualified Institution, as assignment if an Event of Default has occurred and is continuing; provided that, other than with respect to any proposed assignment to any Person that is a Disqualified Institution, the Lead Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)            the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Term Loans of any Class, the amount of the Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $1,000,000 unless each of the Lead Borrower and the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless such fee is waived by the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds;

(C)            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire along with any required know-your-customer documentation; and

(D)            the Assignee, if not a party to the Restructuring Support Agreement, shall execute a joinder to the Restructuring Support Agreement.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Lead Borrower and the Administrative Agent, the applicable Pro Rata Share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Term Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)            Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption (which for the avoidance of doubt shall be the date recorded in the Register), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Term Note, the relevant Borrowers (at their expense) shall execute and deliver a Term Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the Assignee (if applicable and unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.07(b)(ii)(B) above (if applicable) and, if required, the written consent of the Lead Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph. The Register shall be available for inspection by the Borrowers, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(e)            Any Lender may at any time sell participations to any Person (other than a natural person, a Disqualified Institution or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (f) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, and 3.04 (subject to the requirements and limitations of such Sections) (it being understood that the documentation required under Section 3.01(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person, except that the portion of any Participant Register relating to any Participant or SPC requesting payment from a Borrower or seeking to exercise its rights under Section 10.09 shall be available for inspection by the Lead Borrower upon reasonable request to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations (or, in each case, any amended or successor version).

(f)            A Participant shall not be entitled to receive any greater payment under Sections 3.01, and 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent, not to be unreasonably withheld or delayed (it being understood the Lead Borrower shall have a reasonable basis for withholding consent if such Participant would result in materially increased indemnification obligation to the Lead Borrower at such time).

(g)            Any Lender may, without the consent of the Lead Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over it; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)            Each party agrees that upon a transfer of rights and obligations, or an assignment of rights and obligations, or a novation of rights and obligations under this Agreement or any Loan Documents, by an existing Lender to a new Lender, any Lien created under the Collateral Documents and/or guarantee given under this Agreement or any other Loan Documents shall be maintained for the benefit of the Collateral Agent, the new Lender and the remaining Secured Parties as and to the extent contemplated by the Loan Documents, including, for the purposes of articles 1278 and 1281 of the Luxembourg Civil Code.

(i)            [reserved].

(j)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Lead Borrower (an “SPC”) the option to provide all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Term Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof and (iii) such SPC and the applicable Term Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, and 3.04 (subject to the requirements and the limitations of such Sections), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement except in the case of Section 3.01, to the extent that the grant to the SPC was made with the prior written consent of the Lead Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Lead Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligation to a Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Term Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Lead Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Term Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Term Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(k)            Notwithstanding anything to the contrary contained herein, without the consent of the Lead Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Term Loans owing to it and the Term Notes, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Term Loans owing to it and the Term Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 10.08        Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Lead Borrower), to any pledgee referred to in Section 10.07(g), Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement; (f) with the written consent of the Lead Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or its related parties (so long as such source is not known to the Administrative Agent, such Lender or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (j) to the extent such information is independently developed by any Agent or Lender; (k) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09        Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to each Borrower, any such notice being waived by each Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Lead Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have at Law.

Section 10.10        Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11        Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier (or other electronic transmission, e.g., .pdf) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12        Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict of this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13        Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.14        Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In the event of any such illegality, invalidity or unenforceability, the parties shall negotiate in good faith with a view to agreeing on a legal, valid and enforceable replacement provision which, to the extent practicable, is in accordance with the intent and purposes of this Agreement and in its economic effect comes as close as possible to the illegal, invalid or unenforceable provision.

Section 10.15        GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY COLLATERAL DOCUMENT, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK and, as may be applicable, the Bankruptcy Code.

(a)            ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN (X) THE BANKRUPTCY COURT AND (Y) TO THE EXTENT THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM EXERCISING) JURISDICTION THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY LENDER, THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE COLLATERAL DOCUMENTS OR AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH LOAN PARTY waives any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process to which you or your properties or assets may be entitled. To the extent that ANY LOAN PARTY has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, SUCH LOAN PARTY irrevocably waives such immunity in respect of its obligations under the Loan Documents.

(b)            EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN BY TELECOPIER OR ELECTRONIC MAIL) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 10.15 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, THE LEAD BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE CO- BORROWER (AND THE CO- BORROWER HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT), AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON THE CO- BORROWER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE LEAD BORROWER AGREES TO PROMPTLY DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.

Section 10.16        WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17        Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 10.18        USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and tax identification number of the Loan Parties and other information regarding the Loan Parties that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.19        No Advisory or Fiduciary Responsibility. (a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrowers or any of its Affiliates on other matters) and none of the Agents or the Lenders has any obligation to the Borrowers or any of their respective Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrowers and their respective Affiliates, and none of the Agents or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

(b)            Each Loan Party acknowledges and agrees that each Lender and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Loan Parties, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender or Affiliate thereof were not a Lender hereunder and without any duty to account therefor to any other Lender, any Loan Party or Affiliate of the foregoing.

Section 10.20        Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Loan Parties in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Loan Parties in the Agreement Currency, the Loan Parties agree, jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the respective Loan Party (or to any other Person who may be entitled thereto under applicable law).

Section 10.21        Reserved.

Section 10.22        Order Control. To the extent that any specific provision hereof is inconsistent with any of the Orders, the Interim DIP Order or Final DIP Order (as applicable) shall control.

Section 10.23        Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Term Loans or the Commitments,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:

(i)            none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Term Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)            no fee or other compensation is being paid directly to the Administrative Agent or its Affiliates for investment advice (as opposed to other services) in connection with the Term Loans, the Commitments or this Agreement.

(c)            The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Term Loans or the Commitments for an amount less than the amount being paid for an interest in the Term Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 10.24        Indonesian Language. This Agreement has been negotiated and executed in the English language and may be translated to another language (including Bahasa Indonesia/Indonesian language). The parties to this Agreement agree in relation to Indonesian Law No. 24 of 2009 regarding National Flag, Language, Emblem and Anthem by the Government of Indonesia and Presidential Regulation of Indonesia No. 63 of 2019 regarding Use of Indonesian Language, that this Agreement, and all amendments to this Agreement, are executed concurrently in English and Indonesian languages. In the event of any inconsistency or difference of interpretation between the English version and the other language version (including Indonesian language) of this Agreement or any amendment to this Agreement, the English version will prevail and the other language version (including Indonesian language) of this Agreement or such amendment is deemed amended to conform with and to make the relevant part of the other language version (including Indonesian language) comply with the English version of this Agreement.

Article XI

Guarantee

Section 11.01        The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Term Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers, and all other Obligations from time to time owing to the Secured Parties by any Loan Party (other than such Guarantor with respect to its primary obligations) under any Loan Document strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02        Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Loan Parties under this Agreement, the Term Notes, if any, any other Loan Document or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full in cash). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)	at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)	any of the acts mentioned in any of the provisions of this Agreement or the Term Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)	the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.08, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)	any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)	the release of any other Guarantor pursuant to Section 11.16.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers under this Agreement, the Term Notes, if any, any other Loan Document or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03        Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04        Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 7.03(b) and (c) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Parent Note evidencing such Indebtedness or the applicable intercompany subordination agreement.

Section 11.05        Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Term Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06        Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07        Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08        General Limitation on Guarantee Obligations. In any action or proceeding involving any state, provincial or federal corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.16) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09        Specific Limitation for Swiss Guarantors.

(a)            If and to the extent that (i) a Swiss Guarantor becomes, under Section 11.01 or under any other provision of any Loan Document liable for Guaranteed Obligations of its Affiliates (other than those of its direct or indirect wholly owned Subsidiaries) or otherwise obliged to grant economic benefits to its Affiliates (other than its direct or indirect wholly owned Subsidiaries), including, for the avoidance of doubt, any restrictions of such Swiss Guarantor’s rights of set-off and/or subrogation or its duties to subordinate or waive claims and (ii) complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor or would otherwise be restricted under Swiss corporate law then applicable (the “Restricted Obligations”), the aggregate liability of such Swiss Guarantor for Restricted Obligations shall be limited to the amount available for distribution as dividends to the shareholders of such Swiss Guarantor at the time such Swiss Guarantor is required to perform under any Loan Document, provided that this is a requirement under applicable Swiss law at that time and further provided that such limitation shall not discharge such Swiss Guarantor from its obligations in excess thereof, but merely postpone the performance date therefore until such times as performance is again permitted notwithstanding such limitation.

(b)            In respect of Restricted Obligations, each Swiss Guarantor shall:

(i)            if and to the extent required by applicable law in force at the relevant time use its best efforts to mitigate to the extent possible any Swiss Withholding Tax obligations to be levied on the Restricted Obligations (and cause its parent and other relevant Affiliates to fully cooperate in any mitigating efforts), in particular through the notification procedure, and promptly notify the Administrative Agent thereof or, if such a notification procedure is not applicable:

(A)            deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time pursuant to, in particular, any applicable double taxation treaty) from any payment made by it in respect of Restricted Obligations;

(B)            pay any such deduction to the Swiss Federal Tax Administration; and

(C)            notify (and the Lead Borrower shall ensure that such Swiss Guarantor will notify) the Administrative Agent that such a deduction has been made and provide the Administrative Agent with evidence that such a deduction has been paid to the Swiss Federal Tax Administration; and

(ii)            to the extent such a deduction is made, not be obliged to either gross-up payments and/or indemnify the Secured Parties in accordance with Section 3.01 in relation to any such payment made by it in respect of Restricted Obligations unless grossing-up and/or indemnifying is permitted under the laws of Switzerland then in force (it being understood that this shall not in any way limit any obligations of any other Loan Party under any Loan Document to indemnify the Secured Parties in respect of the deduction of the Swiss Withholding Tax). Each Swiss Guarantor shall use its commercially reasonable efforts to ensure that any Person which is, as a result of a deduction of Swiss Withholding Tax, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) promptly upon receipt, pay to the Administrative Agent (or to any such other Secured Party as directed by the Administrative Agent) any amount so refunded for application as a further payment of such Swiss Guarantor under and pursuant to the relevant Loan Document.

(c)            If and to the extent requested by the Administrative Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Secured Parties to obtain a maximum benefit under this Article XI, each Swiss Guarantor shall, and any parent company of such Swiss Guarantor being a party to this Agreement shall procure that such Swiss Guarantor will, promptly implement all such measures and/or promptly procure the fulfillment of all prerequisites allowing it to promptly make the (requested) payment(s) hereunder from time to time, including the following:

(i)            preparation of an up-to-date audited balance sheet of such Swiss Guarantor;

(ii)            confirmation of the auditors of such Swiss Guarantor that the relevant amount represents (the maximum of) freely distributable profits and;

(iii)            conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(iv)            revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(v)            approval by a shareholders’ meeting of such Swiss Guarantor of the (resulting) profit distribution; and

(vi)            all such other measures necessary or useful to allow such Swiss Guarantor to make the payments agreed hereunder with a minimum of limitations.

Section 11.10        Specific Limitation for Belgian Guarantors.

(a)            Definitions. The following terms shall have the following meaning for the purposes of this Section 11.10, unless the context requires otherwise:

“BCCA” means the Belgian Code of Companies and Associations of 23 March 2019, as amended from time to time;

“Belgian Guarantor” means each of TRINSEO BELGIUM BV, having its statutory seat at Havenlaan 7, 3980 Tessenderlo (Belgium), registered with the Crossroads Bank of Enterprises under number 0820.679.188 (RPR Antwerp – division Hasselt);

“Net Assets” shall have the meaning given to it in article 5:142 third paragraph BCCA, and, in the event of a dispute on the amount thereof, a certificate of such amount from the statutory auditors of the relevant Belgian Guarantor (or, if none, an independent accountant of international reputation appointed upon the Agent's request by the "Insituut van de Bedrijfsrevisoren/ Institut des Réviseurs d'Entreprises") shall be conclusive, save in the case of manifest error;

“On Lending” means the aggregate amount of all amounts (whether or not due or payable) made available by a member of the relevant Belgian Guarantor’s company group to the relevant Belgian Guarantor and/or any of its Subsidiaries, irrespective of whether retained or on lent by such Belgian Guarantor or its Subsidiaries; and

“Subsidiary” means a company which is controlled by that company in the meaning of Article 1:15, 2° BCCA.

(b)            Limitation. Notwithstanding any provision to the contrary herein, the liability of each Belgian Guarantor under any Loan Document for the Guaranteed Obligations of its Affiliates, which is not a direct or indirect Subsidiary of that Belgian Guarantor, will be limited to the greater of:

an amount equal to 85 (eighty-five) per cent of the Net Assets of such Belgian Guarantor calculated on the basis of its most recent annual financial statements available at the date of the Guaranty;

an amount equal to 85 (eighty-five) per cent of the Net Assets of such Belgian Guarantor calculated on the basis of its most recent annual financial statements available at the date on which a demand is made on the Belgian Guarantor under the Guaranty; and

the highest amount of On Lending to such Belgian Guarantor and its Subsidiaries at any time between the date of the Guaranty and the date on which a demand is made against the Belgian Guarantor under the Guaranty.

In addition, the Guaranty does not apply to any liability to the extent that it would result in the Guaranty constituting unlawful financial assistance within the meaning of Article 5:152 BCCA.

Section 11.11        Specific Limitation for Irish Guarantors. In respect of any Irish Guarantor, none of that Irish Guarantor’s obligations and liabilities under Section 11.01 (and under any other guarantee or indemnity provision in a Loan Document) will extend to include any obligation or liability to the extent doing so would constitute:

(a)            unlawful financial assistance (within the meaning of section 82 of the Companies Act 2014 of Ireland, as amended); or

(b)            a breach of section 239 of the Companies Act 2014 of Ireland, as amended;

and no Collateral or any other security granted by that Irish Guarantor will secure any such obligation or liability.

Section 11.12        Specific Limitation for German Guarantors.

(a)            In this Section 11.12:

“German Guarantor” means a Guarantor incorporated under the laws of Germany as a GmbH.

“GmbH” means a German limited liability company (Gesellschaft mit beschränkter Haftung).

“GmbHG” means the German Limited Liabilities Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

“Net Assets” means net assets (Section 266 paragraph (2) A, B, C, D and E German Commercial Code (Handelsgesetzbuch)) of the relevant German Guarantor less the aggregate of its liabilities (Section 266 paragraph (3) B (but disregarding any accruals (Rückstellungen) in respect of a potential enforcement of the Relevant Guarantee or any Transaction Security), C, D and E German Commercial Code), the amount of profits (Gewinne) not available for distribution to its shareholders in accordance with sections 253 paragraph 6, 268 paragraph 8 and 272 paragraph 5 German Commercial Code and the amount of its stated share capital (Stammkapital) calculated (on the date on which the relevant German Guarantor becomes a party to this Agreement) in accordance with the principle of orderly bookkeeping (Grundsätze ordnungsmäßiger Buchführung) applying the same accounting principles (Bilanzierungsgrundsätze) which have been consistently applied by the relevant German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss) (Section 42 GmbHG, Sections 242, 264 German Commercial Code (Handelsgesetzbuch)) in the previous years, save that the following balance sheet items shall be adjusted as follows: (i) as far as the registered share capital was not paid in full, the amount not paid in shall be deducted from the amount of the registered share capital of that German Guarantor; (ii) loans provided to the relevant German Guarantor by a member of the Group shall be disregarded, if and to the extent that such loans were subordinated pursuant to Section 39 paragraph 1 Nr. 5 or Section 39 paragraph 2 of the German Insolvency Code (Insolvenzordnung) (or would be subordinated in case of insolvency) and (iii) financial liabilities incurred by that German Guarantor in breach of the Loan Documents shall not be taken into account as liabilities.

(b)            Scope. This shall only apply if and to the extent (i) a German Guarantor guarantees the indebtedness of its direct or indirect shareholder(s) or of a subsidiary of such shareholder (“Up-stream and/or Cross-stream Guarantee“); and (ii) the granting of the guarantee in this Article XI would result in a liability of the managing directors of the relevant German Guarantor for breach of Section 30 of the GmbHG on the date that Guarantor became a party to this Agreement.

(c)            Exceptions. In any event, the restrictions set out in this Section 11.12 shall not apply to the extent: (i) the German Guarantor guarantees any indebtedness of any of its direct or indirect subsidiaries; (ii) to the extent that the Up-stream and/or Cross-stream Guarantee secures (A) any Term Loans that are on-lent or actually disbursed to the relevant German Guarantor or any of its Subsidiaries and not repaid or (B) any outstanding bank guarantees or letters of credit that are issued under the Loan Documents for the benefit of the relevant German Guarantor or any of its Subsidiaries which are not returned; (iii) any of the exceptions set out in Section 30 para. 1 sentence 2 GmbHG applies; (iv) if at the time of enforcement of that Up-stream and/or Cross-stream Guarantee the relevant German Guarantor (as dominated entity) is party to a domination and/or profit and loss transfer agreement (Beherrschungs-und/oder Gewinnabführungsvertrag) other than where despite the existence of such domination and/or profit and loss transfer agreement (Beherrschungs-und/oder Gewinnabführungsvertrag) there would be a violation of sections 30 GmbHG; or (v) if insolvency proceedings have been opened in relation to the relevant German Guarantor and, as a consequence thereof, any payment does no longer cause or result in any personal liability (whether criminal and/or civil) of any current or former managing director of such German Guarantor.

(d)            If enforcement of any Up-stream and/or Cross-stream Guarantee against a German Guarantor is or would be limited or excluded pursuant to paragraph (c) above, that German Guarantor shall, upon request of the Administrative Agent (acting on the instructions of the Required Lenders), use best efforts to promptly realise, to the extent permitted by law and under the Loan Documents and commercially reasonable, each asset capitalised on its balance sheet with a book value that is significantly lower than its market value and which is not required for its business (betriebsnotwendig).

(e)            Capital Impairment. The parties to this Agreement agree that if a German Guarantor is able to demonstrate that the granting of the guarantee in this Article XI by it (the “German Guarantee”) had, on the date that such German Guarantor became a party to this Agreement, the effect of causing the amount of that German Guarantor’s Net Assets to fall below the amount of its registered share capital (Stammkapital) (or increase an existing shortage of its registered share capital) in violation of Section 30 GmbHG, (such event is hereinafter referred to as a “Capital Impairment”), then the Loan Parties shall demand payment under the German Guarantee from such German Guarantor only to the extent such Capital Impairment would not have occurred.

(f)            Management Notification and Auditors’ Determination.

(i)            The relevant German Guarantor will notify the Administrative Agent in writing in reasonable detail within fifteen (15) Business Days of receiving notice from the Administrative Agent of the Administrative Agent’s intention to demand payment under the guarantee in this Article XI whether and to what extent a Capital Impairment occurred on the date of the entry into this Agreement (the “Management Notification”). Demanding payment under the guarantee in this Article XI from such German Guarantor up to the amount which, according to the Management Notification, would not result in a Capital Impairment is permitted without limitation.

(ii)            The relevant German Guarantor will provide an auditors’ determination by the Auditors within thirty (30) Business Days from the date on which the Collateral Agent received the Management Notification (the “Auditors’ Determination”). Such Auditors’ Determination shall set out:

(A)            the amount of Net Assets of that German Guarantor taking into account the relevant adjustments, and

(B)            the extent of the Capital Impairment.

Demanding payment under the German Guarantee from such German Guarantor up to the amount which, according to the Auditors’ Determination, did not result in a Capital Impairment is permitted without limitation. The results of the Auditors’ Determination are, save for manifest errors, binding on all parties.

(iii)            If the relevant German Guarantor does not provide the Management Notification or the Auditors’ Determination within the time frame set out above, demanding payment under the German Guarantee shall not be limited by this Section 11.12. In particular neither the Agent nor any Loan Party shall be obliged to make available to that German Guarantor any proceeds realized.

(g)            No Waiver. This Section 11.12 shall not affect the enforceability (other than as specifically set out herein), legality or validity of a German Guarantee and each Loan Party is entitled to claim in court that the granting of and/or making payments under a German Guarantee by the relevant German Guarantor does not fall within the scope of Section 30 of the GmbHG. The Loan Parties’ rights to any remedies they may have against the relevant German Guarantor shall not be limited if it is finally ascertained in court that Section 30 of the GmbHG did not apply. The agreement of the Loan Parties to abstain from demanding any or part of the payment under a German Guarantee in accordance with the provisions above shall not constitute a waiver (Verzicht) of any right granted under this Agreement or any other Loan Document to the Agent or any Loan Party.

(h)            GmbH & Co KG. In the case of a limited partnership with a limited liability company as its general partner (GmbH & Co. KG) the provisions under this Section 11.12 shall apply mutatis mutandis and all references to Capital Impairment and Net Assets shall be construed as a reference to capital impairment and net assets of the general partner of such German Guarantor.

Section 11.13        Reserved.

Section 11.14        Reserved.

Section 11.15        Release of Guarantors. When all Commitments hereunder have terminated, and all Term Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied, this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.16        Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.08.

Section 11.17        Reserved.

Section 11.18        Reserved.

Section 11.19        Reserved.

Section 11.20        Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liabilities of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)	the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

As used in this Section 11.20, the following terms shall have the meanings set forth below.

(iii)	“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

(iv)	“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

(v)	“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

(vi)	“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

(vii)	“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

(viii)	“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

(ix)	“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRINSEO NA FINANCE LLC, as Holdings

By:	/s/ David Stasse
Name: David Stasse
Title: Manager and Executive Vice President and Chief Financial Officer

[Signature Page - Super HoldCo DIP Credit Agreement]

SIGNED and DELIVERED as a DEED for and on behalf of
TRINSEO PLC by its lawfully appointed attorney

By: David Stasse

/s/ David Stasse
under a power of attorney dated in the presence of:

/s/ Angelo N. Chaclas
(Attorney ’s signature)

/s/ Carrie L. DiJulia
(Witness’ signature)

Carrie L. DiJulia
(Witness’ name)

449 E. Swedesford Rd., Suite 301
Wayne, PA 19087 USA

(Witness’ address)

Executive Assistant

(Witness’ occupation)

[Signature Page - Super HoldCo DIP Credit Agreement]

TRINSEO LUXCO FINANCE SPV S.À R.L., as Lead Borrower

By:	/s/ David Stasse
Name: David Stasse
Title: Manager

[Signature Page - Super HoldCo DIP Credit Agreement]

TRINSEO NA FINANCE SPV LLC, as Co-Borrower

By:	/s/ David Stasse
Name: David Stasse
Title: Manager and Executive Vice President and Chief Financial Officer

[Signature Page - Super HoldCo DIP Credit Agreement]

ARISTECH SURFACES LLC, as Guarantor

/s/ David Stasse
Name: David Stasse
Title: Manager

[Signature Page - Super HoldCo DIP Credit Agreement]

ALTUGLAS LLC, as Guarantor

/s/ David Stasse
Name: David Stasse
Title: Manager

[Signature Page - Super HoldCo DIP Credit Agreement]

TAIWAN TRINSEO LIMITED, as Guarantor

/s/ David Stasse
Name: David Stasse
Title: Authorized Signatory

[Signature Page - Super HoldCo DIP Credit Agreement]

TAIWAN DEUTSCHLAND GMBH, as Guarantor

/s/ David Stasse
Name: David Stasse
Title: Authorized Signatory

[Signature Page - Super HoldCo DIP Credit Agreement]

TAIWAN DEUTSCHLAND ANLAGENGESELLSCHAFT MBH, as Guarantor

/s/ David Stasse
Name: David Stasse
Title: Authorized Signatory

[Signature Page - Super HoldCo DIP Credit Agreement]

TAIWAN BELGIUM BV, as Guarantor

/s/ David Stasse
Name: David Stasse
Title: Authorized Signatory

[Signature Page - Super HoldCo DIP Credit Agreement]

ALTER DOMUS (US) LLC, as Administrative Agent and Collateral Agent

By:	/s/ Matthew Trybula
Name: Matthew Trybula
Title: Head of Legal, Commercial Transactional

[Signature Page to SHC DIP Credit Agreement]

[Lender Signatures on file with Administrative Agent]